UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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MSCI

2025

Annual Meeting of Shareholders and Proxy Statement

Our Purpose

Sustainability
Data
Technology
Models
Risk Management
Portfolio Construction
Asset Allocation
Performance Attribution
Owners of Assets
Managers of Assets
Financial Intermediaries
Corporates
MSCI

With MSCI, clarity drives action

Our Purpose We bring greater transparency to financial markets and power better investment decisions. With MSCI, clarity drives action

Letter from Our Chairman and CEO | MSCI	3

Letter from our Chairman and CEO

We are focused on delivering innovative solutions, strengthening client relationships and driving sustainable long-term growth. We continue to engage with our shareholders to ensure alignment between our strategic priorities and investor expectations, reinforcing our commitment to shareholder value creation.

Dear fellow shareholders,
First and foremost, thank you for your continued confidence in MSCI. In 2024, we remained focused on execution, innovation and client engagement, delivering strong financial results while investing in the future of our business. Our integrated franchise, advanced technology and deep client relationships continue to drive growth and reinforce our position as a leader in providing tools and solutions to the global financial ecosystem.
Performance and Business Results
In 2024, MSCI delivered strong financial results. We achieved solid revenue growth, earnings-per-share growth and free-cash-flow growth, while maintaining a strong capital return program, including $810.2 million in share repurchases during 2024.
Our Index segment remained a core driver of growth, supported by record levels of AUM in ETFs linked to MSCI equity indexes, reflecting strong demand for index-based investment strategies. Custom index solutions also saw increasing adoption as investors sought more tailored approaches to portfolio construction. In Wealth, we further strengthened our position by launching MSCI Wealth Manager, providing tools and analytics to support portfolio design, risk management and investment personalization for wealth management firms. In Fixed Income, we advanced our analytics capabilities, deepening client relationships and expanding our presence.
Reinforcing Our Client-Centric Approach
A core pillar of our strategy is deepening engagement across our client base, which includes asset managers, asset owners, hedge funds, banks, wealth managers, insurance companies, private-asset managers, broker-dealers, corporates and government entities. We have accelerated our efforts in wealth management, private assets, fixed income, and climate and sustainability solutions to serve our clients’ evolving needs.
We are also enhancing how we serve our clients through technology. Our custom index solutions help investors align their portfolios with their investment objectives, while our artificial intelligence (“AI”)-enhanced analytics tools improve risk management, performance attribution and decision-making. Our expansion in private assets, including deeper private credit and private equity data and analytics, strengthens our position as a partner for investors navigating alternative investments.
Harnessing AI and Technology for Growth
AI and advanced technology continue to reshape global investment processes. In 2024, we expanded our AI-enhanced risk and analytics tools, integrated AI-powered insights into new solutions and leveraged AI to enhance operational efficiency.
Technology is also transforming how our clients customize portfolios, measure risk and integrate sustainability considerations. In response, we are continuing to expand our data ecosystem, enhance connectivity across our solutions and invest in cloud-based technology platforms to provide seamless access to our models, solutions and data. As technology continues to play an increasing role in financial markets, we remain focused on ensuring that our data and systems remain secure, with strong governance over cybersecurity and AI risks.
Strengthening Leadership
MSCI’s employees remain one of our greatest strengths, and we are committed to fostering a culture of collaboration, innovation and execution. In 2024, we welcomed new senior leaders, including Richard Mattison as Head of ESG & Climate and Luke Flemmer as Head of Private Assets, both of whom bring deep expertise to expand MSCI’s leadership in sustainability and private markets, respectively.
Looking Ahead
MSCI remains well-positioned to capture growth from key investment trends. Investors continue to seek greater customization, driving demand for custom indexing and tailored portfolio solutions. Advances in AI-enhanced tools are transforming risk management, decision-making and analytics, enhancing how market participants assess risks and opportunities. Additionally, the expansion of private markets is increasing the need for transparency in private investments, reinforcing MSCI’s role across asset classes.
We also want to recognize Wayne Edmunds, who has decided to retire from the MSCI Board at the 2025 Annual Meeting. Wayne has been an invaluable member of the Board for nearly a decade, contributing significantly to our financial oversight, cybersecurity governance and compensation programs. We thank him for his dedication, leadership and many contributions to MSCI’s success.
We are focused on delivering innovative solutions, strengthening client relationships and driving sustainable long-term growth. We continue to engage with our shareholders to ensure alignment between our strategic priorities and investor expectations, reinforcing our commitment to shareholder value creation.
We Ask for Your Support
Your vote is important to us. We encourage you to review our Proxy Statement and 2024 Annual Report on Form 10-K in full and support the Board’s recommendations. Thank you for your continued trust in MSCI. We look forward to your participation in the 2025 Annual Meeting.
Sincerely,
HENRY A. FERNANDEZ
Chairman, Chief Executive Officer
and Shareholder
March 12, 2025

4	2025 PROXY STATEMENT

Letter from our Independent Lead Director

As MSCI continues to expand its role as a leading provider of critical tools and solutions for the global investment community, the Board remains focused on overseeing MSCI’s business strategy to ensure it supports sustainable growth, innovation and resilience in a rapidly evolving market.

Dear fellow shareholders,
The independent directors of MSCI and I join Henry in inviting you to attend our 2025 Annual Meeting. It is a privilege to continue serving as your Independent Lead Director, and I appreciate this opportunity to update you on the Board’s priorities and work over the past year.
Board Oversight
As MSCI continues to expand its role as a leading provider of critical tools and solutions for the global investment community, the Board remains focused on overseeing MSCI’s business strategy to ensure it supports sustainable growth, innovation and resilience in a rapidly evolving market. The Board continues to work closely with management to assess key strategic priorities, including product development, client segment expansion, risk management and operational efficiency. As part of this oversight, we also evaluate the risks and opportunities associated with AI, ensuring that MSCI’s governance of AI aligns with emerging regulatory expectations and best practices.
The cybersecurity landscape continues to evolve rapidly, and protecting MSCI’s data, systems and intellectual property remains a top priority. The Audit and Risk Committee receives regular updates on cybersecurity threats and risk management. The Board plays a critical role in overseeing MSCI’s risk management governance to ensure that management has taken appropriate steps to implement programs to assess, monitor and control key business risks, including cyber and operational risks.
Board Refreshment and Leadership
In 2024, the Board continued its focus on refreshment by welcoming two new directors, Michelle Seitz and June Yang. Michelle Seitz brings deep experience in asset management and private wealth, having spent more than three decades as both a CEO and investor, driving client-centricity and overseeing asset management businesses. Her leadership and strategic insight will further strengthen the Board’s oversight of MSCI’s investment-focused solutions and growth strategies.
June Yang brings extensive expertise in technology, AI and cloud computing, with a track record of leading innovation, engineering and product development in enterprise technology. Her deep understanding of AI adoption and digital transformation will provide valuable insight as MSCI continues to enhance its technology-driven solutions and data capabilities.
We also want to recognize Wayne Edmunds, who will be retiring from the Board in connection with the 2025 Annual Meeting. Over nearly a decade, Wayne has provided invaluable leadership, strengthening MSCI’s financial reporting, internal controls and cybersecurity oversight through his work on the Audit and Risk Committee. His contributions to the Compensation, Talent and Culture Committee have helped shape MSCI’s performance-based compensation framework. On behalf of the Board, I thank Wayne for his dedication and impact on MSCI’s success.
As part of our ongoing commitment to strong corporate governance, the Board conducted a third-party evaluation of its effectiveness in 2024. This assessment provided helpful insights into our governance processes and oversight, reinforcing our dedication to continuous improvement.
Shareholder Engagement and Evolving Governance Trends
We remain deeply engaged with our shareholders, ensuring that your perspectives continue to inform our oversight. In 2024, members of the Board and management engaged with investors on corporate governance, sustainability, executive compensation, MSCI’s strategic direction, and workforce and talent priorities. These discussions remain essential to our work, and we value the feedback we receive.
Investor expectations around board composition, director expertise and succession planning continue to evolve. The Board remains focused on ensuring that the skill sets of MSCI’s directors align with our long-term strategy, particularly in technology and the investment industry. We also recognize the importance of board independence and refreshment, and we are committed to maintaining strong governance structures that foster accountability and long-term value creation.
MSCI Employees and Talent Priorities
MSCI’s employees are at the heart of our continued success, and the Board remains focused on supporting a culture of innovation, collaboration and execution. In 2024, the Board engaged with management on leadership development, talent retention and succession planning, recognizing that attracting and retaining top-tier talent is critical to MSCI’s continued growth. As we continue to scale, we are committed to ensuring that MSCI remains a top destination for the best talent.
Equity Plan Proposal
At this year’s Annual Meeting, the Board is recommending approval of a new equity plan, designed to maintain MSCI’s ability to attract and retain top talent while reinforcing our pay-for-performance culture. We encourage you to review the proposal, which is detailed in this Proxy Statement.
On behalf of my fellow independent directors and the entire Board, thank you for your continued support. We appreciate the opportunity to serve MSCI on your behalf.
Sincerely,
ROBERT G. ASHE
Independent Lead Director and Shareholder
March 12, 2025

Notice of Annual Meeting of Shareholders | MSCI	5

Notice of Annual Meeting of Shareholders

DATE AND TIME April 22, 2025 (Tuesday) 2:30 P.M., EASTERN TIME	LOCATION Attend the virtual meeting, including to vote and/or submit questions via the internet through a virtual web conference at: www.virtualshareholdermeeting.com/MSCI2025	RECORD DATE February 28, 2025

Annual Meeting Proposals and Voting Recommendations

1	Election of Directors	“FOR” each nominee	See Page 19

2	Advisory Vote to Approve Executive Compensation (Say-on-Pay)	“FOR”	See Page 56

3	Approval of the MSCI Inc. 2025 Omnibus Incentive Plan	“FOR”	See Page 98

4	Ratification of the Appointment of MSCI’s Independent Auditor	“FOR”	See Page 112

The 2025 annual meeting of shareholders (the “2025 Annual Meeting”) will commence at 2:30 P.M., Eastern Time. Online check-in will be available beginning at 1:30 P.M., Eastern Time. Please allow ample time for the online check-in process.
To participate in the 2025 Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on any additional voting instructions that accompanied your proxy materials.
A webcast replay of the 2025 Annual Meeting will also be made available on our Investor Relations website (https://ir.msci.com).
If you are a beneficial shareholder, your broker will not be able to vote your shares with respect to any of the matters presented at the meeting, other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.
We will mail the Notice of Internet Availability of Proxy Materials on or about March 12, 2025. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting to be held on April 22, 2025. This Proxy Statement and our 2024 Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available without charge at www.proxyvote.com. Information contained on such website is not incorporated by reference into this Proxy Statement or any other report we file with the Securities and Exchange Commission (the “SEC”).

How to Vote
Whether or not you plan to attend our 2025 Annual Meeting, it is important that you vote as soon as possible to ensure that your shares are represented.

INTERNET
www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 21, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

TELEPHONE
1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 21, 2025. Have your proxy card in hand when you call and then follow the instructions.
MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

6	2025 PROXY STATEMENT

Table of Contents

Table of Contents | MSCI	7

NOTE ON FORWARD-LOOKING STATEMENTS
This Proxy Statement and statements and reports that are referenced in this Proxy Statement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events and involve underlying assumptions, as well as known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond MSCI’s control and that could materially affect our actual results, levels of activity, performance or achievements.
Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in the MSCI 2024 Annual Report on Form 10-K filed with the SEC on February 7, 2025 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks, uncertainties or other matters materialize, or if MSCI’s underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Statements and reports on our website or other websites that we refer to in this Proxy Statement will not be deemed a part of, or otherwise incorporated by reference in, this Proxy Statement or any other report we file with the SEC. Some of the statements and reports contain cautionary statements regarding forward-looking information that should be carefully considered. Forward-looking and other statements in this report and other reports may include metrics and estimates, assumptions based on evolving standards, and aspirational goals that are not promises or guarantees. Forward-looking and other statements in this report do not indicate materiality under U.S. federal securities laws, even if we use terms such as “material” or “materiality.” Some disclosures are based on third-party frameworks and stakeholder expectations, but we cannot guarantee continued adherence to these frameworks, which may change due to business developments, policy changes or other factors beyond our control.
Any forward-looking statement in this Proxy Statement and statements and reports that are referenced in this Proxy Statement reflect MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

8	2025 PROXY STATEMENT

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

MSCI at a Glance
We are a leading provider of critical decision support tools and solutions for the global investment community.
MSCI Inc. trades under the symbol “MSCI” on the New York Stock Exchange (“NYSE”) and as of February 28, 2025 had a market capitalization of $45.8 billion.
As of December 31, 2024
we employed 6,132 people	and served approximately 7,100 clients	in more than 100 countries.

Our mission-critical offerings help investors navigate the complexities of a dynamic and evolving investment landscape. Leveraging our deep knowledge of the global investment process and our expertise in research, data and technology, we enable our clients to understand and analyze key drivers of risk and return and build portfolios more effectively.

Strategic Pillars of Growth

Extend leadership in research-enhanced content across asset classes	Lead the enablement of sustainability and climate investment integration	Enhance distribution and content-enabling technology	Expand solutions that empower client customization	Strengthen client relationships and expand our presence in key geographic areas	Execute strategic partnerships and acquisitions with complementary data, content and technology companies

Enabling all Participants in the Investment Process
Providers of Capital
Enabling asset owners and managers to make better investment decisions and build better portfolios
Users of Capital
Enabling corporates and others to understand sustainability risks, benchmark against peers and inform engagement with shareholders
Financial Intermediaries
Enabling banks, broker dealers, exchanges, custodians and others to improve the investment process with more transparency

Proxy Summary | MSCI	9

Strong Financial Performance
In 2024, we continued to execute a focused strategy to accelerate growth, improve efficiency and attract the best talent. Our strong results reflect our commitment to building long-term shareholder value.
Financial highlights for the year ended December 31, 2024 include the following:
2024 Financial Highlights

Operating Revenues (in millions except percentages)

Net Income / Operating Income / Adjusted EBITDA* (in millions except percentages)

+12.9% Operating Revenue Growth

¢	Index	¢	Analytics	¢	ESG and Climate	¢	All Other - Private Assets

+10.4% Operating Income

¢	Net Income	¢	Operating Income	¢	Adjusted EBITDA

Diluted EPS / Adjusted EPS* (unaudited)

Cash From Operating Activities / Free Cash Flow* (in millions except percentages)

-2.4% Diluted EPS

+12.4% Adjusted EPS*

¢	Diluted EPS	¢	Adjusted EPS

+21.5% Cash from Operating Activities

+21.1% Free Cash Flow*

¢	Free Cash Flow	¢	Cash from Operating Activities
*    MSCI has presented supplemental non-GAAP financial measures as part of this Proxy Statement. Definitions of each non-GAAP measure and a reconciliation of each non-GAAP financial measure with the most comparable GAAP measure are set forth in Annex B. The non-GAAP financial measures presented in this Proxy Statement should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this Proxy Statement are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

10	2025 PROXY STATEMENT

Our Capital Allocation Program

~$5.3 billion Capital returned in the last five years (as of December 31, 2024) (includes dividends)	~8.0 million Shares repurchased in the last five years (as of December 31, 2024)	~15.9 percent 2024 increase in quarterly per-share dividend from $1.38 quarterly to $1.60 quarterly

Recent Capital Optimization Activities
•Increased regular quarterly cash dividend by approximately 15.9%, from $1.38 quarterly per-share dividend in Q1 2023 to $1.60 quarterly per-share dividend in Q1 2024, representing $6.40 per share on an annualized basis (subsequently increased to $1.80 in 2025).
•Repurchased approximately 1.5 million shares of our common stock in 2024 at an average price of $537.72 per share for a total value of $810.2 million.
Total Shareholder Return
The following graph compares the cumulative total shareholders’ return (“TSR”) of our common stock, the Standard & Poor’s 500 Stock Index, and the MSCI USA Financials Index since December 31, 2024 assuming an investment of $100 at the closing price of each respective investment on December 31, 2014. In calculating annual TSR, we have assumed the reinvestment of dividends, if any. The indexes are included for comparative purposes only. They do not necessarily reflect management’s opinion that such indexes are an appropriate measure of the relative performance of our common stock. The MSCI USA Financials Index is an index operated by MSCI.

Comparison of Cumulative Ten Year Total Return

MSCI Inc.	S&P 500 Index	MSCI USA Financials Index
The above graph is not “soliciting material,” is not to be deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Company Name/Index	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18	12/31/19	12/31/20	12/31/21	12/31/22	12/31/23	12/31/24
MSCI Inc.	$100.00	$154.01	$170.37	$277.07	$326.80	$579.07	$1,009.81	$1,394.94	$1,069.42	$1,314.34	$1,410.39
S&P 500 Index	$100.00	$101.38	$113.51	$138.29	$132.23	$173.86	$205.85	$264.94	$216.96	$273.99	$342.54
MSCI USA Financials Index	$100.00	$99.27	$121.80	$148.66	$128.49	$170.80	$167.35	$227.20	$199.58	$228.82	$301.33

Proxy Summary | MSCI	11

Corporate Responsibility
As a leader in providing sustainability and climate solutions to investors, we aim to demonstrate leading corporate responsibility practices that benefit our business and align with practices meaningful to our stakeholders, including our clients, employees and shareholders. A number of our recent accomplishments include the following:

Robust Governance Implement policies and practices that reflect MSCI’s commitment to strong governance
Board Developments
•Appointed Michelle Seitz, a new director with deep experience in the investment industry, having spent more than three decades in asset management and private wealth, both as a CEO and as an investor
•Appointed June Yang, a new director with extensive experience in the technology sector, with a focus on AI and cloud, having spent over 30 years innovating and scaling enterprise businesses, with expertise in product management, product marketing and engineering
•Planned retirement of incumbent director Wayne Edmunds, effective as of the 2025 Annual Meeting
•As part of its regular practice of seeking third-party perspectives on governance practices, the MSCI Board conducted an independent evaluation in 2024, including feedback on Board governance, culture and processes
Shareholder Rights
•Amended Bylaws to provide that special meetings of shareholders may be called by shareholders owning at least 15% of voting power

Social Practices Retain and develop our people to foster a high-performing workforce that drives innovation and delivers impactful products and research to the market
Employee Engagement
•Measured employee engagement through focus groups, pulse surveys for new employees of acquired companies, and an enhanced annual global engagement survey for all employees
•Achieved record-high participation rates in engagement surveys, with continued high levels of full engagement
Talent Development
•Focused on developing senior internal talent while strategically hiring externally to ensure strong leadership for both the present and future
•Introduced development frameworks for Executive Director-level employees to strengthen leadership pipeline
Company Culture
•Developed and communicated to employees behaviors that embody our cultural values, foster alignment and strengthen the Company’s culture.
•Launched the inaugural Global Inclusion Week, featuring events and initiatives across multiple global locations to foster employee engagement, communication and collaboration.

Environmental Sustainability Manage carbon emissions and climate risks and opportunities, and implement sustainable operational practices
Climate and Nature Commitments
•Advanced efforts to reduce CO₂e emissions, sourcing clean energy where possible, incorporating energy considerations into our location strategy, engaging strategically with third-party suppliers, and improving internal processes for more accurate emissions calculations
•Demonstrated leadership by becoming an inaugural member of the Taskforce on Nature-Related Financial Disclosures (TNFD) and committing to be an early adopter of the TNFD framework
Reporting
•Published our annual sustainability disclosures, including our 6th CDP report
•Published a refreshed Environmental Policy
Supply Chain Engagement
•Engaged with top suppliers by emissions

Integrating Sustainability and Climate Offer solutions to enable capital markets participants to achieve investment and sustainability goals, identify opportunities and manage risks
Tools and Solutions
•Launched MSCI Carbon Project Ratings, providing comprehensive, independent assessments of over 4,000 carbon projects worldwide, evaluating quality and integrity based on criteria such as climate impact, environmental and societal benefits, and legal and ethical considerations. These ratings aim to enhance transparency and confidence in the carbon credit market
•Introduced MSCI Private Company Data Connect, a centralized hub providing general partners with sustainability and climate data to support due diligence, regulatory compliance and investment decision-making
•Launched MSCI GeoSpatial Asset Intelligence, a solution enabling clients to evaluate location-based climate risks and opportunities across corporate portfolios, real estate holdings, and loan books
Thought Leadership and Research
•Through the MSCI Sustainability Institute, collaborated with academic institutions, industry bodies and NGOs to research sustainable finance’s impact on asset allocation and financial performance
•Participated in major global climate events, including NYC Climate Week and COP29, leading discussions on transition frameworks, climate risk scenarios in investment decision-making and carbon credit integrity

For additional information about our Corporate Responsibility Program, please see page 47 of this Proxy Statement.

12	2025 PROXY STATEMENT

Governance Highlights
Our Board of Directors Nominees
Each of our current directors, other than Wayne Edmunds (who will retire from our Board effective as of the 2025 Annual Meeting and will therefore not stand for re-election this year), is standing for election to hold office until the next annual meeting of shareholders or until the director’s earlier retirement, resignation, death or removal. The table below provides information on each of our director nominees, including their membership on our four standing committees: the Audit and Risk Committee (the “Audit Committee”), the Compensation, Talent and Culture Committee (the “Compensation Committee”), the Governance and Corporate Responsibility Committee (the “Governance Committee”) and the Strategy and Finance Committee (the “Strategy Committee”).

COMMITTEES:	Audit	Compensation	Governance	Strategy	Chair

Board Expertise

Age: **51** Director Since: **2024**

A Birthplace: 

Age: **68** Director Since: **2020**

C S Birthplace: 

RAJAT TANEJA
President of Technology, Visa Inc.

Age: **60** Director Since: **2021**

A Birthplace: 

Age: **58** Director Since: **2017**

A S Birthplace: 

Age: **59** Director Since: **2024**

S Birthplace: 

Age: **64** Director Since: **2007**

C G Birthplace:

Executive Leadership
11/12
Investment Industry Experience
8/12
Global Perspective
10/12
Regulatory, Government and Public Policy
3/12
Corporate Development
9/12
Financial Reporting and Capital Allocation
7/12
Corporate/Enterprise Risk Management
8/12
Client Relations, Marketing and Brand Development
8/12
Digital, Data and Cybersecurity Expertise
5/12
Sustainability and Climate Practices
5/12
Human Capital Management
10/12

Geographic Experience

75% Lived or Worked outside U.S.

June Yang Former Vice President, Cloud AI and Industry Solutions, Google Cloud Inc. Paula Volent Vice President and Chief Investment Officer, The Rockefeller University Rajat Taneja President of Technology, Visa Inc. Marcus L. Smith Former Chief Investment Officer, Canada Equity, and Portfolio Manager, International Equities, MFS Investment Management Michelle Seitz Founder and CEO, MeydenVest Partners, and Former Chair and CEO, Russell Investments Linda H. Riefler Former Chair of Global Research and Chief Talent Officer, Morgan Stanley

Proxy Summary | MSCI	13

PROPOSAL 1 Election of Directors

The Board recommends a vote FOR each director nominee.	See Page 19

83% INDEPENDENT

ROBERT G. ASHE

LEAD DIRECTOR

Former General Manager, Business Analytics, IBM Corp. (Formerly CEO of Cognos Inc.)

Age: 65 Director Since: 2013

A G Birthplace: 🇨🇦

HENRY A. FERNANDEZ

Chairman and CEO, MSCI Inc.

Age: 66 Director Since: 2007

Birthplace: 🇲🇽

ROBIN MATLOCK

Former Chief Marketing Officer, VMWare, Inc.

Age: 59 Director Since: 2022

C G Birthplace: 🇺🇸

JACQUES P. PEROLD

Former President, Fidelity Management and Research Company

Age: 66 Director Since: 2017

C S Birthplace: 🇿🇦

C.D. BAER PETTIT

President and Chief Operating Officer, MSCI Inc.

Age: 60 Director Since: 2023

Birthplace: 🇬🇧

SANDY C. RATTRAY

Former Chief Investment Officer, Man Group plc

Age: 55 Director Since: 2020

G S Birthplace: 🇻🇳

6	Independent Directors
appointed since 2020

Active Board Refreshment

•In 2024, we appointed Michelle Seitz, a new director with deep experience in the investment industry, and June Yang, a new director with extensive experience in the technology sector, with a focus on AI and cloud.
•In 2025, we announced the retirement of incumbent director Wayne Edmunds, effective as of the 2025 Annual Meeting.

Board Composition and Selection Process

Our Board is committed to building a well-rounded membership with a broad range of skills, backgrounds and perspectives aligned with our strategic priorities and long-term growth opportunities. The Governance Committee considers these factors when identifying the most qualified candidates for the Board.

Henry A. Fernandez Chairman and CEO, MSCI Inc. Robin Matlock Former Chief Marketing Officer, VMWare, Inc. Jacques P. Perold Former President, Fidelity Management and Research Company C.D. Baer Pettit President and Chief Operating Officer, MSCI Inc. Sandy C. Rattray Former Chief Investment Officer, Man Group plc

14	2025 PROXY STATEMENT

Engaging with our Shareholders
We believe that engaging with our shareholders, prospective shareholders and analysts is the best way to address the issues that matter most to them. During 2024, we held over 350 meetings covering a wide range of matters. We aim to engage with our shareholders year-round through investor meetings, industry conferences and inviting shareholders to speak to the Board. Our key shareholder engagement activities for 2024 included our Corporate Responsibility Roadshow off-season engagement conducted in the fall of 2024.

Deep Shareholder Outreach Team:	Senior Business Leaders	Investor Relations Team	Corporate Governance Legal Team	Human Resources Team, including Talent and Compensation	Corporate Responsibility Team and Global Corporate Services Team	Board Members

What We Discussed in 2024:	OUR BUSINESS Market Trends ESG and Climate Strategy Recent Acquisitions Financial Performance Overall Outlook	CORPORATE RESPONSIBILITY AND CORPORATE GOVERNANCE Succession Planning Board Oversight Talent Strategy Executive Compensation Sustainability Strategy
OVER 350
meetings with our shareholders, prospective shareholders and sell-side analysts, including Corporate Responsibility Roadshow
~50% of our shares outstanding represented across our shareholder engagement meetings in 2024

Our Year-Round Shareholder Engagement Program
See “Shareholder Engagement” on page 42 for more information on our shareholder engagement activities.

Proxy Summary | MSCI	15

PROPOSAL 2 Advisory Vote to Approve Executive Compensation (Say-on-Pay)

The Board recommends a vote FOR this proposal.	See Page 56

Aligning Executive Compensation with Company Strategy, Culture and Performance
We believe our executive compensation program was integral to our successful financial performance in 2024. Our executive compensation program is designed not only to closely align the compensation and interests of our named executive officers (“NEOs”) with the interests of our shareholders, but also to reflect the economic realities of our operating environment by linking pay with performance.
MSCI’s executive compensation program emphasizes performance-based compensation in the form of cash incentive awards under our Annual Incentive Plan (“AIP”) and equity incentive awards under our Long-Term Incentive Plan (“LTIP”) that focus respectively on the achievement of short- and long-term goals. The following table sets forth the key components of our executive compensation program in effect in 2024.

Short-Term Annual Incentive Plan Cash Bonus			Long-Term Equity Incentive Awards

70%	20%	10%
•Restricted Stock Units (3-year cliff-vest)
•Performance Stock Units (earned based on absolute TSR CAGR over a 3-year performance period) with a 1-year post-vesting mandatory holding period
•Performance Stock Options (earned based on cumulative revenue and cumulative adjusted EPS over a 3-year performance period)

Financial Performance	Key Performance Indicators	Sustainability Goals (for Management Committee)

Aligns NEOs’ interests with stakeholders’ interests by:
•Rewarding performance for achievement of strategic goals, which are designed to position the Company competitively
•Promoting strong financial results and shareholder value
•Incentivizing a corporate culture that drives innovation, employee engagement and sustainable business outcomes

Further aligns NEOs’ interests with stakeholders’ interests by:
•Promoting an “owner-operator” mindset among senior leaders with rigorous share ownership guidelines and additional share retention requirements
•Linking a substantial portion of long-term compensation to the achievement of operational results (revenue and adjusted EPS) and shareholder value creation (TSR)

16	2025 PROXY STATEMENT

2024 Pay Mix

2024 Annualized CEO

2024 Average Annualized Other NEOs

In 2024, our CEO received over 90% of his compensation in the form of “at-risk” variable compensation under the AIP and LTIP (on average, over 85% in the case of our other NEOs).
Annual Incentive Plan
The 2024 AIP for members of our Management Committee, including our NEOs, closely aligned the interests of our NEOs with those of our shareholders by emphasizing a formulaic approach to determining annual cash incentive awards, which, through 2024, were based on the achievement of specified financial criteria aligned with our Board-approved Operating Plan (70% of the target annual cash bonus under the AIP), individual key performance indicators (“KPIs”) (20% of the target annual cash bonus under the AIP), and sustainability goals (“Sustainability Goals”) (10% of the target annual cash bonus under the AIP). The Compensation Committee regularly assesses the components and metrics used in the AIP and the weighting of those components, in addition to taking into account shareholder feedback.
For additional information about the AIP program, please see the discussion on page 69 of this Proxy Statement.
Long-Term Incentive Plan
The LTIP prioritizes sustained, long-term shareholder value creation and facilitates an “owner-operator” mindset among our senior executives. Since 2022, the award mix under our LTIP for our NEOs has been comprised of restricted stock units (“RSUs”), performance stock units (“PSUs”) and performance stock options (“PSOs”), the mix of which varies based on position. Consistent with our past practice, our CEO and our President and COO were granted 100% of their LTIP awards in 2024 in the form of PSUs and PSOs tied to performance metrics and were not granted any time-based RSUs.
In 2024, the Compensation Committee, based on feedback received from shareholders, lowered the PSUs maximum payout cap from 300% to 200% of target. Accordingly, the PSUs granted to our NEOs in 2024 reflect the right to receive between 0% and 200% of the target number of shares based on achievement of the absolute total shareholder return compound annual growth rate (“TSR CAGR”) performance metric.

Proxy Summary | MSCI	17

The LTIP comprises a mix of the following:

RSUs	•Annual grant of RSUs to our NEOs (other than our CEO and our President and COO) that cliff-vest at the end of a three-year service period.

PSUs
•Annual grant of PSUs which cover a cumulative three-year performance period.
•The PSUs are eligible to vest between 0% and 200% for PSU grants, based on the achievement of an absolute TSR CAGR performance metric.
•The PSUs include a one-year post-vest mandatory holding period.

PSOs
•Annual grant of PSOs which cover a cumulative three-year performance period.
•The PSOs are eligible to vest between 0% and 200% based on the combined level of achievement of (i) a cumulative revenue performance goal and (ii) a cumulative adjusted EPS performance goal (each weighted equally).
•Share price of MSCI common stock must exceed exercise price for a participant to realize value.

For additional information about the LTIP, please see the discussion beginning on page 74 of this Proxy Statement.
Engagement with Shareholders
We believe in proactive, ongoing engagement with our shareholders regarding our executive compensation to better understand their viewpoints. In our 2024 off-season Corporate Responsibility Roadshow, we met with shareholders representing approximately 27.8% of our outstanding shares as of September 30, 2024 to discuss our corporate responsibility practices, including our executive compensation program.
In response to shareholder feedback, we have made several enhancements in recent years to strengthen alignment with market best practices. Beginning in 2024, we lowered the PSU payout maximum from 300% to 200% and amended our stock ownership guidelines to exclude unexercised options and unvested performance awards from the minimum ownership calculation. These updates build on prior changes, including strengthened stock ownership requirements, the introduction of PSOs tied to financial and operational metrics, and a shift to three-year cliff-vesting for RSUs, reinforcing our owner-operator culture and pay-for-performance alignment.
In recent years, our shareholders have expressed support for our executive compensation program, including at our 2024 annual meeting at which approximately 97.3% of the votes cast approved our “Say on Pay” advisory proposal. As indicated in the chart below, this represents the seventh consecutive year of “Say on Pay” approval of 96% or higher.

High Approval for the Last 5+ Years

¢	MSCI	S&P 500 Average
To read more about shareholder feedback relating to our Executive Compensation program, see the discussion on page 65 of this Proxy Statement.

18	2025 PROXY STATEMENT

PROPOSAL 3 Approval of the MSCI Inc. 2025 Omnibus Incentive Plan

The Board recommends a vote FOR this proposal.	See Page 98

The MSCI Inc. 2025 Omnibus Incentive Plan (the “2025 Plan”) is intended to replace the Company’s existing equity compensation plan—the MSCI Inc. 2016 Omnibus Incentive Plan, and the Company’s existing non-employee director compensation plan–the MSCI Inc. 2016 Non-Employee Directors Compensation Plan, which were both approved by our shareholders at our 2016 annual meeting of shareholders and are scheduled to expire by their terms in April 2026.

PROPOSAL 4 Ratification of the Appointment of MSCI’s Independent Auditor

The Board recommends a vote FOR this proposal.	See Page 112

The Audit and Risk Committee periodically reviews the engagement of the independent auditor to assess, among other things, the skills, experience, service levels and costs associated with conducting the annual audit of the Company’s financial statements. PwC has served as our independent auditor since March 2014. The Audit Committee believes PwC’s tenure since 2014 enhances audit quality, providing deep institutional knowledge, operational expertise and efficiencies that support reliable financial reporting.

Proposal No. 1: Election of Directors | MSCI	19

PROPOSAL NO. 1 Election of Directors

Our Board recommends that you vote “FOR” the election of all 12 nominees named below. Proxies solicited by our Board will be voted “FOR” these nominees unless otherwise instructed.

Our Board currently has 13 directors. Each director stands for election at each annual meeting of shareholders and holds office until his or her successor has been duly elected and qualified or the director’s earlier retirement, resignation, death or removal. Wayne Edmunds will not be standing for re-election at the 2025 Annual Meeting and will be retiring from our Board, effective April 22, 2025. In connection with his retirement, the size of the Board will be decreased to 12 directors. All of the nominees presented beginning on page 22 of this Proxy Statement are directors of MSCI as of March 12, 2025. All directors, other than Mmes. Seitz and Yang, were elected at the 2024 annual meeting of shareholders. The Board believes that each of the nominees brings strong skills and experience to the Board, giving the Board, as a group, the appropriate skills needed to exercise its oversight responsibilities and advise management with respect to the Company’s strategy, risks and opportunities.
Each nominee has indicated that he or she is willing and able to serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy vote will be cast for another person nominated by the Board, or the Board may elect to reduce its size.
VOTE REQUIRED AND RECOMMENDATION
The affirmative vote of a majority of the votes cast with respect to each director’s election at our 2025 Annual Meeting, at which a quorum is present, is required to approve Proposal No. 1. Abstentions and broker non-votes shall not be treated as votes cast. For additional information on the consequences for directors who do not receive a majority of votes cast, please refer to “What happens if a director does not receive a majority of the votes required for his or her re-election?” in Annex A.

20	2025 PROXY STATEMENT

Director Core Competencies and Demographics
The following tables provide an overview of the skills, experiences, and attributes of our director nominees that the Board considers most relevant to its oversight of MSCI’s strategy, risks, and opportunities. Effective oversight requires a Board with a broad range of skills, backgrounds and perspectives to ensure robust discussion, independent thinking, strong governance and informed decision-making.
The below list of director competencies focus on those that the Governance Committee believes are most relevant to the current needs of the Board. Additional detail on each director nominee’s experiences and qualifications follows their biographies beginning on page 22 of this Proxy Statement.

EXECUTIVE LEADERSHIP
Directors who have served as CEOs, COOs or other senior executives possess critical experience setting and executing strategic priorities across complex organizations, which are necessary skills to help support our growth and the creation of shareholder value.
a

INVESTMENT INDUSTRY EXPERIENCE
Directors with expertise in the investment industry have a deep understanding of our key clients (e.g., asset owners, asset managers, financial intermediaries, wealth managers, private assets investment professionals and corporates) and the use-cases for our product offerings, which provides us with valuable market and client insights.
a

GLOBAL PERSPECTIVE
As a company with significant global operations, with businesses tied to the global capital markets and with global client and employee bases, we value directors on the MSCI Board with a global perspective who have worked outside of the United States or who have other substantial management or operational experience with international teams or organizations.
a

REGULATORY, GOVERNMENT AND PUBLIC POLICY ENGAGEMENT
Directors who have significantly interacted with, or who have served as, government officials, regulators or policymakers, provide important guidance and insight on managing complex regulatory and public policy issues affecting MSCI around the world.

CORPORATE DEVELOPMENT
Directors with relevant experience identifying, assessing and executing corporate development opportunities provide insight to us as we define priorities to expand our business through mergers, partnerships and acquisitions. We believe expertise in these areas allows our Board to oversee our corporate opportunities and our efforts to grow our business and maximize return for our shareholders.

FINANCIAL REPORTING AND CAPITAL ALLOCATION
We utilize a variety of financial targets and metrics, and an understanding of accounting, financial planning, financial reporting and financial controls structures is critical to how we measure our performance and report to our investors. Additionally, we value directors who have significant experience with corporate financing activities and equity and debt markets to support appropriate oversight of our capital structure.

CORPORATE/ENTERPRISE RISK MANAGEMENT
In light of the Board’s role overseeing corporate/enterprise risk management and understanding the most significant risks facing MSCI, including strategic, market, operational, financial, legal, regulatory and reputational risks, we seek directors with experience in corporate/enterprise risk management and oversight.

CLIENT RELATIONS, MARKETING AND BRAND DEVELOPMENT
Client-centricity is essential for us to understand and support our clients’ needs. In addition, marketing and brand development are increasingly important to growing our client relationships and footprint. Experience in these areas contributes to the Board’s understanding of changing market conditions and trends and helps us better deploy our innovative tools and solutions to our clients.

DIGITAL, DATA AND CYBERSECURITY EXPERTISE
Directors with expertise in current relevant technology and data issues, including cybersecurity, digital transformation, data security and privacy, big data and analytics, enterprise software and emerging technologies, provide important insights and oversight with respect to the use of technology to optimize and secure our operations, drive efficiencies and product development, and deliver our solutions more effectively to our clients.

SUSTAINABILITY AND CLIMATE PRACTICES
Experience with sustainability or climate practices, goals, tools and strategies used by investors helps us support the needs of our clients, as we enable their efforts to integrate financially material sustainability and climate considerations into their investment processes. Additionally, experience with corporate sustainability or climate practices, including initiatives such as setting carbon reduction targets or talent strategies, contributes to the Board’s oversight of MSCI’s corporate practices in these areas.

HUMAN CAPITAL MANAGEMENT
MSCI is committed to maintaining a performance culture and a high level of employee engagement. Experience in talent management (attraction, development and retention), executive compensation, succession planning and culture are important areas of Board oversight.

Proposal No. 1: Election of Directors | MSCI	21

Director Core Competencies

Executive Leadership	●	●	●	●	●	●	●	●		●	●	●
Investment Industry Expertise		●		●	●	●	●	●	●		●
Global Perspective	●	●	●		●	●	●	●	●	●		●
Regulatory, Government and Public Policy Engagement		●			●			●
Corporate Development	●	●	●		●			●	●	●	●	●
Financial Reporting and Capital Allocation	●	●		●			●	●	●		●
Corporate/Enterprise Risk Management	●	●		●	●	●	●			●	●
Client Relations, Marketing and Brand Development	●	●	●		●	●	●	●				●
Digital, Data and Cybersecurity Expertise			●	●		●				●		●
Sustainability and Climate Practices		●	●	●	●		●
Human Capital Management	●	●	●	●	●		●	●	●	●		●

Tenure/Age/Gender/Independence
Tenure	11	17	3	8	2	5	17	<1	7	4	5	<1
Age	65	66	59	66	60	55	64	59	58	60	68	51
Gender	M	M	F	M	M	M	F	F	M	M	F	F
Independence	●		●	●		●	●	●	●	●	●	●

Demographics
African American/Black									●
Alaskan Native/Native American
Asian/South Asian										●		●
Caucasian/White	●		●	●	●	●	●	●			●
Hispanic/Latino		●
Native Hawaiian or Pacific Islander
Two or More Races
LGBTQ+
Born Outside of the U.S.	●	●		●	●	●				●		●

Director Demographics

¢	Women
¢	Men
¢	African American/ Black
¢	Asian/South Asian
¢	Hispanic/Latino
¢	Caucasian/White

Director Independence

¢	Independent
¢	Non-Independent

Director Tenure

¢	0 - 5 years
¢	>5 - 9 years
¢	>9 years

Director Age

¢	50 - 56 years
¢	>56 - 63 years
¢	>63 years

22	2025 PROXY STATEMENT

2025 Director Nominees

	ROBERT G. ASHE	Independent Lead Director

Mr. Ashe retired from IBM Corp. (“IBM”) in January 2012, where he had most recently served as General Manager of Business Analytics from 2010 to 2012 and before that as General Manager of Business Intelligence and Performance Management since 2008, following IBM’s acquisition of Cognos Inc. (“Cognos”), a Canadian provider of business intelligence and performance management software. Mr. Ashe worked for Cognos from 1984 to 2008, holding various executive positions, including most recently President and Chief Executive Officer from 2004 to 2008, President and Chief Operating Officer from 2002 to 2004 and Chief Corporate Officer from 2001 to 2002, during a portion of which time he also served as Chief Financial Officer. He also held various leadership roles in Worldwide Field Operations, Products, Application Development Tools, Product Development, and Corporate Finance. Mr. Ashe holds an Honours Bachelor of Commerce with a major in Accounting from the University of Ottawa. Mr. Ashe is also a Certified Public Accountant in Canada.
CURRENT OTHER PUBLIC COMPANY DIRECTORSHIPS:
Shopify Inc. (December 2014 to present)
PRIOR OTHER PUBLIC COMPANY DIRECTORSHIPS:
ServiceSource International, Inc. (March 2013 to May 2020) and Halogen Software Inc. (February 2013 to April 2017)
QUALIFICATIONS:
We believe Mr. Ashe’s over 30 years of experience in finance, product marketing, software development, revenue growth and strategic transactions qualify him to serve as a director. As CEO and CFO of Cognos, he executed strategic acquisitions and led its integration into IBM, providing valuable insight into investment, organic growth and M&A strategies. His background as a former CFO brings expertise in corporate finance, accounting and internal controls. His experience in the technology sector also allows him to provide valuable insights on MSCI’s technology strategy. As a former public company CEO, lead director and board member, he also provides governance and leadership expertise in his role as Lead Director.

Director since: 2013 Age: 65 years old Committees: Audit Committee Governance Committee

	HENRY A. FERNANDEZ	Chairman and CEO

Mr. Fernandez has served as Chairman of our Board since 2007 and as our CEO and a director since 1998. He served as head of the MSCI business from 1996 to 1998 and as President from 1998 to October 2017. MSCI was previously a business unit within Morgan Stanley prior to its IPO in 2007. Before leading MSCI, he was a Managing Director at Morgan Stanley, where he worked from 1983 to 1991 and from 1994 to 2007, in emerging markets business strategy, equity derivatives sales and trading, mergers and acquisitions, and corporate and mortgage finance. Mr. Fernandez holds a Bachelor of Arts in economics from Georgetown University, an M.B.A. from the Stanford University Graduate School of Business and pursued doctoral studies in economics at Princeton University.
CURRENT OTHER PUBLIC COMPANY DIRECTORSHIPS:
Royalty Pharma plc (August 2020 to present)
QUALIFICATIONS:
We believe that Mr. Fernandez’s extensive experience and leadership in the financial services industry, as well as his unparalleled knowledge of MSCI and its business, render him qualified to serve as one of our directors. As MSCI’s Chief Executive Officer, he brings significant senior leadership, and direct knowledge and experience, in the Company’s culture, business development, strategy, growth and long-term success. In addition, as the lead director of another public company, Mr. Fernandez also brings to the Board additional experience and insight with respect to corporate governance.

Director since: 2007 Age: 66 years old

Proposal No. 1: Election of Directors | MSCI	23

	ROBIN L. MATLOCK	Independent Director

Ms. Matlock previously served as the Senior Vice President and Chief Marketing Officer of VMware, Inc. (“VMware”), a publicly held software virtualization company recently acquired by Broadcom Inc., a position she held from 2013 to June 2020. Ms. Matlock previously served as Vice President, Corporate Marketing at VMware from 2009 to 2013. Before VMware, Ms. Matlock served as Executive Vice President and General Manager of Imperva Inc., a cybersecurity software and services company. Prior to that, she held executive positions in a number of technology companies, including McAfee, Entercept Security Technologies and Symantec Corporation. Ms. Matlock has also served as a director and advisor of private technology companies, including Cohesity, Inc., People.ai and Dremio Corporation, for a number of years. She earned her Bachelor of Arts degree in Economics and Music from Rice University.
CURRENT OTHER PUBLIC COMPANY DIRECTORSHIPS:
Iron Mountain Incorporated (July 2019 to present)
QUALIFICATIONS:
We believe that Ms. Matlock’s extensive experience in the areas of go-to-market and marketing strategy, client insight and technological innovation render her qualified to serve as one of our directors. Her prior experience in marketing, digital solutions and business development in a leading technology company, and her current experience as a director and advisor to a number of private technology companies, add to her deep understanding of the technology sector and the importance of client centricity. Her public company board experience also enables her to contribute valuable insights into corporate governance and the Board’s role in risk oversight.

Director since: 2022 Age: 59 years old Committees: Compensation Committee Governance Committee

	JACQUES P. PEROLD	Independent Director

Mr. Perold was president of Fidelity Management & Research Company, the investment advisor for Fidelity’s family of mutual funds, until his retirement in 2014. From 2001 to 2009, Mr. Perold was president of Geode Capital Management, LLC, a sub-advisor to Fidelity. He is currently a trustee of New York Life Insurance Company’s NYLI mutual funds, a trustee of Partners in Health, and a co-founder and Chairman of CapShift, a company focused on enabling impact investments from donor-advised funds and foundations. Mr. Perold holds a Bachelor of Arts degree in economic history from the University of Cape Town and a post-graduate Bachelor of Arts Honors degree in sociology from the University of Cape Town.
CURRENT OTHER PUBLIC COMPANY DIRECTORSHIPS:
Allstate Corporation (December 2015 to present)
QUALIFICATIONS:
We believe that Mr. Perold’s over 30 years of experience and leadership in strategy and operations at one of the world’s largest asset management firms render him qualified to serve as one of our directors. Mr. Perold’s role in leading investments and operations for a global investment firm as well as serving as the founder of an investment advisory firm also provides the Board with valuable insight into the Company’s asset management client segment. In addition, his role as a senior business leader who oversaw compensation programs and goals provides knowledge of the role and responsibilities of our Compensation Committee.

Director since: 2017 Age: 66 years old Committees: Compensation Committee (Chair) Strategy Committee

24	2025 PROXY STATEMENT

	C.D. BAER PETTIT	Director, President and Chief Operating Officer

Mr. Pettit joined MSCI in 2000 and has served as MSCI’s President since October 2017 and Chief Operating Officer since January 2020, having previously served as Chief Operating Officer from 2015 to 2017. He is responsible for MSCI’s commercial and operational functions, including client coverage, marketing, product management, research and development, technology and operations. He previously served as MSCI’s Head of Products, Head of Index Products, Head of Marketing and Head of Client Coverage. Mr. Pettit holds a Master of Arts degree in history from Cambridge University and a Master of Science degree from the School of Foreign Service at Georgetown University.
QUALIFICATIONS:
We believe that Mr. Pettit’s over 20 years of experience with MSCI, including his oversight of the Company’s commercial and operational functions, render him qualified to serve as one of our directors. He brings to the Board industry and business acumen in addition to in-depth knowledge about MSCI’s business, clients, products, technology and long-term strategy, as well as extensive experience overseeing day-to-day operations.

Director since: 2023 Age: 60 years old

	SANDY C. RATTRAY	Independent Director

Mr. Rattray retired from Man Group plc in September 2021, having served as Chief Investment Officer from 2017 to September 2021. He previously served as Chief Executive Officer of Man AHL from 2013 to 2017 and Chief Investment Officer of Man Systematic Strategies from 2010 to 2013. Prior to holding such positions, he held several other senior leadership positions at Man Group. Before joining GLG Partners, which was later acquired by Man Group in 2007, he spent 15 years at Goldman Sachs where he held various positions, including Managing Director and head of the Fundamental Strategy Group. Mr. Rattray also sits on the MSCI Advisory Council. He is also a governor of the Southbank Centre in London, a governor of the King’s Maths School in London and is a Senior Advisor at Capula Investment Management LLP. He also pursues his personal interest in the field of architecture, including since 2023 at Allies and Morrison, a London-based architecture and urban planning firm. He holds a Master’s degree in Natural Sciences and Economics from the University of Cambridge and a Licence Spéciale from the Université Libre de Bruxelles.
QUALIFICATIONS:
We believe that Mr. Rattray’s over 25 years of experience in the global investment industry, including a focus on the technological innovation impacting the industry, render him qualified to serve as one of our directors. In particular, his background in finance at a leading, technology-focused asset management firm enables him to provide insights into our clients, operational and risk management, and our commercial strategy. In addition, Mr. Rattray has authored numerous academic papers in finance, focusing on investment strategies, risk management and portfolio design. Mr. Rattray is also a co-inventor of the VIX index, created in 2003, which has since become one of the most traded futures and options contracts in the world. This combination of advanced theoretical insight and practical experience as the Chief Investment Officer of a global asset management firm provides Mr. Rattray with a deep understanding of the finance industry.

Director since: 2020 Age: 55 years old Committees: Governance Committee Strategy Committee (Chair)

Proposal No. 1: Election of Directors | MSCI	25

	LINDA H. RIEFLER	Independent Director

Ms. Riefler retired from Morgan Stanley in February 2013, where she served as the Chair of Global Research from June 2011 to February 2013 and as the Global Head of Research from 2008. She was the Chief Talent Officer of Morgan Stanley from 2006 to 2008. In these roles she served on both the Management Committee and the Operating Committee of Morgan Stanley. Ms. Riefler joined Morgan Stanley in 1987 in the Capital Markets division and was appointed a Managing Director in 1998 while in the Research division. Ms. Riefler holds a Bachelor of Arts in economics from Princeton University and an M.B.A. from the Stanford University Graduate School of Business.
CURRENT OTHER PUBLIC COMPANY DIRECTORSHIPS:
CSX Corporation (March 2017 to present)
QUALIFICATIONS:
We believe that Ms. Riefler’s knowledge of talent management, risk management, company valuation and the capital markets render her qualified to serve as one of our directors. Because Ms. Riefler has been associated with the Company since 2005 and has played an important role in the Board’s oversight of strategic direction, the Board believes that her knowledge of the Company and its businesses gives her unique insight into long-term growth opportunities and strategies. The knowledge that Ms. Riefler acquired as the Global Head of Research and the Chief Talent Officer of Morgan Stanley also enables her to advise the Company on its commercial and talent strategies. She has also gained expertise in governance as the Chair of the Governance and Sustainability Committee of a public company and through her service on the executive leadership team of Stanford Women on Boards. In 2023, Ms. Riefler was recognized for outstanding work by an independent director at Governance Intelligence’s Corporate Governance Awards.

Director since: 2007 Age: 64 years old Committees: Compensation Committee Governance Committee (Chair)

	MICHELLE SEITZ	Independent Director

Ms. Seitz is currently the Founder and CEO of MeydenVest Partners, a role she has held since September 2022. Before MeydenVest Partners, Ms. Seitz served at Russell Investments as Chief Executive Officer from September 2017 to October 2022, and as Chairman of the Board from January 2018 to September 2022. Prior to joining Russell Investments, Ms. Seitz held various senior level positions at William Blair from February 1996 to August 2017, most recently serving as the Chief Executive Officer of William Blair Investment Management, Chair and President of William Blair Funds, and as a member of the Board of Directors from June 2001 to August 2017. Ms. Seitz holds a Bachelor of Science degree in Accounting from the Kelley School of Business at Indiana University, and is a Chartered Financial Analyst (CFA).
CURRENT OTHER PUBLIC COMPANY DIRECTORSHIPS:
Sana Biotechnology, Inc. (November 2020 to present)
QUALIFICATIONS:
We believe that Ms. Seitz’s deep experience in the investment industry, with over three decades in asset management and private wealth as both a CEO and an investor, qualifies her to serve as one of our directors. She has a proven track record of driving transformational growth while fostering a client-centric, award-winning culture. Ms. Seitz has been recognized as one of the most influential women in U.S. finance, underscoring the breadth and impact of her contributions to the industry.

Director since: 2024 Age: 59 years old Committees: Strategy Committee

26	2025 PROXY STATEMENT

	MARCUS L. SMITH	Independent Director

Mr. Smith was the Chief Investment Officer, Canada Equity, and a portfolio manager at MFS Investment Management (“MFS”) until his retirement in April 2017. As a portfolio manager, he was responsible for managing the MFS Institutional International Equity Portfolio and the International Concentrated Portfolio. He joined MFS in 1994 and held a variety of positions, including Chief Investment Officer (Asia) from 2010 to 2012, based in Boston, Director of Asian Research from 2005 to 2009, based in Singapore, and Equity Analyst from 1995 to 2000, based in London. Mr. Smith currently serves as a trustee for certain Eaton Vance funds. Mr. Smith holds a Bachelor of Science from the University of Mount Union and an M.B.A. from the Wharton School at the University of Pennsylvania.
CURRENT OTHER PUBLIC COMPANY DIRECTORSHIPS:
First Industrial Realty Trust, Inc. (February 2021 to present)
PRIOR OTHER PUBLIC COMPANY DIRECTORSHIPS:
DCT Industrial Trust, Inc. (October 2017 to August 2018)
QUALIFICATIONS:
We believe that Mr. Smith’s extensive experience in global financial markets and as an investment professional, including experience in Asia and Europe, render him qualified to serve as one of our directors. As a former Chief Investment Officer at a large investment company, Mr. Smith brings significant leadership experience, investment and financial expertise, and knowledge of our clients and the asset management industry to the Board. He brings a strong investor viewpoint to the boardroom and infuses discussions with insights from shareholder, capital markets and capital allocation perspectives.

Director since: 2017 Age: 58 years old Committees: Audit Committee (Chair) Strategy Committee

	RAJAT TANEJA	Independent Director

Mr. Taneja is currently the President of Technology for Visa Inc. (“Visa”), a role he has held since September 2019. He joined Visa in November 2013 and served as Executive Vice President of Technology and Operations until August 2019. Prior to joining Visa, Mr. Taneja was Executive Vice President and Chief Technology Officer of Electronic Arts Inc. from October 2011 until November 2013. From August 1996 until October 2011, he served in various roles at Microsoft Corporation (“Microsoft”), including as the Corporate Vice President, Commerce Division. At Microsoft, Mr. Taneja led the development and deployment of commerce and transaction technologies across its connected services, the company’s online digital advertising platforms and one of its first business online service offerings. Mr. Taneja holds a Bachelor of Electrical Engineering from Jadavpur University and an M.B.A. from Washington State University.
PRIOR OTHER PUBLIC COMPANY DIRECTORSHIPS:
Ellie Mae, Inc. (June 2015 to April 2019)
QUALIFICATIONS:
We believe that Mr. Taneja’s over 30 years of experience in global technology, innovation and research and development render him qualified to serve as one of our directors. At Visa, Mr. Taneja has been involved with significant investments in the company’s technology infrastructure and oversees the application of technology across the business. This experience allows him to provide invaluable insight into the continuing transformation of MSCI’s data and technology capabilities and related risks and opportunities. His experience also includes overseeing cybersecurity risk and transformational technology initiatives, including relating to the implementation of artificial intelligence at a global enterprise. In 2023, Mr. Taneja was named to Business Insider’s ‘AI 100’ list of top AI leaders. In 2024, he was listed on Forbes’ ’CIO Next List,’ highlighting top tech leaders driving AI transformation.

Director since: 2021 Age: 60 years old Committees: Audit Committee

Proposal No. 1: Election of Directors | MSCI	27

	PAULA VOLENT	Independent Director

Ms. Volent is currently Vice President and Chief Investment Officer at The Rockefeller University, a role she has held since August 2021. She previously served as Senior Vice President for Investments and Chief Investment Officer at Bowdoin College from 2006 to June 2021, Vice President for Investments at Bowdoin College from 2002 to 2006, and Associate Treasurer at Bowdoin College from 2000 to 2002. Prior to joining Bowdoin College in 2000, Ms. Volent served as a Senior Associate at the Yale Investments Office, and before focusing on endowment management, she worked as a paper conservator. She holds a Bachelor of Arts from the University of New Hampshire, an M.B.A. from Yale School of Management and a Master of Arts degree from the Institute of Fine Arts, New York University.
CURRENT OTHER PUBLIC COMPANY DIRECTORSHIPS:
1stdibs.com, Inc. (June 2021 to present)
QUALIFICATIONS:
We believe that Ms. Volent’s experience as a Chief Investment Officer at a number of institutions, including as a nationally recognized investment professional, and her deep engagement with the global investment community render her qualified to serve as one of our directors. In particular, Ms. Volent brings significant expertise in alternative investments and provides important insights regarding our asset owner and endowment client segment.

Director since: 2020 Age: 68 years old Committees: Compensation Committee Strategy Committee

	JUNE YANG	Independent Director

Ms. Yang was the Vice President, Cloud AI and Industry Solutions at Google Cloud Inc. (“Google Cloud”) from October 2021 to December 2023, where she was responsible for the portfolio of Google Cloud AI products and solutions. Previously at Google Cloud, she served as Vice President and General Manager, Google Compute, AI Infrastructure and Block Storage from October 2019 to October 2021. Prior to joining Google Cloud, Ms. Yang held various engineering and product management positions at VMware, Inc., including Vice President, Engineering and Product Management of VMware Cloud on Dell EMC and Vice President, Product Management of vSphere, Edge Computing and Analytics Cloud. Ms. Yang holds a Bachelor of Science degree in Chemical Engineering from the California Institute of Technology, a Master of Science degree in Chemical Engineering from the University of California, Berkeley and a Master of Science degree in Management from the Stanford University Graduate School of Business.
CURRENT OTHER PUBLIC COMPANY DIRECTORSHIPS:
NetApp, Inc. (September 2024 to present) and UiPath, Inc. (February 2024 to present)
PRIOR OTHER PUBLIC COMPANY DIRECTORSHIPS:
SRS Distribution Inc. (November 2022 to July 2024)
QUALIFICATIONS:
We believe that Ms. Yang’s extensive leadership experience in the technology sector, particularly her expertise in AI, cloud infrastructure, and enterprise innovation, qualifies her to serve as one of our directors. Over the course of her career, she has demonstrated a strong track record of developing and scaling enterprise technologies, with a focus on product management, marketing, and engineering. At Google Cloud, Ms. Yang played a key role in driving the development and delivery of cutting-edge AI and cloud solutions, enabling businesses to harness technology to address complex challenges and achieve transformative outcomes. Her insights into emerging technologies and enterprise strategies bring valuable perspectives to the Board.

Director since: 2024 Age: 51 years old Committees: Audit Committee

28	2025 PROXY STATEMENT

Corporate Governance
Corporate Governance Practices
MSCI’s Board of Directors adheres to governance principles designed to ensure the continued effectiveness of the Board and excellence in the execution of its duties. The Board has in place a set of Corporate Governance Policies reflecting these principles, including the Board’s policy of requiring a significant majority of the Board to be comprised of independent directors; the importance of reflecting a broad range of skills, backgrounds and perspectives; and the practice of regularly scheduled executive sessions, including sessions of independent directors without members of management.
MSCI also has a Code of Ethics and Business Conduct for directors, executive officers and employees, which is reviewed annually by the Board. Any amendment to, or waiver of, the Code of Ethics and Business Conduct that applies to one of our directors or executive officers may be made only by the Board or a Board committee.
Corporate Governance Highlights

•All director nominees except our CEO and our President and Chief Operating Officer (“COO”) are independent.
•Strong, independent Lead Director and independent Board committees.
•One share, one vote.
•Annual election of directors.
•Proxy access.
•Shareholder right to call a special meeting at 15% ownership threshold.
•Majority vote for uncontested elections and plurality standard for contested elections.
•No shareholder rights plan (i.e., a poison pill).
•Risk oversight by full Board and Committees, including Board oversight of enterprise risk management, IT/cyber risk and other areas.
•Demonstrated commitment to Board refreshment.

•Annual Board, committee and director evaluations, with third-party evaluation firm engaged periodically, including in 2024.
•Executive session of independent directors held after each quarterly Board meeting.
•Limits on multiple public company board commitments.
•Robust share ownership and retention guidelines.
•Annual review of Code of Ethics and Business Conduct, committee charters and Corporate Governance Policies.
•Annual off-season shareholder engagement focused on corporate responsibility topics, with independent director participation.
•Full Board participation in succession and progression planning.
•New director onboarding and continued director education program.

Corporate Governance | MSCI	29

Composition and Board Refreshment
Director Qualifications
The Governance Committee’s charter requires it to review candidates’ qualifications for membership on the Board or a committee of the Board, including making a specific determination as to the independence of each candidate based on criteria approved by the Board (and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under applicable law or NYSE rules for audit committee membership, and heightened independence standards that may be required under applicable law or NYSE rules for compensation committee membership ). If the Governance Committee determines that adding a new director is advisable, it will recommend such individual to the Board for appointment as a member of the Board and any committees, as applicable.
Consistent with our Corporate Governance Policies, when appointing directors, the Board seeks members who combine sound business judgment, professionalism and a broad spectrum of experience and expertise with a reputation for the highest standards of ethics and integrity. The Board believes its composition should reflect a broad range of skills, backgrounds and perspectives. Directors should have experience in positions with a high degree of responsibility, be leaders or senior managers in the companies or institutions with which they are or were affiliated and be selected based upon contributions they can make to the Board and management and their ability to represent and advance the interests of the Company and its shareholders.
Tenure and Board Refreshment
Our Board has shown an ongoing commitment to Board refreshment and to having highly qualified, independent perspectives in the boardroom. Seven of the Company’s director nominees have been added to the Board since the beginning of 2020. The average tenure of the independent director nominees is currently 6.2 years. The average tenure is 6.7 years if Mr. Fernandez and Mr. Pettit are included.
In February 2025, the Board amended the policy to increase the retirement age for non-employee directors from age 72 to age 75, reflecting evolving market practices and increasing life expectancy, which allows directors to contribute their expertise for longer periods. Our Corporate Governance Policies now provide that directors should not stand for re-election following their 75th birthday. To date, the Board has not granted a waiver to this retirement policy. Since 2020, three directors have retired, two directors, including Mr. Edmunds, decided not to stand for re-election and one director resigned. These retirements and decisions have provided us with opportunities for Board refreshment.
The chart below highlights the key skills and expertise of directors who have joined the Board since 2020, strengthening MSCI’s leadership in investment management, technology, go-to-market strategy, and digital transformation.

	2020		2021-2023		2024
●		●		●

February 26, 2020
Paula Volent appointed, bringing investment industry, multi-asset class investments and asset allocation experience
Sandy Rattray appointed, bringing extensive investment industry experience, including asset management and market risk management experience

June 1, 2021
Rajat Taneja appointed, bringing global technology, cybersecurity and research and development experience, including expertise in AI
June 1, 2022
Robin Matlock appointed, bringing go-to-market and marketing strategy expertise
January 30, 2023
Baer Pettit appointed, adding expertise and deep knowledge of MSCI, its people, clients, operations and value proposition

August 5, 2024
Michelle Seitz appointed, bringing deep experience in the investment industry, including expertise in asset management and private wealth
December 17, 2024
June Yang appointed, bringing extensive experience in the technology sector, with a focus on AI and cloud

30	2025 PROXY STATEMENT

We also periodically rotate committee assignments and committee chair positions. Committee chairs historically have typically served approximately 4 to 6 years on average in order to facilitate rotation of committee chairs while preserving experienced leadership. In 2025, we rotated committee assignments in light of recent director appointments, as described below.

6	New Independent Directors Appointed Since 2020

Board Member Independence
Other than Mr. Fernandez, our CEO, and Mr. Pettit, our President and COO, each of our director nominees has been determined by the Board to be an “independent director” under the rules of the NYSE, which require that the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).
Director Retirement: Wayne Edmunds

Wayne Edmunds, who joined the Board in 2015, is not standing for reelection at the 2025 Annual Meeting. The Board thanks Mr. Edmunds for his commitment to the Company’s shareholders, employees and other stakeholders. He has made meaningful contributions to the Company during his nearly 10 years of service on the Board, including as the former Chair of our Audit Committee and a member of the Compensation Committee and the Strategy Committee.

Recent Director Appointments and Search Process
Committee Rotations
In 2024, we appointed Robert G. Ashe to the Governance Committee, and rotated him from the Strategy Committee.
In 2025, the Board effectuated the following changes:
•Appointed Robin L. Matlock to the Compensation Committee, and rotated her from the Audit Committee.
•Appointed Michelle Seitz to the Strategy Committee, and rotated her from the Audit Committee.
•Appointed June Yang to the Audit Committee.

Michelle Seitz and June Yang, appointed in 2024, were identified through a rigorous director search process led by the Governance Committee, leveraging an external search firm. The process included an extensive evaluation of candidates against key criteria such as industry expertise, technological acumen and leadership experience. The Governance Committee conducted multiple rounds of review, interviews and deliberations to ensure that the selected directors would complement the Board’s existing strengths and support MSCI’s long-term strategy.

Corporate Governance | MSCI	31

Director Re-Nomination
The Governance Committee also assesses the performance of current directors in its evaluation of current directors for re-nomination to the Board or re-appointment to any Board committees.
New Director Search Process
Michelle Seitz was appointed to the Board in August 2024, and June Yang was appointed to the Board in December 2024. These appointments were the result of the search process outlined below.

1 DIRECTOR RECRUITMENT PROCESS
The Governance Committee, with the feedback of the full Board, identifies key skills that would best serve the future needs of the Board and the Company, including by considering feedback from the Board’s annual self-evaluation process.
The Governance Committee may retain a professional search firm to identify and evaluate director candidates, prioritizing relevant experience. This ensures a comprehensive search and broad pool of potential candidates, with input from the Board.

2 IDENTIFICATION AND INTERVIEW OF CANDIDATES
The Governance Committee identifies a short list of high-potential candidates, and the search firm conducts an initial assessment of these candidates’ skills, experience, background and availability to commit to Board service.
The Chair of the Governance Committee meets with a number of candidates. Certain candidates also meet with members of the Governance Committee, the Chairman and the Lead Director.

3 BOARD DECISION AND NOMINATION	The Governance Committee presents qualified candidates to the Board. In reviewing the potential candidates, the Board takes into account the qualifications discussed in “Director Qualifications” of this Proxy Statement and in MSCI’s Corporate Governance Policies. Upon completion of its assessment, the Governance Committee reports its recommendations for nominations to the full Board. Following discussion of a candidate’s qualifications and consideration of the independence of such candidate, where applicable, the Board formally appoints the candidate to the Board.

4 NEW DIRECTORS
•The Board appointed Michelle Seitz to the Board, effective August 5, 2024, and June Yang to the Board, effective December 17, 2024.
•Ms. Seitz’s qualifications include:
•Over 30 years of leadership in asset management and private wealth, including roles as CEO and investor.
•Proven ability to drive transformational growth and foster a client-focused, award-winning culture.
•Ms. Yang’s qualifications include:
•More than 30 years of experience in the technology sector, with expertise in AI, cloud and enterprise innovation.
•Strong track record in product management, marketing and engineering leadership.

32	2025 PROXY STATEMENT

Proxy Access
Our Bylaws permit a shareholder, or a group of up to 20 shareholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s annual meeting proxy materials director nominees constituting the greater of two directors or twenty percent of the total number of directors on the Board, provided that such shareholder(s) and nominee(s) satisfy the requirements specified in the Bylaws.
Shareholder Right to Call a Special Meeting
In response to shareholder engagement, we amended our Bylaws in 2024 to permit shareholders of record or beneficial owners holding not less than 15% of our outstanding shares continuously for at least one year the right to call a special meeting of shareholders.
Board Culture
The Board has established a boardroom dynamic that supports informed decision making and oversight. One of the hallmarks of the Board’s culture is meaningful and robust discussion, where views are thoroughly debated and varied perspectives and independent thinking are encouraged and welcomed. Directors are expected to ask, and consistently do ask, challenging questions of both management and each other. Each member of the Board is also committed to maximizing shareholder value and promoting shareholder interests, and members of our Board regularly interact directly with our shareholders.

ENGAGEMENT WITH MANAGEMENT: Directors regularly meet with senior management and continuously assess performance during meetings and other interactions. Our Corporate Governance Policies provide that each Board member has complete and open access to senior members of MSCI management.
We have also paired independent Board members with senior members of our management for mentorship.
REFRESHMENT: Our Board is committed to active refreshment – 41.7% of our director nominees have tenures of less than five years.
INDEPENDENCE: Having an independent Lead Director, all independent committee chairs and members, a significantly independent Board and a practice of independent director sessions following each Board meeting fosters a culture of open discussion, with an unbiased evaluation of risks and opportunities.

BOARD COMPOSITION: Our Board values a broad range of skills, backgrounds and perspectives within its membership. The search process for any new director includes these considerations.
SHAREHOLDER INTERESTS: The Board values candid shareholder feedback to enhance MSCI’s governance, corporate responsibility, and compensation practices. It regularly receives reports from management on shareholder and analyst meetings.
In 2024, our directors and senior leaders engaged with shareholders to discuss MSCI’s business, strategy and corporate responsibility efforts. We also invite shareholders to speak directly with the Board at regular meetings.

OPEN DISCUSSION: Our Board emphasizes open debate. Mr. Ashe, our Lead Director, facilitates constructive discussion among directors and provides feedback to the Chairman to enhance Board leadership and culture.
EVALUATION: Each year, our directors formally evaluate the effectiveness of the Board through a thorough and candid self-assessment. This self-assessment seeks feedback on the Board’s culture, leadership structure, committee effectiveness, continuing education, skills and expertise, and other areas.
ORIENTATION AND DIRECTOR EDUCATION: The Board’s orientation and education processes foster a culture of continuing education. As part of the director orientation program, a new director meets with all members of the MSCI Management Committee and all business heads.

Corporate Governance | MSCI	33

Structure of our Board
Substantially Independent Board
Under the MSCI Corporate Governance Policies, the full Board affirmatively determines the independence of directors and reviews the financial and other relationships between the independent directors and MSCI as part of its assessment of director independence. The Governance Committee also makes specific determinations as to the independence of each candidate when reviewing candidates’ qualifications for membership on the Board or a committee of the Board. Director independence is also monitored by the full Board on an ongoing basis.
Our Corporate Governance Policies provide that the Board should have a significant majority of independent directors meeting the independence requirements of the NYSE. Currently, a significant majority of the directors on our

All of our non-employee directors are independent
Board are independent. As of February 28, 2025, there are 13 directors on our Board, comprised of: (i) our Chairman and CEO; (ii) our President and COO; and (iii) 11 independent directors. Our Board has determined that each of Messrs. Ashe, Edmunds, Perold, Rattray, Smith, and Taneja and Mmes. Matlock, Riefler, Seitz, Volent and Yang is independent in accordance with the requirements of our Corporate Governance Policies, which follow NYSE rules and guidelines. In making such determinations, there were no material transactions, relationships or arrangements not disclosed in this Proxy Statement under “Other Matters—Certain Transactions” to be considered by the Board in determining whether each director was independent. Therefore, 11 of our 13 current directors are independent. Following the retirement of Mr. Edmunds, 10 of our 12 directors will be independent. Mr. Fernandez is not independent because of his position as CEO of MSCI, and Mr. Pettit is not independent because of his position as President and COO of MSCI.
All members of the Audit Committee, Compensation Committee, Governance Committee and Strategy Committee satisfy the independence requirements of the NYSE. In addition, each member of the Audit Committee and Compensation Committee meets the heightened independence standards of the NYSE required for audit committee and compensation committee members, respectively.
Board Leadership
The Board seeks to achieve the best board leadership structure for the effective oversight of MSCI’s affairs. The Board believes that its leadership structure must be considered in the context of the individuals involved and the specific circumstances facing MSCI. The Governance Committee is responsible for the ongoing review of the governance structure of the Board and for recommending to the Board those structures and practices best suited to MSCI and its shareholders.
The Board regularly reviews its leadership structure and believes that it is in the best interests of MSCI and its shareholders to combine the roles of Chairman and CEO at this time, alongside a robust and independent Lead Director. The Board believes that the decision as to whether the positions of Chairman and CEO should be combined or separated, and whether an executive or an independent director should serve as Chairman if the roles are split, should be based upon the particular circumstances facing MSCI. Maintaining a flexible policy allows the Board to choose the leadership structure that best serves the interests of the Company and its shareholders at any particular time.
In determining the Board’s current leadership, among other factors, the Board considered and evaluated the importance of consistent, unified leadership to execute and oversee the Company’s strategy; the strength of Mr. Fernandez’s vision for the Company and the quality of his leadership; the strong and highly independent composition of the Board, including having fully independent committee leadership and membership; the views and feedback heard from our investors through our ongoing engagement programs expressing support for our Board leadership structure; and the meaningful and robust responsibilities of the independent Lead Director. As Chairman, Mr. Fernandez chairs Board meetings and the annual shareholder meeting, works with the Lead Director to set agendas for Board meetings (which the Lead Director approves), collaborates with the Board on the Company’s strategy and leads management in implementing that strategy.

34	2025 PROXY STATEMENT

A strong, independent Lead Director with clearly defined duties and responsibilities further enhances the contributions of MSCI’s independent directors, which have been, and continue to be, substantial. Our Corporate Governance Policies provide for the appointment of a Lead Director from among the Board’s independent directors whenever the Chairman is not independent. The Lead Director role supports the independent directors to provide effective, independent Board leadership and oversight of management.
Robert G. Ashe has been our Lead Director since April 2018. As a member of other public company boards, the former CEO and CFO of a public company and an audit committee financial expert, Mr. Ashe also has significant experience with respect to the Board’s roles and responsibilities, including those related to risk oversight and the Board’s design and leadership structure. Further, our Chairman and Lead Director work closely to discuss strategic initiatives for the Company and to ensure the Board is effectively exercising its oversight responsibilities and its consideration of the Company’s significant risks and opportunities. The Board, in executive sessions of independent directors (which are presided over by the Lead Director), also considers and discusses risk-related matters. These sessions provide a forum for candid discussion of risk-related matters, without management or the Chairman and CEO present.
The Lead Director’s responsibilities include:

BOARD STRUCTURE

•Advises and provides feedback to the Governance Committee and the Chairman on the structure of the Board and its leadership, including membership of Board committees and the selection of committee chairs
•Has authority to retain independent legal, accounting or other advisors in connection with meetings of independent directors
•Acts as a key advisor to the Chairman on a wide variety of Company matters, including with respect to strategic and risk oversight matters, as appropriate

BOARD CULTURE

•Facilitates communication between the Chairman and independent directors
•Facilitates teamwork and communication among the independent directors
•Fosters an environment of open dialogue, effective information flow and constructive feedback
•Ensures Board discussions effectively and appropriately engage management, including with respect to strategic and risk oversight matters, as appropriate

BOARD MEETINGS

•Presides at all meetings of the Board at which the Chairman is not present
•Has authority to call, and lead, independent director sessions
•Approves all Board meeting agendas and schedules to ensure appropriate topics and sufficient time for discussion of all items
•Approves other Board related materials (e.g., directors, acting through the Lead Director, may propose matters to be included on the agenda for a meeting)
•Facilitates strong, independent oversight by leading executive sessions of independent directors at least after every quarterly Board meeting

PERFORMANCE, DEVELOPMENT AND SUCCESSION

•Conducts individual director evaluations with independent directors, discussing topics including the Board’s culture, leadership structure, committee effectiveness, continuing education, skills and expertise, and other areas
•In conjunction with the Governance Committee, reports to the Board on the Board’s annual self-assessment and provides recommendations for improvement, including relating to the Board’s oversight efforts and engagement with management
•Collaborates with the Compensation Committee to oversee management succession and progression planning efforts
•Meets directly with management of the Company

SHAREHOLDER ENGAGEMENT

•Is available to, and consults and directly communicates with, shareholders and other key constituents, as appropriate
•Participates in our annual off-season engagement efforts where we meet with many of our top shareholders to discuss our corporate responsibility practices, among other topics

Corporate Governance | MSCI	35

While we believe that combining the roles of Chairman and CEO is the most effective leadership structure for our Board and the Company at this time, our Bylaws and Corporate Governance Policies also permit a structure where the CEO would not serve contemporaneously as the Chairman of the Board should the separation of such roles be determined appropriate and in the best interests of MSCI and its shareholders in the future.
Committees of the Board of Directors
Our Board has adopted a written charter for each of the Audit Committee, Compensation Committee, Governance Committee and Strategy Committee setting forth the roles and responsibilities of each committee. The Board and each committee may, from time-to-time, form and delegate authority to subcommittees when appropriate. Each committee annually reviews and assesses the adequacy of its charter and recommends any proposed changes to the Board for approval. You may access these charters through the “Corporate Governance” link under the “Investor Resources” tab found on our website’s Investor Relations homepage (https://ir.msci.com).
The table below provides detail on the composition of each of our designated standing committees for the following periods (i) April 23, 2024 to January 27, 2025 (“2024”) and (ii) effective January 28, 2025 (“2025”).

	Audit Committee		Compensation Committee		Governance Committee		Strategy Committee
	2024	2025	2024	2025	2024	2025	2024	2025
Henry A. Fernandez
Robert G. Ashe	●	●			●	●
Wayne Edmunds(1)	●	●	●	●
Robin Matlock	●			●	●	●
Jacques P. Perold			●	●			●	●
Baer Pettit
Sandy C. Rattray					●	●	●	●
Linda H. Riefler			●	●	●	●
Michelle Seitz(2)	●							●
Marcus L. Smith	●	●					●	●
Rajat Taneja	●	●
Paula Volent			●	●			●	●
June Yang(3)		●
(1)Mr. Edmunds is not standing for re-election at the 2025 Annual Meeting but will remain on the Board through the date of the meeting.
(2)Ms. Seitz was appointed to the Board and initially to the Audit Committee on August 5, 2024. Ms. Seitz was appointed to the Strategy Committee and rotated from the Audit Committee on January 28, 2025.
(3)Ms. Yang was appointed to the Board on December 17, 2024 and appointed to the Audit Committee on January 28, 2025.

●	Chair

●	Member

36	2025 PROXY STATEMENT

Audit and Risk Committee

CURRENT MEMBERS: Marcus L. Smith (Chair) Robert G. Ashe Wayne Edmunds Rajat Taneja June Yang
MEETINGS HELD IN 2024: 10
•All members are independent within the meaning of the NYSE standards of independence for directors and audit committee members.
•All members satisfy NYSE financial literacy requirements, each of Messrs. Ashe, Edmunds and Smith have accounting or other related financial management expertise, and Messrs. Ashe, Edmunds and Smith have been designated as “audit committee financial experts,” as defined by SEC rules.

PRIMARY RESPONSIBILITIES:
•Oversees the integrity of the Company’s financial statements, internal controls over financial reporting, risk assessment and risk management (including major financial risk exposures and cybersecurity risks).
•Oversees the Company’s internal controls over financial reporting, risk assessment and risk management.
•Oversees the appointment, compensation, retention, termination and oversight of the work of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company, including the independent auditor.
•Evaluates the qualifications, independence and performance of the independent auditor, including obtaining a report of the independent auditor describing the items set forth in the Audit and Risk Committee’s charter, including those required by the Public Company Accounting Oversight Board.
•Pre-approves audit and permitted non-audit services.
•Reviews and evaluates the internal audit plan and the performance, responsibilities, budget and staffing of the Company’s internal audit function.
•Reviews and discusses with management and the independent auditor the annual audited and quarterly unaudited financial statements included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively.
•Establishes procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters, and the review of any submissions received pursuant to such procedures.
•Reviews reports from management relating to the status of compliance with legal and regulatory requirements.
•Reviews with management (i) the Company’s key business risks, including the Company’s major strategic, operational, regulatory, litigation and financial risk exposures and technology and cybersecurity risks, (ii) policies and practices with respect to risk governance, risk assessment and risk management, and (iii) the steps that have been taken to assess, monitor and control such risks.
•Reviews the Company’s enterprise risk management program, including its risk governance framework and risk management practices that facilitate the identification, assessment, mitigation and public reporting of risks that may affect the Company.
KEY AREAS OF FOCUS IN 2024:
•Risks associated with the evolving macro-economic environment, including as a result of geopolitical events and tensions.
•Risks and opportunities related to artificial intelligence.
•Continued focus on enhancing controls and governance in our production processes and financial operations.
•Management of regulatory risks and opportunities.
•Data and technology governance, including cybersecurity incident escalation process and business resiliency.
Further details on the role of the Audit and Risk Committee, as well as the Audit and Risk Committee Report, may be found in “Audit Matters—Audit and Risk Committee Report” on page 110 of this Proxy Statement.

Wayne Edmunds is not standing for re-election at the 2025 Annual Meeting but will remain on the Board through the date of the meeting.

Corporate Governance | MSCI	37

Compensation, Talent and Culture Committee

CURRENT MEMBERS: Jacques P. Perold (Chair) Wayne Edmunds Robin L. Matlock Linda H. Riefler Paula Volent
MEETINGS HELD IN 2024: 7
•All members are independent within the meaning of the NYSE standards of independence for directors and compensation committee members.
•All members qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

PRIMARY RESPONSIBILITIES:
•Reviews the Company’s compensation strategy and reviews and approves the Company’s compensation and benefits programs, including reviewing and approving any incentive compensation and equity-based plans of the Company that are subject to Board approval and the Company’s stock ownership guidelines for the Executive Committee, which includes senior leaders from across the Company who drive MSCI’s strategy and operations.
•Identifies, reviews and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers and such other members of senior management as the Compensation Committee determines (the “Executives”), including pay-for-performance alignment; sets compensation for the Executives, and evaluates each Executive’s performance.
•Reviews and approves the compensation of the Company’s CEO and each of the Company’s other Executives, including: base salary; annual incentive compensation; long-term incentive compensation; employment, severance, termination and change in control agreements; and any other compensation, ongoing perquisites or special benefit items.
•Periodically reviews and administers the Company’s compensation recoupment policies.
•Reviews non-employee director compensation every two years and recommends changes to the Board, when appropriate.
•Periodically reviews, in consultation with the CEO, the Company’s management succession and progression planning and oversees the Company’s talent management, progression planning, career progression and retention strategies and programs, including the Company’s learning and leadership development and inclusion and belonging programs.
•At least annually, reviews each Executive’s progress on sustainability initiatives, including key performance metrics.
•Periodically reviews the Company’s initiatives and strategies relating to corporate culture, including considering the Company’s performance, engagement and pay-for-performance alignment when reviewing the workplace environment and culture and periodic reviews of the results of the Company’s employee engagement and external surveys.
•Reviews and discusses with management the “Compensation Discussion and Analysis” section of the Company’s annual proxy statement, prepares the Compensation, Talent and Culture Committee Report required by SEC rules and recommends to the Board the inclusion of each in the Company’s annual proxy statement (included on pages 58 and 83 of this Proxy Statement, respectively).
•Reviews and makes recommendations to the Board with respect to the frequency with which the Company will conduct “Say on Pay” votes and reviews and approves the proposals regarding the “Say on Pay” vote.
•Considers the independence requirements of the NYSE prior to selecting a compensation consultant, legal counsel or other advisor and evaluates the performance of such advisors and approves all related fees.
•At least annually, reviews and assesses the adequacy of the Company’s Global Human Rights Policy, including any related disclosures, and recommends proposed changes to the Board, if required.
KEY AREAS OF FOCUS IN 2024:
•Oversight of executive compensation programs, including short-term and long-term incentive plans.
•Senior leader succession and progression planning.
•Oversight and implementation of compensation plans and practices, as well as designing the MSCI Inc. 2025 Omnibus Incentive Plan.
•Continued focus on the Company’s performance culture and monitoring of the Company’s employee engagement.
Compensation Committee Interlocks and Insider Participation: No member of the Compensation Committee is now, or has been, an officer or employee of the Company, or had any relationship with the Company since January 1, 2024 requiring disclosure under applicable SEC rules on the disclosure of transactions with related persons. None of our NEOs currently serves or served during 2024 on the board of directors or compensation committee of another company at any time during which an executive officer of such company served on MSCI’s Board or Compensation Committee.

Wayne Edmunds is not standing for re-election at the 2025 Annual Meeting but will remain on the Board through the date of the meeting.

38	2025 PROXY STATEMENT

Governance and Corporate Responsibility Committee

CURRENT MEMBERS: Linda H. Riefler (Chair) Robert G. Ashe Robin L. Matlock Sandy C. Rattray	MEETINGS HELD IN 2024: 6 •All members are independent within the meaning of the NYSE standards of independence for directors.

PRIMARY RESPONSIBILITIES:
•Annually reviews the size and composition of the Board and its committees in light of the current needs of the Board, the Company and each committee and considers judgment, diversity, age, skills, background and business experience in doing so, including by considering succession planning for the Board and key leadership roles on the Board and its committees.
•Oversees searches for candidates for election to the Board and recommends criteria and individuals for appointment to the Board and its committees. As part of the search process for each new director, instructs any search firm to identify a diverse slate of candidates.
•Retains any search firm that assists the Governance Committee in identifying candidates and maintains sole authority to approve all such search firms’ fees and other retention terms.
•Makes recommendations to the Board as to determinations of director independence.
•Oversees and approves the process and guidelines for the annual evaluation of performance and effectiveness of the Lead Director, the Board and its committees, and individual directors.
•Oversees the Company’s policies and initiatives related to corporate responsibility matters, including with respect to environmental, supply chain and other sustainability matters. Reviews with the Company’s management, including the Chief Responsibility Officer, the Company’s corporate responsibility initiatives and priorities.
•Evaluates the Company’s shareholder engagement practices on corporate responsibility matters and considers feedback received from shareholders.
•At least annually, reviews and assesses the adequacy of the Company’s Corporate Governance Policies and Code of Ethics and Business Conduct. Reviews with the Company’s management, including the Head of Compliance, the Company’s Compliance program, priorities, initiatives, risks and mitigations.
•At least annually, reviews and assesses the adequacy of the Company’s Related Person Transactions Policy and reviews related person transactions pursuant to the Related Person Transactions Policy.
•At least annually, reviews and assesses the adequacy of the Company’s Corporate Political Activities Policy, including any related disclosures, and recommends any proposed changes to the Board, if required.
•Oversees risks related to corporate governance structures, policies and processes, including related to the effectiveness, structure and succession of the Board.
KEY AREAS OF FOCUS IN 2024:
•Reviewed Board composition and Board skills and led director search process resulting in the appointments of Michelle Seitz and June Yang in 2024.
•Reviewed recent corporate governance developments and proposed relevant updates to Company practices, including amendments to the Company’s committee charters and Corporate Governance Policies.
•Reviewed the Company’s corporate responsibility initiatives, including related feedback from the Company’s investors.
•Engaged a third-party firm for Board evaluation and recommended enhancements based on feedback.

Corporate Governance | MSCI	39

Strategy and Finance Committee

CURRENT MEMBERS: Sandy C. Rattray (Chair) Jacques P. Perold Michelle Seitz Marcus L. Smith Paula Volent	MEETINGS HELD IN 2024: 7 •All members are independent within the meaning of the NYSE standards of independence for directors.

PRIMARY RESPONSIBILITIES:
•Evaluates management’s recommendations with respect to the strategic direction of the Company and regularly consults with the Board on the objectives of the Company’s strategic plans and management’s implementation of such plans.
•Reviews and makes recommendations with respect to the agenda for Board strategy meetings with management, taking into account issues important to the full Board.
•Reviews and makes recommendations to the Board with respect to any mergers, combinations, acquisitions, divestitures, joint ventures, minority investments and other strategic transactions, and any financings for mergers, acquisitions and other significant financial transactions, in each case requiring the Board’s approval.
•Reviews and oversees management’s plans and objectives for the capital structure of the Company, including target short- and long-term leverage levels and the structure and amount of debt and equity required to meet the Company’s financing needs, and make recommendations to the Board as appropriate.
•Oversees the Company’s share repurchase programs, subject to Board-approved policies.
•Reviews the Company’s capital levels and recommends for approval by the Board changes to the Company’s dividend policy.
KEY AREAS OF FOCUS IN 2024:
•Provided oversight of the Company’s capital allocation program, including with respect to its approach to share repurchases, financing considerations and increasing the Company’s quarterly dividend.
•Focused on the competitive landscape and reviewed merger, partnership and acquisition opportunities, including several recent strategically important acquisitions in wealth and front-office index technology.
•Collaborated with management on the agenda for the Board’s two-day strategy session, to ensure alignment with internal investments and growth opportunities.

40	2025 PROXY STATEMENT

Engagement and Evaluation of our Board
Attendance at Board Meetings and Annual Meeting of Shareholders

EACH DIRECTOR ATTENDED AT LEAST
8 BOARD MEETINGS	8 EXECUTIVE SESSIONS, WHICH FOLLOWED THE BOARD MEETINGS	4 OCCASIONS WHERE THE BOARD TOOK ACTION BY UNANIMOUS WRITTEN CONSENT	75 percent OF THE TOTAL BOARD MEETINGS AND COMMITTEE MEETINGS ON WHICH THE DIRECTOR SERVED THAT WERE HELD WHILE THE DIRECTOR WAS A MEMBER

Our Board met eight times, held independent director executive sessions following all eight of those meetings and took action by unanimous written consent on four occasions during 2024. Each director attended at least 75% of the total meetings of the Board and committees on which the director served that were held while the director was a member.
Discussions between the Board and management on strategic direction, new business opportunities and the scope and mix of the Company’s products were held at each quarterly Board meeting. In addition to formal meetings, members of our Board informally interact with senior management on a periodic basis and participate in director education sessions.
Our Corporate Governance Policies state that directors are expected to attend the annual meetings of shareholders. In 2024, all of our directors who were on the Board at the time attended our annual meeting of shareholders. Ms. Seitz joined the Board in August 2024 and Ms. Yang joined the Board in December 2024, and, therefore, they did not attend the annual meeting of shareholders in 2024.
Independent Director Meetings
Our Corporate Governance Policies provide that our Lead Director will preside over non-employee director sessions. Mr. Ashe presided over independent director sessions following all Board meetings during 2024. The Board’s standing committees also have a practice of holding executive sessions after their quarterly meetings. Our Corporate Governance Policies further provide that if any non-employee directors are not independent, then the independent directors will meet at least once a year in an independent director session and the Lead Director will preside over each such independent director session. During 2024, all non-employee directors were independent.
Director Education and Orientation Program
Directors are encouraged and provided with opportunities to attend educational sessions on subjects that can assist them in performing their duties. Pursuant to the Director Education Policy, the Company will reimburse directors for reasonable costs incurred from attending these sessions. Directors also participate in an annual review of leading corporate governance practices by corporate governance experts, briefing sessions on topics that present special risks and opportunities and regular updates on accounting topics.
The Company is also part of a peer-engaged program designed to enhance director performance, and we leverage virtual platforms to provide deep-dive sessions on certain aspects of MSCI’s business outside of quarterly meetings including on emerging topics. In 2024, we conducted board education sessions to strengthen the Board’s expertise on cybersecurity and climate developments and trends.
All new directors participate in a director orientation program that includes briefings by senior management representing the heads of product lines and key functional areas on topics that include, among others, the Company’s strategic plans, capital structure, product overviews, historical financial performance and key policies and practices, including compliance and trading policies. We leverage MSCI’s hybrid work environment to hold orientation sessions virtually to provide for participation by senior management around the world. In addition, new directors are encouraged to attend all committee meetings during their first year on the Board.

Corporate Governance | MSCI	41

Board Evaluations
The Board conducts a rigorous annual evaluation to support its effectiveness. Directors assess areas such as Board culture, leadership, committee performance, skills and continuing education, either through a self-assessment or by engaging an independent third party. The feedback, along with insights from one-on-one meetings with the Lead Director, is discussed during executive sessions, with follow-up actions taken as needed.

1	Members of the Governance Committee provide thoughts on the factors to be used in evaluating the Board, its committees and individual directors. The Governance Committee also oversees and approves the process and guidelines for the annual evaluation of the performance and effectiveness of the Lead Director.
INITIATION OF PROCESS

2	Each director completes an anonymous self-assessment questionnaire covering a range of topics, including Board structure, Board culture, composition, refreshment priorities, oversight of risk and the roles of the Board and its committees. On an annual basis, the Lead Director also conducts individual director evaluations through interviews with each director.
EVALUATION

3	The Corporate Secretary compiles the quantitative and qualitative data from this evaluation and consults with the Lead Director and the Chair of the Governance Committee on the results. The Lead Director and Chair of the Governance Committee review the results with the full Board in executive session.
DISCUSSION

4	The Lead Director and Chair of the Governance Committee facilitate discussions during Governance Committee meetings on Board feedback and potential enhancements to governance practices.
FOLLOW-UP

5
STRATEGIC GOALS:
•Board and committee agendas increasingly focus on strategic and forward-looking topics
•Increasing use of scorecards to measure progress against strategic objectives
CYBERSECURITY AND BUSINESS RESILIENCY:
•Emphasis on cyber preparedness and crisis management capabilities
DIRECTOR EDUCATION:
•Virtual deep-dive sessions outside of quarterly meetings

BOARD REFRESHMENT:
•Increased refreshment to ensure proper mix of skill sets for the Board and directors to align with strategic priorities
SUCCESSION PLANNING:
•Increased focus on succession and progression planning for senior management
•Progression candidates invited to speak at Board and Committee meetings for additional exposure
•Succession and progression planning at levels beyond the Management Committee

RECENT ENHANCEMENTS

The Board may periodically engage a third party to provide an external perspective as part of its evaluation process. In 2024, the Board retained a third-party firm to review its practices and effectiveness. The firm conducted interviews with the full Board and collected feedback from select members of senior management, gathering insights on areas such as skills, governance, culture and effectiveness. The feedback was discussed by the Board during executive sessions, and recommendations were identified to enhance the Board’s practices.

42	2025 PROXY STATEMENT

Shareholder Engagement
We believe that engaging with our shareholders, prospective shareholders and sell-side analysts is the best way to address the issues that matter most to them. Dialogue with these constituencies helps us understand their perspectives on the Company, and helps us identify issues that might affect our long-term strategy, corporate governance and compensation practices. We offer several opportunities to provide feedback to our Board and senior management, including from time to time inviting certain shareholders to address the Board to present their views on the Company.
Our Investor Relations team leads year-round outreach efforts with our investors and the investment community. During these engagements, we typically discuss topics such as market trends affecting our industry, the competitive environment, our go-to-market strategy, our financial performance and our overall outlook for the Company.
2024 Shareholder Engagement

Held over 350 meetings with our shareholders, prospective shareholders and sell-side analysts	Engaged with shareholders representing approximately 50% of our shares outstanding across all meetings throughout the year	Engaged with shareholders representing approximately 28% of our shares outstanding during Corporate Responsibility Roadshow

In 2024, we held over 350 meetings with our shareholders, prospective shareholders and analysts, during which we met with shareholders representing approximately 50% of our shares outstanding to gain valuable insights on the issues that matter most to our shareholders, with participation at certain meetings by our CEO, President and COO, CFO, Head of Investor Relations, Chief Responsibility Officer, Head of Compensation and Benefits and other members of senior management and the Board. In 2024, our team also attended 30 investor conferences and 8 non-deal roadshows and analyst-sponsored events to discuss topics including long-term growth opportunities, financial performance, capital allocation, corporate responsibility and our technology and data initiatives and opportunities, including from generative AI.
Our Year-Round Shareholder Engagement Program

Corporate Governance | MSCI	43

Annual Corporate Responsibility Roadshow

Outreach for Corporate Responsibility Roadshow

We contacted **46.0%** of our outstanding shares

We met with holders representing **27.8%** of our outstanding shares with Board members present at **all** meetings

We engage with shareholders before, during and after the proxy season, including by hosting an annual off-season Corporate Responsibility Roadshow each fall, to review and receive feedback on our governance practices, sustainability considerations, workforce and talent strategies, and the design of our executive compensation program. The feedback we receive from these discussions, as well as from third-party rating agencies, is carefully considered by the Board and relevant Board committees.
Our engagement team, which included members of our Corporate Responsibility, Legal, Investor Relations, Executive Compensation and Talent teams, met with shareholders representing approximately 27.8% of our outstanding shares in 2024. Our Lead Director and the chairs of all four of our standing committees participated in the 2024 Corporate Responsibility Roadshow as well, with a director present at each meeting with shareholders.
Key Corporate Responsibility Topics Discussed in 2024

WORKFORCE AND TALENT STRATEGY •Senior Talent Succession Planning and Development •Integrated Talent Management	EXECUTIVE COMPENSATION •Long-Term Incentive Plan •Aligning Compensation with Shareholder Value Creation	CORPORATE GOVERNANCE •Board Skills •Board Culture •Risk Management and Oversight	BUSINESS STRATEGY •Sustainability and Climate Strategy •AI Risks, Opportunities and Governance

Investors provided valuable comments and perspectives during our Corporate Responsibility Roadshow. We discussed topics including business strategy, talent development, sustainability considerations, and the structure, composition, evaluation and refreshment practices of our Board. We gained constructive feedback during these meetings, which was shared with our Board and management to drive continuing improvements in our corporate responsibility efforts.
Please see page 65 of this Proxy Statement for additional information on our engagement efforts specific to compensation matters.

44	2025 PROXY STATEMENT

Oversight by our Board
Risk Oversight Responsibilities and Processes
Our Board is responsible for, and committed to, the oversight of MSCI’s long-term strategic plan and significant enterprise-wide risks. In carrying out this responsibility, the Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for identifying, evaluating and managing the Company’s risk exposure and the Board having the ultimate responsibility for overseeing risk management governance, with a focus on the Company’s most significant risks.
The risks described include those formally monitored at a Board or committee level, as part of the enterprise risk management (“ERM”) program or pursuant to committee charters. These risks do not represent a complete list of all risks that are considered and addressed from time to time by the Board, its committees or MSCI management. For more information on risks that affect our business, please see our most recent Annual Report on Form 10-K and other filings we make with the SEC.
Enterprise Risk Management Program

ERM PROGRAM	ERM PROCESS

•Evaluates risk in numerous areas within MSCI, including technology; cybersecurity, privacy and data protection; clients; people, including talent management; financial resilience; legal, regulatory and compliance; and corporate responsibility, including climate-related risks
•Informed by our management-level Enterprise Risk Oversight Committee (“EROC”), chaired by our CFO
•Provides the flexibility to make changes and to identify new risks on an on-going basis, and senior leaders engage with the CFO and Enterprise Risk Management Officer to escalate risks as appropriate

•A quarterly and ongoing process designed to identify, assess and manage MSCI’s risk exposures over the short-, intermediate and long-term, including by consideration of a variety of factors as part of a single risk-assessment framework that considers:
•velocity, or potential speed of onset, of a risk,
•impact of a risk, and
•likelihood of a risk
•On a quarterly basis, the Audit Committee is updated on MSCI’s ERM program by our Enterprise Risk Management Officer, including an overview of risks and trends
•The Chair of the Audit Committee informs the Board of any key updates during reports to the Board

Role of the Board, Committees and Management
In order to maintain effective Board oversight, the Board delegates to its committees certain elements of its oversight function, as described below. The Board then receives regular updates from its committees on individual categories of risk, including strategy, reputation, operations, sustainability, corporate responsibility, people, technology, data, legal and regulatory. Senior management regularly interact with, and report to, the Board and its committees on risk matters.

Corporate Governance | MSCI	45

Board of Directors

The full Board reviews the risks associated with MSCI’s strategic plan and discusses the appropriate levels of risk in light of MSCI’s business objectives. This review is done through an annual strategy review process and from time-to-time throughout the year as part of the Board’s ongoing review of corporate strategy.
On an ongoing basis, the Board receives quarterly written reports on enterprise-level risks and receives regular reports from each of its committees on their areas of risk oversight.

Committees

Committees are responsible for monitoring and reporting to the full Board on risks associated with their respective areas of oversight. In connection with its oversight responsibilities, each Committee meets with the members of management who are primarily responsible for the management of risk in their respective areas, including, among others, MSCI’s CFO, Chief Human Resources Officer, General Counsel and Head of Corporate Affairs, Corporate Secretary, Head of Compliance, Head of Government and Regulatory Affairs, Chief Technology Officer, Chief Information Security Officer, Chief Responsibility Officer, Global Controller, Head of Tax, Head of Internal Audit and Enterprise Risk Management Officer.

Compensation Committee
•Oversees risks associated with MSCI’s compensation practices (including reviewing whether any risks arising from MSCI’s compensation practices are reasonably likely to have a material adverse effect on MSCI) in consultation with external compensation consultants
•Oversees risks associated with MSCI’s workforce and talent strategies

Governance Committee
•Oversees risks related to our overall corporate governance (including the effectiveness, structure and succession of the Board), related person transactions and political activities practices and disclosure
•Monitors evolving risks related to corporate responsibility strategy, including environmental and sustainability matters, programs and reporting
•Receives annual reports on our Compliance program, risks and priorities
•Receives annual updates on governance trends and benchmarking of peers and best practices

Strategy Committee
•Oversees risks related to certain financial matters, including capital allocation, financial planning, credit and liquidity and related policies
•Monitors and provides guidance on strategic objectives, including on mergers, partnerships and acquisition opportunities, execution and integration

Audit Committee
•Oversees MSCI’s ERM activities, including receiving quarterly reports from the Enterprise Risk Management Officer
•Oversees MSCI’s accounting and financial reporting processes and the integrity of MSCI’s financial statements and internal controls, including receiving quarterly reports from MSCI’s independent auditor
•Oversees MSCI’s technology and cybersecurity risks, with quarterly reports from the Chief Information Security Officer, informed by discussions with, and assessments from, external information security advisors
•Oversees MSCI’s internal audit function, with quarterly reports from the Head of Internal Audit
•Receives regular reports from MSCI’s Disclosure Committee, which meets at least quarterly to review the adequacy of the Company’s disclosure controls and procedures
•Oversees whistleblower reporting procedures for handling complaints and anonymous submissions related to accounting, internal controls or auditing matters.

46	2025 PROXY STATEMENT

Management

Our management team has day-to-day responsibility for identifying, assessing and managing risks and opportunities. In this role, management interacts with outside advisors, including external information security advisors, compensation consultants, legal counsel, financial advisors and others. The Company’s EROC oversees the Company’s key risk management activities to ensure that the Company is identifying, evaluating and managing risks that may have an impact on our ability to achieve our operational and strategic objectives. Risk areas of significant management-level focus and reporting to the Board include:

Business Resiliency	Legal and Regulatory	Cybersecurity

Develop and execute strategies and processes to assess the severity, probability and scale of business interruption events and support business continuity plans, with regular reporting to the Audit Committee
	Oversee risk associated with legal and regulatory matters, with regular reporting by our General Counsel to the Audit Committee	Assess and mitigate risks posed by cybersecurity incidents and cyber-attacks impacting data and information systems, with regular reporting by our CISO to the Audit Committee

Compliance	Disclosure Committee	Internal Audit

Oversee ethical and other risks associated with the Company’s compliance programs, with reporting by our Head of Compliance to our Governance Committee on an annual basis	Assess risks related to the Company’s disclosure controls and procedures for public reporting, with regular reporting by the General Counsel and Global Controller to the Audit Committee
Provide independent assurance and closely coordinate with the Enterprise Risk Management Officer to ensure annual audit plan is informed by key risks, with regular reporting to the Audit Committee by the Head of Internal Audit

Cybersecurity and Information Security Awareness
Our Board recognizes that the security of our technology is integral to our products, business processes and infrastructure. We have an enterprise-wide IT security program designed to secure our technology assets, and we have implemented several measures to identify, assess and manage related risks. Our Chief Information Security Officer (“CISO”) manages this program in collaboration with our business and corporate teams. Our cybersecurity policies, standards and procedures align with industry standards, including the U.S. National Institute of Standards and Technology (“NIST”) cybersecurity framework and International Organization for Standardization (“ISO”) information security standards. The MSCI Information Security Management System has also achieved ISO/IEC 27001:2022 certification.
Our management-level Information and Technology Risk Oversight Committee (“ITROC”), which is led by our CISO, and includes senior management leaders, provides oversight of key cybersecurity and technology risks. Our IT security program also includes an incident response plan that provides for how we detect, respond to and recover from cybersecurity incidents. The plan includes processes designed to triage, assess severity, investigate and remediate any incident, comply with potentially applicable legal obligations and mitigate damage to our brand and reputation.
Quarterly, our CISO updates the Audit Committee on the Company’s IT security program, including an overview of any significant incidents, risks and trends, results from any third-party assessments, risk-mitigation activities, our incident response plan, and cybersecurity threat developments. This quarterly update is also made available to the full Board, and the Chair of the Audit Committee informs the Board of any key updates during quarterly reports to the Board. The Board also conducts an annual education session on cybersecurity trends and risks. Additional information regarding our IT risk management is detailed in our 2024 Annual Report on Form 10-K.
Privacy Awareness
Integrated with our IT security program and our enterprise risk program is our global privacy program. Our privacy program is led by our Chief Privacy Officer and the members of the MSCI Privacy Office, which reports to our CISO, and has been developed based on industry standards, including the NIST Privacy Framework. Our Privacy Steering Committee meets on a quarterly basis to review key risks and trends, progress on key initiatives, focus topics and regulatory developments. We also regularly undertake privacy and data protection training and testing of our employees. Our CISO’s quarterly updates to the Audit Committee include any notable updates relating to our privacy program.

Corporate Governance | MSCI	47

Corporate Responsibility
As a leader in providing sustainability and climate solutions to investors, we also aim to demonstrate leading corporate responsibility practices and policies that are meaningful to our various stakeholders, including our shareholders, clients and employees.
Our commitment to corporate responsibility is reflected in three pillars:

Our Approach to Corporate Responsibility

1	ENVIRONMENTAL SUSTAINABILITY Manage carbon emissions and climate risks and opportunities, and implement sustainable operational practices	2	SOCIAL PRACTICES Act responsibly and enable our people to deliver innovative products and research to the market	3	GOVERNANCE PRACTICES Implement policies and practices that reflect MSCI’s commitment to strong governance

Corporate Responsibility Governance
MSCI incorporates corporate responsibility into its strategy, reflecting our belief that sustainable practices are essential to long-term growth. In line with this focus, the Governance Committee oversees MSCI’s corporate responsibility strategy and activities, receiving regular updates from management on key initiatives and developments.
Our Corporate Responsibility efforts are led by our Chief Responsibility Officer, who heads our Corporate Responsibility Committee and our Corporate Responsibility Advisory Council. Day-to-day implementation of our corporate responsibility initiatives is enabled by key functions across MSCI. These functions are represented on the Corporate Responsibility Committee, which reviews our corporate responsibility activities and key reports, and monitors industry trends.
At the senior management level, our Corporate Responsibility Advisory Council consists of several of our senior executives that lead key functions that underpin our corporate responsibility strategy. This body provides input on significant corporate responsibility policies, actions and disclosures to ensure these items are aligned with MSCI’s mission and long-term strategy for sustainable growth.
Risk Oversight of Corporate Responsibility
MSCI’s EROC is also integrated into our corporate responsibility governance. The EROC oversees MSCI’s risk-management activities to ensure that MSCI has an effective process designed to identify, evaluate and manage risks that may have an adverse impact on MSCI’s ability to achieve its operational and strategic objectives. Climate-related risks, including transition and physical climate risks, are integrated into MSCI’s ERM reporting. The Audit Committee receives a quarterly update from the Enterprise Risk Management Officer on the work of the EROC.
Additional information on our corporate responsibility efforts, including our published sustainability reports and carbon-emissions reporting, can be found on our Corporate Responsibility website (https://www.msci.com/who-we-are/corporate-responsibility).

48	2025 PROXY STATEMENT

The Board’s Oversight of Corporate Responsibility

Board of Directors

Governance Committee	Compensation Committee	Audit Committee	Strategy Committee

•Chief Responsibility Officer provides quarterly updates
•Corporate Secretary oversees annual review of charters and Board policies
•Head of Compliance provides annual update
•General Counsel oversees annual review of governance trends
•Governance Committee oversees shareholder engagement on corporate responsibility, including participation by independent Board members in annual engagement

•Chief Human Resources Officer and Head of Talent report on senior leader succession and progression planning
•Chief Responsibility Officer provides updates on employee engagement and culture
•Head of Compensation and Benefits incorporates the Compensation Committee’s recommendations into executive compensation program
•Compensation Consultant advises on risks of compensation policies and peer and best practices

•CFO and Global Controller report on quarterly earnings, including review process and key issues
•Independent Auditor oversees integrity in financial reporting
•Head of Internal Audit reports to Audit Committee and provides quarterly updates on relevant audit activities, findings and assurance
•Enterprise Risk Management Officer and CISO provide quarterly updates
•General Counsel provides quarterly updates on Disclosure Committee process and issues, as well as legal and regulatory risks and issues
•Ensures that relevant climate opportunities and considerations are integrated into our business strategy •Advises on key partnership and acquisition opportunities that support strategic priorities

Corporate Governance | MSCI	49

Workforce and Talent Management
MSCI is committed to a performance culture with a high degree of employee engagement. Our talent and leadership development programs are designed to ensure we have the right people with the right skills to deliver on MSCI’s strategy.
The Compensation Committee of our Board has oversight over talent management matters, including efforts relating to succession/progression planning, career progression and retention strategies, and learning and leadership development. In addition, the Compensation Committee oversees efforts relating to our corporate culture, such as our employee engagement and retention strategies. Our management reports to our Board regularly on our work towards enhancing corporate culture and our talent management strategies. We also regularly engage with our shareholders on these aspects of our workforce and talent management strategies.
Workforce and Talent Priorities

LEARNING AND DEVELOPMENT
Our employees actively drive and take responsibility for their professional growth, and we provide the tools, programs and training to enable them to do so.
MSCI offers in person and on-demand learning tools covering a wide range of topics with numerous options for employees to pursue self-paced career development opportunities. In 2024, more than 200,000 learning resources were viewed on our Learning@MSCI platform. This included an average of over two hours of self-paced learning per employee. In 2024, our employees that participated in facilitated, live learning events spent approximately five hours on average in such events. We also sponsor and reimburse employees for certain certifications and membership dues, ongoing education and relevant industry conferences and seminars.

INCLUSION
Inclusivity is a core value at MSCI. When employees feel included and supported, they can reach their full potential. By seeking employees with a broad range of skills, backgrounds and perspectives, we look to identify the best talent to achieve our strategic goals and foster a culture of performance, meritocracy and innovation. Our efforts focus on three strategic pillars: talent identification and development, senior leader engagement and accountability, and stakeholder engagement.

COMMUNITY
We support community involvement through global and local initiatives, often led by our Employee Resource Groups. We empower teams at all our office locations to identify and support organizations that have positively impacted their communities.

 2024 NOTABLE DEVELOPMENTS
•Strengthened focus on internal mobility across all corporate levels, prioritizing upskilling and employee development to align with business goals and support the Company’s growth
•Introduced an Executive Director success profile and development framework to clearly define expectations and drive development in key growth areas for the Company
•Continued investment in managerial capabilities for people managers to support accountability, career development and an inclusive work environment
•In December 2024 employee engagement survey, achieved an 85% response rate, and the percentage of respondents characterized as fully engaged was 76%, among the highest since we implemented the survey in 2011

EMPLOYEE WELLBEING
We are committed to the health, safety, and well-being of our employees. We have expanded communication on employee assistance programs for mental health, stress management, and family care. We offer a comprehensive ergonomics program to support hybrid work, and we are also enhancing accessibility in our offices.
Our Global Human Rights Policy reflects our commitment to a safe and healthy workplace. We are also proud to provide highly competitive benefits to our employees and their family members. We work to ensure our benefits program remains aligned with — and in many cases exceeds — current practices in the market.

50	2025 PROXY STATEMENT

Management Succession Planning
The Compensation Committee oversees talent management matters, including efforts relating to succession/progression planning, career progression and retention strategies, and learning and leadership development. In addition, the Compensation Committee oversees efforts relating to our corporate culture, such as our employee engagement and inclusion strategies. Our CEO and our President and COO meet with our functions to review talent plans with an aim to identify top talent who have the most potential to progress to senior roles at MSCI.
To align the management succession and progression process with MSCI’s strategic objectives, the Compensation Committee consults with the CEO to periodically review the Company’s succession plans, including for the CEO and other executives. This process covers selection, succession in the event of incapacity, retirement or removal of an executive, and evaluations of, and development plans for, potential successors to each of the executives.
The Company’s Management Committee, consisting of the Company’s senior-most leaders, engages in discussions focused on succession and progression plans with an emphasis on growth opportunities for potential future senior leaders. High-potential leaders are identified for additional responsibilities to challenge them and develop additional skills. These individuals are often positioned to interact more frequently with the Board, through Board and Committee presentations and discussions, as well as informal events and interactions, throughout the year.

Developing Our Next Generation of Leaders

ONGOING EXPOSURE AND REVIEW
High-potential leaders are given exposure to our directors through formal presentations at Board or committee meetings, informal virtual education sessions, one-on-one meetings with individual directors and participation in other Board activities. The Board also holds ongoing reviews of our leadership bench.

FORMAL SUCCESSION AND PROGRESSION PLANNING
The Compensation Committee holds an annual formal succession and progression planning session led by our CEO, Chief Human Resources Officer and Head of Talent, which all directors are invited to attend. This session includes identifying potential successors, and reviewing succession and progression plans and opportunities to hire from the market, for all senior management positions, including the CEO and President positions. This session also may include participation by external talent consultants we have engaged to assist in identifying and evaluating candidates and to ensure that we are considering a large pool of candidates from a wide variety of backgrounds and experiences.
The Compensation Committee annually reviews succession and contingency planning for our CEO and members of our Management Committee.

Over the last year, the Company made the following senior appointments from its succession and progression pools:
2024
•Chief Client Officer promoted to Chief Product Officer.
•Head of Client Coverage - EMEA promoted to Chief Client Officer.
•General Counsel promoted to additional role of Head of Corporate Affairs.
•Head of Buy Side Client Segment promoted to expanded role of Global Head of Client Segment Strategy.
•Analytics Managing Director promoted to Head of MSCI ONE.

Corporate Governance | MSCI	51

Compensation, Talent and Culture Governance
The Compensation Committee operates under a written charter adopted by the Board and is responsible for reviewing and approving annually all compensation awarded to the Company’s Executives, including the CEO and our other NEOs. The Compensation Committee also regularly engages with our CEO, President and COO, Chief Human Resources Officer, Chief Responsibility Officer and other members of senior leadership on a broad range of workforce and talent management topics. The Board regularly receives reports from the Compensation Committee on workforce and talent management topics throughout the year. The Compensation Committee annually reviews the Company’s talent management strategies and programs with respect to senior levels in the organization and key performance metrics, and periodically reviews open senior management roles, future talent needs, the Company’s corporate culture and learning and development programs, as well as the results of the Company’s employee engagement survey. See page 37 of this Proxy Statement for additional information on the Compensation Committee’s responsibilities.
The principal compensation plans and arrangements applicable to our NEOs are described in the “Compensation Matters” section of this Proxy Statement and the executive compensation tables included therein. The Compensation Committee may delegate the administration of these plans and arrangements, as appropriate, including to one or more officers of the Company, subcommittees or to the Chair of the Compensation Committee, in each case, when it deems doing so to be appropriate, in the best interests of the Company and consistent with applicable law and NYSE requirements.
The Compensation Committee has the authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of CEO or other executive officer compensation. As further described in the “Compensation Discussion and Analysis” section included herein, during 2024, the Compensation Committee continued to retain Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its own independent compensation consultant to review CEO and other executive officer compensation. All of the services provided by Semler Brossy to the Compensation Committee during 2024 were to provide advice or recommendations on the amount or form of executive officer and director compensation, and Semler Brossy did not provide any additional services to the Company during 2024. The Compensation Committee has considered, among other things, the factors delineated in Rule 10C-1 under the Exchange Act (“Rule 10C-1”), including the NYSE listing rules implementing Rule 10C-1 and Semler Brossy’s conflict of interest policies, and determined that the engagement of Semler Brossy does not raise any conflict of interest or other factors that compromise the independence of its relationship with the Compensation Committee. The Compensation Committee annually considers the performance and independence of Semler Brossy. In developing its views on compensation matters and determining the compensation awarded to our CEO and other executive officers, the human resources department provides data and analyses to aid the Compensation Committee in its decisions. The CEO also makes recommendations on compensation for executive officers other than himself, and the Compensation Committee takes these recommendations into account in reaching its compensation decisions. From time to time, the Compensation Committee may obtain input from external legal counsel, including Davis Polk & Wardwell LLP (“Davis Polk”), on compensation award documentation and other compensation-related practices, which in 2024 was communicated to the Compensation Committee via management, the legal department or the human resources department. In light of this relationship, the Compensation Committee has considered, among other things, the factors delineated in Rule 10C-1, including the NYSE listing rules implementing Rule 10C-1 and Davis Polk’s Principles and Guidelines for Advice to Compensation Committees.

52	2025 PROXY STATEMENT

Director Compensation and Stock Ownership Guidelines
Director Compensation
Director Compensation Best Practices

Robust Director Stock Ownership Guidelines
Each non-employee director is required to own a target number of shares of stock of the Company equal to the sum of the “net shares” resulting from the vesting of the RSUs granted to such director for each of the last five years.

Anti-Hedging and Anti-Pledging Policy
We prohibit all directors and employees, including all NEOs, from hedging or pledging the Company’s common stock or engaging in short sales, purchases or sales of options, puts or calls, as well as derivatives such as swaps, forwards or futures and trading on a short-term basis in the Company’s common stock.

Emphasis on Equity Compensation	The most significant portion of non-employee director compensation is the annual RSU equity award for service on the Board.

Director Compensation Program
The Compensation Committee reviews non-employee director compensation typically every two years and recommends changes, when appropriate, to the Board. This review includes consideration of MSCI’s non-employee director stock ownership guidelines. The Compensation Committee is aided in its review by its external independent compensation consultant, Semler Brossy. The Compensation Committee takes into account peer benchmarking and broader general industry practices to establish non-employee director compensation.

Director Fees

Committee Membership Fees

*    Based on the closing share price of MSCI common stock as reported by the NYSE on the trading day prior to grant.
Directors may elect under the terms of the MSCI Inc. 2016 Non-Employee Directors Compensation Plan (the “Directors Plan”) to receive their cash retainer in the form of shares of our common stock. Under the Directors Plan, non-employee directors are subject to annual limits on their cash and equity compensation, which were approved by our shareholders at our 2016 annual meeting of shareholders, as follows: non-employee directors may not receive in any calendar year (i) options, restricted stock, RSUs and other stock-based awards with a grant date fair value of more than $1,000,000 (as determined in accordance with applicable accounting standards) and (ii) retainers and other cash-based awards in excess of $1,000,000. These caps cannot be increased without the approval of our shareholders. In connection with, and subject to, the approval of the 2025 Plan at the 2025 Annual Meeting, the Directors Plan will be replaced on a go-forward basis by the 2025 Plan. The 2025 Plan revises the annual cap on total compensation for non-employee directors, limiting the value of equity awards and cash compensation to $1,000,000 in the aggregate per director, aligning with market practices.

Director Compensation and Stock Ownership Guidelines | MSCI	53

RSUs granted to non-employee directors are granted on May 1 of each year and vest on the first anniversary of the grant date. Cash retainers and RSU awards are prorated when a director joins the Board and/or a committee at any time other than May 1. RSUs granted on or after May 1 vest on the next May 1 to occur following the grant date. For example, if a director joins the Board on February 1, 2025, his or her prorated RSUs will vest on May 1, 2025. If a director joins the Board on May 31, 2025, his or her prorated RSUs will vest on May 1, 2026.
RSUs are recognized as an expense in the Company’s financial statements for financial reporting purposes with respect to 2024 in accordance with FASB ASC Subtopic 718-10.
Holders of these RSUs are entitled to participate in dividend equivalent payments, and such payments may be settled in cash, shares of our common stock, or a combination thereof, to be decided by the Company in its sole discretion. Prior to the conversion to shares, RSU holders do not have any rights as an MSCI shareholder with respect to such RSUs, including the right to vote the underlying shares. The RSUs are generally non-transferable; however, our Board may, in its discretion, specify circumstances under which an award may become immediately transferable and non-forfeitable or under which the award will be forfeited. The RSUs vest and convert to shares immediately upon termination of service for reasons of death, disability or a change in control. If service as a director terminates for any other reason, all unvested RSUs will be cancelled and forfeited unless determined otherwise by the Board or the Compensation Committee.
Non-employee directors are reimbursed for expenses incurred in connection with attending Board meetings and educational sessions.
Director Deferral Plan
Under the MSCI Inc. Non-Employee Directors Deferral Plan (the “Deferral Plan”), our directors are permitted to defer receipt of shares of our common stock payable in lieu of cash retainers and/or upon conversion of RSUs granted to the director following the year for which an election has been submitted; provided that an election made by a director within 30 days after the director becomes eligible to receive a cash retainer or RSUs shall apply to any common stock payable in lieu of such a cash retainer and/or upon conversion of such RSUs granted to the director following the date on which the director makes the election. Receipt of shares of our common stock may be deferred until a future date specified by the director, a termination of service from the Board, or the earlier of the two. While the Deferral Plan allows for it, the Board has not yet implemented a process for the deferral of cash payments.
2024 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash(1)(2) ($)	Stock Awards(3)(4) ($)	All Other Compensation(5) ($)	Total ($)
Robert G. Ashe	109,926	259,911	3,458	373,295
Chirantan “CJ” Desai(6)	112,541	234,975	720	348,236
Wayne Edmunds(7)	110,000	209,606	2,773	322,379
Catherine R. Kinney(8)	—	—	67,435	67,435
Robin Matlock	110,000	209,606	7,118	326,724
Jacques P. Perold	125,000	209,606	2,773	337,379
Sandy C. Rattray	125,000	209,606	2,773	337,379
Linda H. Riefler	125,000	209,606	9,694	344,300
Michelle Seitz(9)	73,699	154,397	915	229,011
Marcus L. Smith	129,897	209,606	2,773	342,276
Rajat Taneja	99,679	209,606	14,374	323,659
Paula Volent	109,926	209,606	2,773	322,305
June Yang(10)	33,288	77,298	0	110,586
(1)Pursuant to MSCI’s Third Amended and Restated Articles of Incorporation, directors hold office for a term expiring at the next annual meeting of shareholders. The Board term beginning in April 2024 and ending in April 2025 (the “2024 Board Term”) and the Board term beginning in April 2023 and ending in April 2024 do not coincide with MSCI’s calendar-year fiscal year. Amounts included in the table above represent cash earned or paid, or stock awards granted, as applicable, during the year ended December 31, 2024. Because directors are paid for service from May 1 to April 30, any prorated amounts are calculated from the applicable date to May 1 of the relevant Board term.

54	2025 PROXY STATEMENT

(2)Cash amounts in this column include the annual retainers and committee fees paid during the year ended December 31, 2024. Four of our directors elected to receive all or a portion of their annual cash retainers in stock as set forth below. The number of shares issued was determined by dividing the aggregate value of the elected portion of the cash retainer by the closing share price of MSCI common stock on the trading day prior to the grant date ($465.79 for Messrs. Ashe, Smith and Taneja and Ms. Volent) and rounding down to the next whole number. Mr. Taneja elected to defer receipt of such shares until the earlier of (i) June 1, 2025 and (ii) the 60th day after his “separation from service” as a director under the Deferral Plan.

Name	Cash	Stock
Mr. Ashe	—	$109,926.44 (236 shares)
Mr. Smith	—	$89,897.47 (193 shares)
Mr. Taneja	—	$99,679.06 (214 shares)
Ms. Volent	—	$109,926.44 (236 shares)
(3)Represents the aggregate grant date fair value of RSUs granted in 2024 in accordance with FASB ASC Subtopic 718-10. The fair value is calculated by multiplying the closing share price of MSCI common stock on the date prior to the grant date by the number of units awarded. For assumptions regarding these calculations, please see notes 1 and 11 to the consolidated financial statements included in our 2024 Annual Report on Form 10-K filed with the SEC on February 7, 2025. The values in this column may not correspond to the actual value that will be realized by the non-employee directors at the time the RSUs vest. The number of RSUs awarded is determined by dividing the aggregate value of the RSU award by the closing share price of MSCI common stock on the trading day prior to the grant date ($465.79 for Messrs. Ashe, Desai, Edmunds, Perold, Rattray, Taneja and Smith and Mmes. Matlock, Riefler and Volent, $539.85 for Ms. Seitz and $618.38 for Ms. Yang) and rounding down to the next whole number. For the 2024 Board term, each of Messrs. Desai, Edmunds, Perold, Rattray, Taneja and Smith and Mmes. Matlock, Riefler and Volent received 450 RSUs, Ms. Seitz received 286 RSUs, Ms. Yang received 125 RSUs and Mr. Ashe received 558 RSUs. These RSUs will vest on May 1, 2025. Ms. Matlock elected to defer receipt of such shares issuable upon vesting until the earlier of (i) June 1, 2033 and (ii) the 60th day after her “separation from service” as a director under the Deferral Plan. Mmes. Riefler and Yang elected to defer receipt of such shares issuable upon vesting until the 60th day after their “separation from service” as a director under the Deferral Plan. Mr. Taneja elected to defer receipt of such shares issuable upon vesting until the earlier of (i) June 1, 2025 and (ii) the 60th day after his “separation from service” as a director under the Deferral Plan.
(4)As of December 31, 2024, each of our non-employee directors had the following outstanding stock awards in the form of RSUs: Messrs. Edmunds, Perold, Rattray, Taneja and Smith and Mmes. Matlock, Riefler and Volent each had 450 RSUs outstanding, Ms. Seitz had 286 RSUs outstanding, Ms. Yang had 125 RSUs outstanding and Mr. Ashe had 558 RSUs outstanding.
(5)Cash amounts in this column include dividend equivalents paid during the year ended December 31, 2024 in connection with the Company’s payment of its quarterly cash dividend. Each of Mmes. Kinney, Matlock and Riefler received shares of our common stock and a cash payment for fractional shares received as a dividend equivalent payment for RSUs and in lieu of receiving a cash dividend payment for shares, in each case subject to her deferral election (in Ms. Kinney’s case, a prior deferral election that continues to apply with respect to awards previously deferred). Mr. Taneja received shares of our common stock and a cash payment for fractional shares received as a dividend equivalent payment for RSUs and shares elected in lieu of annual cash retainer and in lieu of receiving a cash dividend payment for shares subject to his deferral election. The table below sets forth the amounts received by each.

Name	Shares	Cash Received for Fractional Shares
Ms. Kinney	$66,226.14 (126 shares)	$596.26
Ms. Matlock	$6,165.53 (11 shares)	$952.87
Ms. Riefler	$8,410.01 (15 shares)	$1,284.39
Mr. Taneja	$12,820.58 (23 shares)	$1,553.82
(6)Mr. Desai was appointed to the Board effective March 11, 2024 and resigned from the Board effective July 25, 2024. In connection with his resignation, Mr. Desai forfeited 450 RSUs granted to him in May 2024 that were unvested as of his resignation date.
(7)Mr. Edmunds is not standing for re-election at the 2025 Annual Meeting but will remain on the Board through the date of the meeting.
(8)Ms. Kinney did not stand for re-election at the 2024 annual meeting of shareholders and served on the Board through April 23, 2024, and thus did not receive compensation for the 2024 Board Term.
(9)Ms. Seitz was appointed to the Board effective August 5, 2024.
(10)Ms. Yang was appointed to the Board effective December 17, 2024.

Director Compensation and Stock Ownership Guidelines | MSCI	55

Non-Employee Director Stock Ownership Guidelines
Our Board believes that our directors should hold a meaningful financial stake in our Company in order to further align their interests with those of our shareholders. Under the Company’s stock ownership guidelines for non-employee directors, commencing on April 28, 2016, each non-employee director has been required to own a target number of shares of stock of the Company equal to the sum of the “net shares” resulting from the vesting of the RSUs granted to such director for each of the last five years, with such aggregate share ownership to be achieved within five years of initially being elected or appointed to the Board and maintained thereafter. “Net Shares” means the number of shares that would remain if the shares underlying the equity awards are sold or withheld by the Company to (i) pay the exercise price of a stock option, (ii) satisfy any tax withholding obligations (assuming a tax rate of 50%) or (iii) satisfy any other applicable transaction costs.
Shares that count towards satisfaction of the target level of stock ownership under the stock ownership guidelines for non-employee directors consist of the following:
1.Shares beneficially owned individually, either directly or indirectly (including any shares beneficially owned as a result of an election to receive a retainer (or any portion thereof) in shares);
2.Shares beneficially owned jointly with, or separately by, immediate family members residing in the same household, either directly or indirectly;
3.Shares underlying vested and unvested RSUs granted under the Directors Plan; and
4.Shares for which receipt has been deferred (including any shares held through the Deferral Plan or any other deferred compensation plan maintained by the Company).
As described above, under these guidelines, non-employee directors are required to hold all after-tax shares received on the vesting of annual awards in the prior five years of service until the requirement is met and maintained. As of the date of this Proxy Statement, all of our non-employee directors are in compliance with the Company’s stock ownership guidelines.

56	2025 PROXY STATEMENT

PROPOSAL NO. 2 Advisory Vote to Approve Executive Compensation (Say-on-Pay)

Our Board of Directors recommends a vote “FOR” the approval of the compensation of MSCI’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.
Proxies solicited by the Board will be voted “FOR” this approval unless otherwise instructed.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables MSCI’s shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules.
For an overview of the compensation of our NEOs and our compensation strategy, see “Compensation Matters—Compensation Discussion and Analysis—Executive Summary” below.
We are asking for shareholder approval of the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules, which include the disclosures under “Compensation Matters—Compensation Discussion and Analysis,” the compensation tables included herein and the narrative following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.
This vote is advisory and therefore not binding on MSCI, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of MSCI’s shareholders. To the extent there is any significant vote against NEO compensation as disclosed in this Proxy Statement, we will consider those shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. MSCI currently conducts annual advisory votes on executive compensation.
VOTE REQUIRED AND RECOMMENDATION
The affirmative vote of a majority of the votes cast at our 2025 Annual Meeting, at which a quorum is present, is required to approve Proposal No. 2. Abstentions and broker non-votes shall not be treated as votes cast.

Compensation Matters | MSCI	57

Compensation Matters

58	2025 PROXY STATEMENT

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (referred to as the “CD&A”) section summarizes our general philosophy with regard to the compensation of our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and our three next most highly paid executive officers for 2024 (collectively referred to as “named executive officers” or “NEOs”). The CD&A provides context for the executive compensation disclosures presented below in both tabular and narrative form. Under its charter, the Compensation Committee reviews the Company’s compensation strategy and reviews and approves executive officer compensation as well as the Company’s compensation and benefits program generally. The Compensation Committee approved the compensation structure and amounts for each of our NEOs for 2024, which were materially consistent with those approved in 2023 and which were designed to further the Company’s strategic objectives.
Our Named Executive Officers for 2024 are:

HENRY A. FERNANDEZ Chairman and Chief Executive Officer	ANDREW C. WIECHMANN Chief Financial Officer	C. D. BAER PETTIT President and Chief Operating Officer	SCOTT A. CRUM Chief Human Resources Officer	ROBERT J. GUTOWSKI General Counsel and Head of Corporate Affairs
Highlights
Executive Summary
Our executive compensation program is designed to link pay to performance, encourage prudent decision-making and risk management, and create a balanced focus on short-term and long-term performance that supports sustained, long-term shareholder value creation. In the dynamic and competitive environment in which we operate, it is imperative that we maintain a responsible executive compensation program that encourages and rewards our leaders for achieving short-term and long-term results.
The following table sets forth the key components of our target-based compensation program in effect in 2024.

Executive Compensation Program

ELEMENTS

Fixed Component:	Variable Components:

Base Salary	Annual Incentive Plan	Long-Term Incentive Program

PHILOSOPHY
Each of the three components has a different purpose. The sum of the base salary, target annual cash incentive and target equity incentive creates a target total compensation. Actual cash incentive and equity incentive payouts are dependent upon the achievement of the relevant AIP and LTIP goals tied directly to the performance of the Company and its share price, the product/functional unit and the individual.

Compensation Matters | MSCI	59

We believe that this target-based incentive structure fosters a culture of high performance and accountability and promotes shareholder interests by closely aligning executive compensation with objectively measured Company performance and strategic goal attainment as further described below. The following table sets forth the key components of our executive compensation program in effect in 2024.

Performance-Based Compensation

Short-Term Annual Incentive Plan Cash Bonus			Long-Term Equity Incentive Awards

70%	20%	10%
•Restricted Stock Units (3-year cliff-vest)
•Performance Stock Units (earned based on absolute TSR CAGR over a 3-year performance period) with a 1-year post-vesting mandatory holding period
•Performance Stock Options (earned based on cumulative revenue and cumulative adjusted EPS over a 3-year performance period)

Financial Performance	Key Performance Indicators	Sustainability Goals (for Management Committee)

Aligns NEOs’ interests with stakeholders’ interests by:
•Rewarding performance for achievement of strategic goals, which are designed to position the Company competitively
•Promoting strong financial results and shareholder value
•Incentivizing a corporate culture that drives innovation, employee engagement and sustainable business outcomes

Further aligns NEOs’ interests with stakeholders’ interests by:
•Promoting an “owner-operator” mindset among senior leaders with rigorous share ownership guidelines and additional share retention requirements
•Linking a substantial portion of long-term compensation to the achievement of operational results (revenue and adjusted EPS) and shareholder value creation (TSR)

60	2025 PROXY STATEMENT

2024 Business Highlights
Strong Financial Performance
In 2024, we delivered strong results, underscoring the strength of our execution and the impact of our long-term investments. Our unwavering client focus has reinforced our position as a trusted partner, and our employees' exceptional performance has been instrumental in achieving these outcomes.

Operating Revenues

Diluted EPS / Adjusted EPS(1) (Unaudited)

¢	Diluted EPS	¢	Adjusted EPS

Net Cash Provided by Operating Activity / Free Cash Flow(1) (Unaudited) (in millions)

¢	Net Cash Provided by Operating Activities	¢	Free Cash Flow

Total Net Sales(2) (Unaudited) (in millions)

(1)“Adjusted EPS” and “free cash flow” are non-GAAP financial measures and “Diluted EPS” and “net cash provided by operating activity” are the corresponding GAAP measures, respectively. See Annex B for definitions and reconciliations of all non-GAAP financial measures referenced herein.
(2)Total Net Sales is defined as gross sales (new recurring subscription sales plus non-recurring sales) less subscription cancellations.
For additional information about key strategic developments and milestones for our NEOs during 2024, please see the details under “Individual Goals Component” on page 71 of this Proxy Statement.

Compensation Matters | MSCI	61

Key 2024 Compensation Decisions
We believe our executive compensation program continues to provide effective incentives to our NEOs in leading the Company to achieve strong performance and motivate them to position the Company for future growth and success. With the help of its external independent compensation consultant, Semler Brossy, the Compensation Committee continued to carefully consider relevant internal and external economic and business factors in making decisions relating to our executive compensation program for 2024.
The Compensation Committee considered shareholder feedback, reviewed peer compensation analyses, kept apprised of the changing legal and regulatory framework affecting pay practices and reviewed the performance of our NEOs and the Company as a whole. Based on its evaluation of these factors, and following a substantial update to the executive compensation program in 2022 based on shareholder feedback, the Compensation Committee approved our executive compensation program for 2024 that was materially consistent with that approved for the past two years based on its determination that such program continued to further the Company’s strategic objectives. In particular, we believe our LTIP enhances our pay-for-performance culture by incorporating shareholder feedback and that the LTIP supports the Company’s strategic planning while incentivizing continued stock price appreciation.
The Compensation Committee did, however, make one specific enhancement to the LTIP for 2024 in response to shareholder feedback. As disclosed last year, the Compensation Committee lowered the PSUs maximum payout cap for PSUs granted in 2024 from 300% to 200% of target. Accordingly, the PSUs granted to our NEOs in 2024 reflect the right to receive between 0% and 200% of the target number of shares based on achievement of the absolute TSR CAGR performance metric. In addition, the Compensation Committee rebalanced the equity mix for our NEOs to place greater emphasis on PSOs, highlighting the importance of their performance metrics: cumulative revenue and cumulative adjusted EPS. In increasing the weighting of PSOs for our NEOs, the Compensation Committee also considered the PSOs’ longer-term orientation through a 10-year option term, and the dual requirement of meeting performance goals and achieving stock price appreciation for the PSOs to deliver value to participants.
The key features of the 2024 RSUs, PSUs and PSOs are as follows:

RSUs
•Granted to NEOs other than the CEO and President and COO
•Cliff-vest at the end of a three-year vesting period (reflects a change from prior practice of annual ratable vesting for RSU grants prior to 2022)
•Long-term value of underlying stock tied to share price

PSUs
•Granted to all NEOs
•Cliff-vest at the end of a cumulative three-year performance period
•May be earned between 0% and 200% of the target number of shares based on achievement of absolute TSR CAGR performance metric; no payout if achievement is below threshold performance level
•Realize meaningful value only to the extent that shareholders also realize value
•Include one-year post-vest mandatory holding period, where such shares, or rights with respect to such shares, may not be transferred until the expiration of such holding period
•Dividend equivalents only paid if and to the extent the underlying award is earned and vests

PSOs
•Granted to all NEOs to further facilitate an “owner-operator” mindset and focus on strategic goals
•Vest upon satisfaction of both a service condition and a performance condition over a cumulative three-year performance period, with the service condition satisfied on the third anniversary of the grant date
•May be earned between 0% and 200% of the target number of shares based on the combined level of achievement of a cumulative revenue performance goal and a cumulative adjusted EPS performance goal, each weighted equally, and measured over a three-year performance period
•Share price of MSCI common stock must exceed exercise price for a participant to realize value

62	2025 PROXY STATEMENT

Governance and Administration
Executive Compensation Philosophy and Goals
We evaluate our executive compensation structure on an annual basis to ensure alignment with our compensation philosophy, business strategy and shareholder priorities. Our compensation program for our NEOs is designed to promote the achievement of our short-term and long-term financial and strategic goals. For additional information on our financial performance, see page 60 of this Proxy Statement.
In addition to the principles described in the “Executive Summary” on page 58 of this Proxy Statement, our executive compensation program is designed to:
•promote achievement of financial and strategic goals and provide alignment with our multi-year strategic planning;
•provide a framework to encourage our NEOs to make a long-term commitment to the Company;
•ground compensation determinations on the performance of the Company, the product/functional unit and the individual;
•attract, retain and engage top-level talent and provide each NEO with compensation opportunities that are competitive with market practices and within our cost structure;
•appropriately manage compensation risk in light of our business strategy;
•align the long-term interests of our senior executives with those of our shareholders by promoting actions that will allow for sustainable top- and bottom-line growth opportunities and capital returns to shareholders; and
•maintain an “owner-operator” culture and strong corporate governance practices.
In furtherance of our pay-for-performance philosophy, the primary financial quantitative metrics used in our incentive compensation programs generally reflect those used internally to measure our performance and externally to report to investors, in particular, revenue and adjusted EPS, which are utilized under both our AIP and LTIP. Many of these measures are tied to cash generation, capital efficiency, sustained profitable growth over time, and shareholder value.
Our CEO, Chief Human Resources Officer and CFO annually review the incentive metrics in our executive compensation program with the Compensation Committee to ensure that the program remains balanced and motivates the achievement of the go-forward drivers of our business. The financial metrics used in our 2024 executive compensation program were:

	Metric	Alignment to Broader Strategy

Annual Incentive Plan and Long-Term Incentive Program	Revenue	Represents the top-line measure of our business performance; for the LTIP, measured over a cumulative, three-year basis to align with our strategic planning

Adjusted EPS(1)
Measures profitability on a per-share basis, including by adjusting for the after-tax impact of significant one-time, unusual or non-recurring items; for the LTIP, measured over a cumulative, three-year basis to align with our strategic planning; encourages a focus on profitability and expense management

Annual Incentive Plan Only	Total Net Sales	Represents the amount of new sales net of cancellations

	Free Cash Flow(1)	Monitors cash flow generation and measures cash after capital investments

Long-Term Incentive Program Only	TSR CAGR	Measures total company achievement of shareholder returns and encourages sustained value creation

(1)See Annex B for definitions and reconciliations of all non-GAAP financial measures referenced herein.

Compensation Matters | MSCI	63

2024 Pay Mix
Our executive compensation philosophy provides our NEOs with the opportunity to earn a significant portion of their compensation in the form of variable incentive compensation (i.e., annual cash incentive awards under our AIP and long-term equity incentive awards under our LTIP), with the remaining portion of their total compensation as their base salary. This emphasis on variable incentive compensation is illustrated in the following pay mix charts:

2024 CEO

2024 Average Other NEOs

For fiscal year 2024, 93% of our CEO’s total compensation was variable incentive compensation and 87% of the average of our other NEOs’ total compensation was variable incentive compensation.
Executive Compensation Practices
Our executive compensation practices incorporate the following corporate governance best practices that protect the interests of our shareholders and are consistent with high standards of risk management.

WHAT WE DO

   Emphasize variable compensation
   Provide formula-based annual cash incentive
   Subject equity awards to rigorous service- and performance-vesting requirements
   Impose rigorous stock ownership guidelines and requirements on all of our NEOs and other Executive Committee members, with guidelines among the highest multiples of base salary in our peer group
   12x annual base salary for our CEO and our President and COO
   8x annual base salary for our other NEOs
   4x annual base salary for other Executive Committee members
  Require members of our Executive Committee, including our NEOs, to hold shares equivalent, in the aggregate, to 25% of the net shares they receive (after payment of taxes, exercise price and related costs) from equity awards until they no longer serve on the Executive Committee, reflecting MSCI’s deep commitment to an “owner-operator” culture

   Maintain clawback policies for incentive based-compensation (cash and equity) with provisions that both comply with and extend beyond those required under Rule 10D-1, covering a broad range of detrimental conduct and financial restatements
   Provide for double-trigger vesting upon a change in control
   Only pay dividend equivalents on PSUs if and when the underlying award vests
   Make CEO’s and President and COO’s equity grants entirely in awards tied to performance metrics, to focus on long-term shareholder value creation
   Retain an independent compensation consultant at the direction of the Compensation Committee to, among other things, further develop an understanding of peer and best practices
   Incorporate into our AIP program individual goals for all Managing Directors
   Engage with shareholders and incorporate feedback

WHAT WE DON’T DO

   Do not provide gross-ups to cover excise taxes
   Do not allow any directors or employees, including all NEOs, to hedge or pledge our common stock, engage in short sales, purchases or sales of options, puts or calls, as well as derivatives such as swaps, forwards or futures or trade on a short-term basis in our common stock

   Do not allow repricing of options or stock appreciation rights awards without shareholder approval
  No “liberal” share recycling when shares are tendered or withheld to satisfy tax withholding or as payment of an option exercise price

64	2025 PROXY STATEMENT

Executive Compensation Process
The executive compensation program described in this section is the result of a year-long process.

JANUARY/ EARLY FEBRUARY

•The Compensation Committee reviews and determines the AIP awards for prior-year performance for NEOs based on an assessment of the Company’s achievement of the financial metrics established for the prior year, as well as the executive’s performance against the individual goals portion of the AIP.
•The CEO makes recommendations to the Compensation Committee on compensation for NEOs (other than his own performance, which is reviewed by the Compensation Committee), and the Compensation Committee takes these recommendations into consideration in reaching its final compensation decisions. When making compensation decisions for our CEO and other NEOs, the Compensation Committee also considers the views of the other independent directors.
•Certify achievement of performance metrics applicable to any equity awards granted in prior years.
•In most years, establish the AIP structure for the current year, including the applicable AIP financial metrics and target AIP awards for each NEO.
•Establish the structure and performance metrics applicable to equity awards to be granted under the LTIP for the current year, and grant equity awards based on a number of factors, including the Company’s recent performance, peer analysis and the executive’s individual performance and potential future contributions.

MARCH
•Consider risks arising from the Company’s incentive compensation plans. •Review investor areas of focus.

APRIL
•Review Say-on-Pay voting recommendations from proxy advisors and the shareholder vote at our annual meeting. •Review and approve the individual goals for the AIP.

JULY TO OCTOBER

•Review our performance culture.
•Review senior management fit for role and potential successors.
•Review peer group.
•Compensation consultant reports on compensation practices and trends in the industry.
•Review design of next year’s executive compensation programs.

NOVEMBER
•Meet with shareholders to discuss our executive compensation practices and policies and collect feedback.

DECEMBER
•Finalize design of executive compensation program for upcoming year and review preliminary recommendations for actual and target levels of compensation.

ONGOING

•Management provides feedback from shareholder outreach regarding our executive compensation program.
•Review progress made on performance metrics.
•Monitor performance against financial performance metrics.
•Monitor compliance with stock ownership guidelines.
•Monitor and assess regulatory developments and new disclosure requirements.

Compensation Matters | MSCI	65

Independent Compensation Consultant
The Compensation Committee selected and engaged Semler Brossy as its independent compensation consultant to assist with a range of executive compensation matters, including the overall design of our executive compensation program, evaluation and selection of peer group companies, provision of competitive market data and other matters related to our NEO compensation program. During 2024, Semler Brossy was present at all Compensation Committee meetings, other than the Compensation Committee’s annual in-depth review of senior leader progression planning, and consulted on executive compensation matters, including by reviewing agendas and preparing materials in advance of each meeting and sharing peer and best practices with management and the Compensation Committee, as appropriate. The Compensation Committee recognizes that it is important to receive objective advice from its outside advisor and regularly meets with Semler Brossy in Executive Session without management’s attendance. Semler Brossy reports directly to the Compensation Committee, which, pursuant to its charter, maintains sole responsibility for retaining or terminating the compensation consultant. Semler Brossy did not provide any other services to MSCI during 2024.
Executive Compensation Considerations
The Compensation Committee considers a range of factors in determining compensation components and setting compensation amounts. In addition to reviewing NEO performance against annual goals, various financial and operational metrics and individual goals, the Compensation Committee reviews peer group analyses provided by Semler Brossy (used as a reference without benchmarking to a specified target) and shareholder feedback. The weight attributed to each individual factor may change from time to time, depending on the circumstances of such decisions. We believe this continues to be the best approach for the Company, as it enables the Compensation Committee to balance competing interests, address evolving priorities and meet Company objectives.
2024 Say-on-Pay Vote Results
In 2024, 97.3% of the votes cast on the Say-on-Pay Advisory Vote were voted in support of the compensation of our NEOs.

High Approval for the Last 5+ Years

¢	MSCI	S&P 500 Average
Shareholder Engagement
MSCI has established a robust process for engaging shareholders on executive compensation. On at least an annual basis, we meet with shareholders to provide an overview of our executive compensation program and highlight recent changes, if any. In our 2024 Corporate Responsibility Roadshow, the Company contacted our top 17 shareholders representing approximately 46.0% of our outstanding shares, and met with shareholders representing approximately 27.8% of our outstanding shares as of September 30, 2024 in individual meetings to discuss our corporate responsibility practices, including our executive compensation program. Shareholders generally reacted positively to the Company’s current compensation program and none of the shareholders expressed significant concerns.
Our 2024 compensation program reflects feedback we considered from our shareholders over the last several years, including meaningful changes that we incorporated in 2022.

66	2025 PROXY STATEMENT

Recent Enhancements in Response to Shareholder Feedback

WHAT WE HEARD	WHAT WE DID	WHY

Request for clarity on minimum ownership calculation of ownership guidelines	Amended the Company’s stock ownership guidelines to exclude unexercised options and unvested performance awards from minimum ownership calculation	We believe excluding unexercised options and unvested performance awards from minimum ownership requirements better aligns with market best practice

Request to lower the PSU payout maximum	Beginning with awards granted in 2024, we lowered the payout maximum for annual PSUs from 300% to 200%	We believe a lower PSU payout maximum better aligns with market practice and is directly responsive to shareholder feedback

Focus on an owner-operator culture, stronger link between LTIP awards and operational performance, and enhanced retention
In 2022, the Compensation Committee strengthened stock ownership guidelines, making them among the highest in our peer group; introduced PSOs tied to financial and operating metrics alongside TSR-based PSUs; and shifted RSU vesting to 100% cliff-vesting after three years instead of annual ratable vesting

These changes reinforce executive equity retention, align incentives with both strategic execution and shareholder returns, and enhance pay-for-performance culture by ensuring senior leaders remain focused on long-term value creation

The Company will continue to maintain an active dialogue with shareholders and evaluate feedback on issues of importance to them, including the metrics that drive each of our NEO’s compensation. For additional information about our shareholder engagement efforts, please see page 42 of this Proxy Statement.
Peer Groups
To ensure competitiveness of compensation structures and pay levels for our NEOs, the Compensation Committee conducts an annual review of peer company compensation data. Each year, prior to beginning this review, the Compensation Committee examines the composition of companies previously considered our peer companies to make certain that the selected companies continue to be relevant as evaluated according to the following screening criteria:
•Scale, to reflect similar size and complexity;
•Geographic footprint, to reflect business structure and international complexity;
•Public ownership structure, to ensure availability of data;
•Competitors for talent; and
•Similar business model.
The peer group used to inform fiscal 2024 pay decisions for our NEOs was comprised of 15 companies that, in aggregate, approximated MSCI’s size, scope of operations and operating metrics. In particular, the group was selected such that it, in aggregate:
•Approximated MSCI’s size on a revenue basis for fiscal 2024;
•Reflected MSCI’s high-margin, high-valuation operating metrics and international reach; and/or
•Represented the competitive talent market for financial technology, research and consulting, and data systems/information technology companies.

Compensation Matters | MSCI	67

Company	Ticker	GICS Classification
MSCI Inc.	MSCI	Financial Services—Capital Markets—Financial Exchanges and Data
Aspen Technology, Inc.	AZPN	Information Technology—IT Services—Application Software
Black Knight, Inc.	BKI	Information Technology—IT Services—Data Processing and Outsourced Services
Dun & Bradstreet Holdings, Inc.	DNB	Industrials—Professional Services—Research and Consulting Services
Equifax Inc.	EFX	Industrials—Professional Services— Research and Consulting Services
FactSet Research Systems Inc.	FDS	Financial Services—Capital Markets—Financial Exchanges and Data
Fair Isaac Corporation	FICO	Information Technology—Software—Application Software
Gartner, Inc.	IT	Information Technology—IT Services—IT Consulting and Other Services
MarketAxess Holdings Inc.	MKTX	Financial Services—Capital Markets—Financial Exchanges and Data
Moody’s Corporation	MCO	Financial Services—Capital Markets—Financial Exchanges and Data
Morningstar, Inc.	MORN	Financial Services—Capital Markets—Financial Exchanges and Data
SEI Investments Company	SEIC	Financial Services—Capital Markets—Asset Management and Custody Banks
S&P Global Inc.	SPGI	Financial Services—Capital Markets—Financial Exchanges and Data
SS&C Technologies Holdings, Inc.	SSNC	Industrials—Professional Services—Data Processing and Outsourced Services
TransUnion	TRU	Industrials—Professional Services—Research and Consulting Services
Verisk Analytics, Inc.	VRSK	Industrials—Professional Services—Research and Consulting Services
Review for 2025
In its annual review of the executive compensation peer group for 2025, the Compensation Committee undertook a comprehensive review of the executive compensation peer group following considerable evolution of the industries in which the Company operates over the last few years and the evolution and expansion of the Company’s product lines. As a result, the Compensation Committee removed Aspen Technology, Inc. and Black Knight, Inc. and added the following companies to the peer group that was used as a reference when setting fiscal 2025 pay for our NEOs:

Company	Ticker	GICS Classification
Cboe Global Markets, Inc.	CBOE	Financial Services—Capital Markets—Financial Exchanges and Data
CME Group Inc.	CME	Financial Services—Capital Markets—Financial Exchanges and Data
CoStar Group, Inc.	CSGP	Real Estate Management & Development—Real Estate Services
Intercontinental Exchange, Inc.	ICE	Financial Services—Capital Markets—Financial Exchanges and Data
Nasdaq, Inc.	NDAQ	Financial Services—Capital Markets—Financial Exchanges and Data

68	2025 PROXY STATEMENT

Review of our Programs
Elements of Executive Compensation
Our executive compensation program for our NEOs in 2024 consisted of the following elements.

Compensation Element	Type of Pay	Purpose	2024 Program

ANNUAL BASE SALARY STARTS ON PAGE 69	Fixed – Cash	Provides certainty and predictability to meet ongoing living and other financial commitments Guaranteed compensation in exchange for investing in a career with MSCI	•The only fixed component of our executive compensation program •For 2024, represented 7% of our CEO's total compensation and an average of 13% of our other NEOs' total compensation

ANNUAL INCENTIVE (Cash Bonus) STARTS ON PAGE 69	Variable, Short-Term, Performance-Based – Cash	Provides a competitive annual cash bonus opportunity Intended to drive one-year performance results against financial targets and other Company, individual and leadership-focused goals
•Metrics vary by NEO, but include:
•Financial Metrics (70% weighting); for NEOs consisting of:
•Revenue
•Adjusted EPS
•Total Net Sales (formerly referred to as Net New Sales)
•Free Cash Flow
•Key Performance Indicator/Leadership Effectiveness Goals (20% weighting)
•Sustainability Goals (10% weighting)

LONG-TERM INCENTIVES STARTS ON PAGE 74	Variable, Long-Term, Time and Performance-Based – Equity •RSUs •PSUs •PSOs	Fosters an “owner-operator” mindset; closely aligns management’s interests with the long-term interests of our shareholders Promotes the retention of key members of our management team
•RSUs which cliff vest after a 3-year vesting period
•PSUs which vest based on achievement of an absolute TSR performance metric over a cumulative 3-year performance period, with a 1-year post-vesting mandatory holding period
•PSOs with a 3-year period which vest based on the level of achievement of a cumulative adjusted EPS performance metric and a cumulative revenue performance metric
•Each of Messrs. Fernandez and Pettit received 100% of their LTIP awards in 2024 in the form of performance awards, with 30% in the form of PSUs and 70% in the form of PSOs, and other NEOs received a mix of 30% RSUs, 40% PSOs and 30% PSUs

Compensation Matters | MSCI	69

Fixed Compensation
Annual Base Salary
Base salary is the only fixed component of our executive compensation program. The annual base salary element offers our NEOs a measure of certainty and predictability to meet ongoing living and other financial commitments. In setting base salaries for our NEOs, the Compensation Committee has sought to establish base salary rates that (i) are competitive with those provided for similar positions at companies in our peer group and (ii) recognize the experience and performance of the NEO. The Compensation Committee reviews the base salaries of our NEOs on an annual basis.

Name	2024 Base Salary Rate ($)
Henry A. Fernandez	1,000,000
Andrew C. Wiechmann	550,000
C. D. Baer Pettit(1)	798,743
Scott A. Crum	550,000
Robert J. Gutowski	500,000
(1)Base salary for Mr. Pettit was paid in British pounds sterling and converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.278. Mr. Pettit’s 2024 base salary rate was £625,000.
In 2025, each of Messrs. Wiechmann and Gutowski received an increase to his annual base salary after a consideration of several factors, including peer group market data and competitive practices, to $600,000 (9.09%) and $550,000 (10.00%), respectively.
Variable Compensation
The variable compensation actually paid to our NEOs is subject to performance metrics that are designed to (i) emphasize pay for performance, (ii) balance short-term and long-term incentives, and (iii) take into account input from our shareholders. The variable elements of our target-based incentive compensation program include:
1.an annual cash incentive component; and
2.a long-term equity incentive component.
In determining target cash and equity incentive compensation amounts for each NEO, the Compensation Committee takes into account a number of factors, including: the differences in relative responsibilities; experience and performance in role; the ability to impact overall Company performance; Company, product segment and individual performance; and historical compensation and peer group analyses (used as a reference without benchmarking to a specified target).
There is no minimum amount of variable compensation payable to the NEOs. The Compensation Committee makes determinations, in its discretion, as to the amounts of variable compensation awarded based on program metrics and individual performance, subject to the terms of any applicable plan or arrangement.
Annual Cash Incentives
The Company awards annual cash incentives pursuant to the Company’s AIP, which closely aligns management’s interests with those of shareholders by employing a formulaic approach that considers specific financial metrics and individual goals when determining cash incentives. Under the AIP, each NEO is eligible to earn an annual target cash incentive and may receive between 0% and 150% of their target cash incentive opportunity based on attainment of the level of certain financial performance metrics (together, weighted at 70%), individual KPIs (weighted at 20%) and Sustainability Goals (weighted at 10%). The Compensation Committee believes that subjecting 70% of the target cash incentive to pre-established performance targets further promotes shareholder value creation by more directly aligning executive compensation with Company financial performance and strategic goal attainment.
The following table sets forth the target cash incentive opportunity for each NEO in respect of 2024, as well as the financial, KPI and Sustainability Goals weightings under the AIP for 2024.

70	2025 PROXY STATEMENT

		Financial Component—Overall Weighting of 70%
		MSCI Metrics
Name	2024 Target Cash Incentive ($)	Revenue	Adjusted EPS	Total Net Sales	Free Cash Flow	KPIs	Sustainability Goals
Henry A. Fernandez	1,400,000	20.0%	30.0%	40.0%	10.0%	20.0%	10.0%
Andrew C. Wiechmann	750,000	20.0%	30.0%	40.0%	10.0%	20.0%	10.0%
C. D. Baer Pettit(1)	1,150,190	20.0%	30.0%	40.0%	10.0%	20.0%	10.0%
Scott A. Crum	700,000	20.0%	30.0%	40.0%	10.0%	20.0%	10.0%
Robert J. Gutowski	650,000	20.0%	30.0%	40.0%	10.0%	20.0%	10.0%
(1)The 2024 target annual cash incentive opportunity reflected in the table above for Mr. Pettit was converted from British pounds sterling to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.278 for fiscal 2024. Mr. Pettit’s actual 2024 target cash incentive amount was £900,000.
In 2025, the Compensation Committee did not make any changes to annual target cash incentive compensation for our NEOs compared to 2024.
Financial Component
The threshold, target and maximum for each financial component making up the AIP, as well as the actual results attained for 2024, are included in the table set forth below. The combined actual performance achievement for all metrics under the financial component of the AIP for 2024 was 94.3% of target.

		Threshold		Target		Maximum		Actual
Metrics	Target $mm(1)	% Of Target	Payout (% Of Opportunity)	% Of Target	Payout (% Of Opportunity)	% Of Target	Payout (% Of Opportunity)	% Of Target	Payout (% Of Opportunity)
MSCI Revenue	2,834.6	95%	50%	100%	100%	105%	150%	100.8%	107.6%
MSCI Adjusted EPS	14.39	90%	50%	100%	100%	110%	150%	105.6%	128.1%
MSCI Total Net Sales	328.6	70%	50%	100%	100%	130%	150%	71.3%	52.2%
Free Cash Flow	1,257.3	85%	50%	100%	100%	115%	150%	110.3%	134.3%
(1)Except adjusted EPS, which is not stated in millions.
In accordance with its authority under the AIP, the Compensation Committee has a regular practice of reviewing financial and operating targets and making equitable adjustments if necessary to account for the impact of acquisitions or as equitable to avoid undue harm. When such an adjustment is made, the impact of the adjustment is the same for all similarly situated participants, including our NEOs. In determining the 2024 actual cash incentive amounts, the Compensation Committee made certain adjustments to the target financial metrics under, and in accordance with the terms of, the AIP, which permits the Compensation Committee to make equitable adjustments, in whole or in part, to any performance measures for certain events specified in the AIP, including the effect of any acquisition.
Accordingly, the Compensation Committee made adjustments to the metrics listed below to take into account the impact resulting from the acquisition of Foxberry Ltd., which was completed on April 16, 2024. The Compensation Committee believes that these acquisition-related adjustments are consistent with our compensation philosophy and compensation practices and were appropriate to account for an unusual event that was not initially included in the Company’s operating plan.

Compensation Matters | MSCI	71

Metrics	Original Target $mm(1)	Adjustments $mm(1)	Adjusted Target $mm(1)
MSCI Revenue	2,831.2	3.4	2,834.6
MSCI Adjusted EPS	14.46	-0.07	14.39
MSCI Total Net Sales	321.7	6.9	328.6
MSCI Free Cash Flow	1,257.3	—	1,257.3
(1)Except adjusted EPS, which is not stated in millions.
Prior to the adjustments described above, the combined performance achievement for all metrics under the financial component of the AIP for 2024 was 94.8% of target. The adjustments resulted in an impact of -0.5% on the combined performance achievement largely due to eliminating the impact of additional revenue and net sales resulting from the acquisition. As a result, the adjustments lowered the combined performance achievement for all metrics under the financial component of the AIP for 2024 to 94.3% of target for relevant participants, including our NEOs.
Individual Goals Component
The Compensation Committee believes that including individual goals in the AIP provides an opportunity to assess individual performance against specific objectives as well as progress against multi-year efforts. The Compensation Committee regularly assesses the individual, non-financial components of the AIP, their weighting and relevant shareholder feedback.
In 2024, the individual goals components for members of the Management Committee, including our NEOs, consisted of key performance indicators (KPIs) at 20% and Sustainability Goals at 10%, supporting the evaluation of both business-driven and sustainability priorities. The Sustainability Goals linked a portion of AIP target compensation to sustainability efforts aligned with our long-term strategy and objectives.
Our Executive Accountability Framework established the philosophy and process for assessing individual sustainability performance, evaluating senior leaders, including our NEOs, on a range of factors, such as corporate culture, talent development and retention, and leadership effectiveness, all of which were reviewed by the Compensation Committee to ensure alignment with our broader corporate strategy.
In 2024, the Compensation Committee based its assessment of each of our NEOs on its evaluation of the Company’s performance and the individual performance of each NEO. See page 60 for information on the Company’s financial performance.
For 2025, the Compensation Committee is evaluating refinements to the individual goals components of the AIP for Managing Directors, including our NEOs, with the purpose of strengthening accountability, further aligning incentives with MSCI’s long-term business objectives and ensuring a more structured, measurable approach to individual goal assessment. Any changes will be designed to reinforce MSCI’s pay-for-performance culture while maintaining flexibility to adapt to evolving business priorities.

72	2025 PROXY STATEMENT

HENRY A. FERNANDEZ
Chairman and Chief Executive Officer

The Compensation Committee recognized Mr. Fernandez for his exceptional leadership in 2024, a year in which MSCI achieved milestones across financial performance, strategic acquisitions, AI innovation and cultural processes, which have positioned MSCI for long-term value creation and sustained growth:

Financial Performance and Value Creation
•Delivered strong financial results, including:
•Full-year operating revenues of $2.9 billion, up 13% year-over-year
•Revenues from record AUM levels of ETFs and non-ETFs tracking MSCI indexes
•Record levels of recurring sales, driving total net sales of $257.4 million
•Adjusted EPS(1) growth of 12% and free cash flow(1) growth of 21%

Strategic Growth Initiatives
•Strengthened MSCI’s leadership position through:
•Led MSCI’s expansion in private assets, including the integration of Burgiss and the launch of MSCI Private Capital Indexes
•Spearheaded the acquisition of Fabric to enhance MSCI’s wealth management solutions and establish MSCI Wealth as a key growth driver
•The expansion of custom index capabilities through the acquisition of Foxberry

Client Engagement and Market Penetration
•Deepened relationships with clients and expanded market presence by:
•Engaging directly with MSCI’s top 10 clients, representing over $700 million in Run Rate as of December 31, 2024
•Cultivating C-suite relationships, securing key business wins in private assets, wealth and sustainability
•Expanding MSCI’s presence among banks, insurance companies and corporates

Capital Allocation and Strategic Investments
•Led disciplined capital allocation and investment decisions, including:
•Enhancing capital structure, earning a third investment-grade credit rating
•Opportunistically repurchasing 1.5 million shares of our common stock in 2024 at an average price of $537.72 per share
•Increasing quarterly dividend by 15.9%

Sustainability Leadership
•Advanced MSCI’s sustainability offerings by:
•Driving the adoption of MSCI Climate Indexes, with over $100 billion in net new assets linked to these indexes from global asset owners
•Successfully integrating Trove Research and launching MSCI Carbon Project Ratings
•Overseeing strategic partnership with Moody’s Analytics, expanding MSCI’s sustainability content across banks, insurers and corporates

AI Innovation
•Empowered MSCI to embrace AI by:
•Introducing new AI-focused business reviews to plan, champion and assess AI development
•Championed AI-driven product innovation, launching MSCI GeoSpatial Asset Intelligence, leveraging AI to assess physical and nature-based risks
•Establishing AI Champions across MSCI to accelerate AI adoption and innovation

Leadership Development and Culture
•Reinforced MSCI’s culture and leadership pipeline by:
•Recruiting senior leaders in strategically important areas
•Championing MSCI’s Cultural Values initiatives and achieving record employee engagement scores
•Sponsoring MSCI’s first Global Inclusion Week and hosting multiple employee town halls

(1)Non-GAAP metric

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ANDREW C. WIECHMANN
Chief Financial Officer

In addition to contributions to overall performance, the Compensation Committee noted the following achievements, among others, for Mr. Wiechmann:
•Drove MSCI’s financial strategy and execution, optimizing resource allocation and business performance through disciplined financial management to enhance efficiency and support long-term growth initiatives
•Ensured capital allocation discipline, driving continued focus on value creation through share repurchases, a dividend increase and strong free cash flow growth
•Achieved MSCI’s third investment-grade credit rating, reinforcing financial stability and enhancing access to capital
•Strengthened operational efficiency by streamlining financial processes and implementing AI-enabled automations
•Further enhanced scalability, simplifying and automating processes while successfully integrating recently acquired businesses and improving controls
•Led efforts to optimize MSCI’s global tax structure, securing agreements that reduced complexity and enhanced tax efficiency, while proactively navigating evolving regulatory environments
•Strengthened leadership development and talent mobility by advancing high-potential leaders, implementing a structured training program and supporting mentoring initiatives

C. D. BAER PETTIT
President and Chief Operating Officer

In addition to contributions to overall performance, the Compensation Committee noted the following achievements, among others, for Mr. Pettit:
•Delivered strong financial and operating performance by driving disciplined capital allocation, expense management and strategic investments to accelerate growth, enhance client solutions and expand in key markets
•Enhanced operational excellence by strengthening governance, optimizing decision-making, streamlining processes and leveraging AI and automation to improve efficiency
•Deepened client-centricity by restructuring product and research functions, enhancing client engagement strategies and strengthening relationships with key clients through tailored solutions and proactive outreach
•Strengthened senior leadership pipeline by promoting internal talent, attracting top external hires and enhancing leadership development
•Fostered a culture of excellence and innovation by reinforcing MSCI’s cultural values, enhancing employee engagement and driving initiatives that promote collaboration, breakthrough thinking and productivity
•Advanced corporate responsibility and sustainability by strengthening transparency, enhancing oversight and integrating sustainability principles into operations

SCOTT A. CRUM
Chief Human Resources Officer

In addition to contributions to overall performance, the Compensation Committee noted the following achievements, among others, for Mr. Crum:
•Enhanced senior leadership pipeline by identifying and hiring near- and long-term candidates, facilitating key internal promotions and refining succession planning processes
•Advanced organizational design improvements by reviewing leadership structures, refining role definitions and implementing department-specific transformations
•Strengthened employee experience by embedding cultural values into leadership development, enhancing engagement through targeted surveys and advancing hybrid work initiatives to support collaboration and effectiveness
•Enhanced workplace productivity and technology by implementing new HR technology and operational tools to improve efficiency, scalability and employee support
•Implemented pay-for-performance enhancements, aligning incentive structures with strategic objectives

74	2025 PROXY STATEMENT

ROBERT J. GUTOWSKI
General Counsel and Head of Corporate Affairs

In addition to contributions to overall performance, the Compensation Committee noted the following achievements, among others, for Mr. Gutowski:
•Strengthened corporate governance and risk oversight by advising the Board and senior management on regulatory, compliance and reputational matters
•Drove commercial success and strategy by streamlining contracting processes, negotiating key partnerships, enforcing intellectual property rights and identifying regulatory-driven business opportunities to support revenue growth
•Expanded global regulatory engagement, including building new and deepening existing relationships with policymakers, responding to major regulatory consultations and advocating for industry-driven solutions
•Launched corporate affairs function to manage cross-functional efforts to extend and protect MSCI’s reputation across stakeholders and other interested parties
•Established AI risk and governance frameworks by developing policies to support responsible AI adoption and ensuring AI-driven initiatives align with regulatory expectations and business strategy
•Enhanced risk management by advising on new and evolving regulatory landscape across global markets, proactively mitigating legal and operational risks, and refining internal controls through internal audits
•Advanced corporate responsibility initiatives, including advising on sustainability goals, reporting and stakeholder engagement to reinforce MSCI’s transparency and leadership

Actual cash incentives paid in respect of 2024 performance were based on actual performance against the financial, KPI and Sustainability Goals targets under the AIP as set forth in the table below. Given our financial performance, coupled with target payouts on the KPIs and Sustainability Goals, our NEOs received cash incentives for 2024 that were equal to an average of approximately 96.86% of their target values.

	2024 Target Cash Incentive ($)	2024 Financial Payout (70% Weighting at Target)		2024 KPI Payout (20% Weighting at Target)		2024 Sustainability Goals Payout (10%)		2024 Total Actual Cash Incentive
Name		Value ($)	As % of Target	Value ($)	As % of Target	Value ($)	As % of Target	Value ($)	As % of Target
Henry A. Fernandez	1,400,000	923,720	94.3%	280,000	100.0%	154,000	110.0%	1,357,720	96.98%
Andrew C. Wiechmann	750,000	494,850	94.3%	150,000	100.0%	82,500	110.0%	727,350	96.98%
C. D. Baer Pettit(1)	1,150,190	758,895	94.3%	230,038	100.0%	120,770	105.0%	1,109,703	96.48%
Scott A. Crum	700,000	461,860	94.3%	140,000	100.0%	77,000	110.0%	678,860	96.98%
Robert J. Gutowski	650,000	428,870	94.3%	130,000	100.0%	71,500	110.0%	630,370	96.98%
(1)The actual cash incentive bonus amount reflected in the table above for Mr. Pettit was converted from British pounds sterling to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.278.
Long-Term Equity Incentive Compensation Program
The Compensation Committee believes that MSCI’s executive compensation program should reinforce a pay-for-performance culture that aligns the interests of our senior executives with those of our shareholders by incorporating the achievement of multi-year performance metrics into variable compensation awards (in addition to the annual financial metrics applicable to cash incentive awards under the AIP).
In 2024, the Compensation Committee approved an LTIP that was materially consistent with the program approved in 2022, which is comprised of (i) PSOs that are earned and vest based on achievement of two equally-weighted performance metrics that are directly linked to the Company’s strategic planning—cumulative revenue and cumulative adjusted EPS—each measured over a cumulative three-year performance period, (ii) PSUs earned based on absolute TSR CAGR over a 3-year performance period and (iii) RSU grants that cliff-vest 100% at the end of a three-year service period (rather than annual ratable vesting over a three-year period). We believe that the cumulative revenue and cumulative adjusted EPS performance metrics will align our executives’ interest with those of our shareholders and drive focus on achievement of longer-term strategic goals.

Compensation Matters | MSCI	75

Additionally, to support our “owner-operator” culture, in 2024 the Compensation Committee retained a one-year post-vest mandatory holding period to our annual PSUs, including those that were granted to our NEOs, where such shares, or rights with respect to such shares, may not be sold, transferred or otherwise disposed of until the expiration of such holding period.
In 2024, based on feedback received from shareholders, the Compensation Committee reduced the payout maximum under the 2024 annual PSUs from 300% to 200% of the target number of shares granted. In addition, the Compensation Committee determined that it would be appropriate to rebalance the equity mix (as set forth in the table below) for our NEOs to place greater emphasis on PSOs to highlight the importance of the operating metrics that underlie the performance condition for the PSOs: cumulative revenue and cumulative adjusted EPS. (Prior to 2024, the CEO and President and CEO received 50% of their equity incentive compensation in the form of PSUs and 50% in the form of PSOs, and the other NEOs received 30% of their equity incentive compensation in the form of RSUs, 35% in the form of PSUs and 35% in the form of PSOs.) Other factors that the Compensation Committee considered when increasing the weighting of PSOs for our NEOs include: the PSOs’ longer-term orientation through a 10-year option term, and the need for stock price appreciation—in addition to achievement against the performance goals—for the PSOs to deliver value to participants.
For 2024, the Compensation Committee also approved modest increases in annual long-term incentive compensation for our NEOs after consideration of several factors, including peer group market data and competitive practices. In 2024, the Compensation Committee did not make any changes to annual base salary or annual target cash incentive compensation for our NEOs.
2024 Equity Mix
The table below sets forth the allocation of 2024 RSUs, PSUs and PSOs granted to the NEOs. As reflected in the table below, in 2024, Mr. Fernandez and Mr. Pettit received 100% of their equity incentive compensation in the form of PSUs and PSOs.

Vehicle	CEO	President and COO	Other NEOs
RSUs	0%	0%	30%
PSUs	30%	30%	30%
PSOs	70%	70%	40%
In determining the value of 2024 RSUs, PSUs and PSOs, the Compensation Committee took into consideration the executive’s performance and potential future contributions, the executive’s overall career experience, peer group analyses, and the risk profile of the compensation program for the executive.
The table below sets forth the value for each NEO’s equity awards for 2024. Under SEC disclosure rules, we are required to disclose the accounting value for the RSUs, PSUs and PSOs granted to the NEOs in 2024 in “Executive Compensation Tables—Summary Compensation Table” below. As such, the values reflected in the table below may differ from the amounts set forth in the Summary Compensation Table for such awards for 2024.

Name	RSUs ($)	PSUs ($)	PSOs ($)	Total Equity Compensation ($)
Henry A. Fernandez	—	3,480,000	8,120,000	11,600,000
Andrew C. Wiechmann	795,000	795,000	1,060,000	2,650,000
C.D. Baer Pettit	—	1,950,000	4,550,000	6,500,000
Scott A. Crum	600,000	600,000	800,000	2,000,000
Robert J. Gutowski	435,000	435,000	580,000	1,450,000
RSUs
RSUs are inherently aligned with the interest of our shareholders because they are linked to share price appreciation. They also increase the retentive value of our overall compensation program. The RSUs granted in 2024 will cliff-vest on February 1, 2027, subject generally to the executive’s continued employment with the Company. While these RSU awards do not have explicit performance-vesting conditions, the ultimate value that will be delivered to our NEOs from these awards depends on our future stock price performance.

76	2025 PROXY STATEMENT

PSUs
The PSUs granted in 2024 will cliff-vest on January 31, 2027, subject generally to the executive’s continued employment with the Company and the Company’s level of achievement of the applicable absolute TSR CAGR performance metric measured over a three-year performance period. The 2024 PSUs are eligible to vest between 0% and 200% of target. The 2024 PSUs include a one-year post-vest mandatory holding period, where such shares, or rights with respect to such shares, may not be sold, transferred or otherwise disposed of until the expiration of such holding period.
The table below sets forth the TSR CAGR performance percentage for the 2024 PSUs. There will be interpolation (rounded to two decimal places) to derive a TSR CAGR performance percentage that is not expressly set forth in the table below, and any resulting fractional shares will be rounded down to the nearest whole share.

TSR CAGR (%)	Performance Percentage (%)
≥ 20.0 (maximum)	200
15.0	150
10.0 (target)	100
9.0	50
8.0 (threshold)	25
< 8.0	No Vesting
The Compensation Committee established the above TSR performance goal percentages applicable to the 2024 PSUs after considering historical 3-year TSR performance of S&P 500 companies and MSCI’s business projections. The Compensation Committee believes that the applicable threshold, target and maximum goals established for the PSU vehicle in 2024 represent rigorous hurdles that would ultimately deliver significant shareholder value creation if achieved, as evidenced by the fact that achievement of the TSR performance goals at the threshold performance levels applicable to the 2024 PSUs would translate to substantial growth in our shareholders’ investments over such performance period, as reflected in the chart below.

Compensation Matters | MSCI	77

PSOs
The PSOs granted in 2024 will cliff-vest on February 1, 2027, subject generally to the executive’s continued employment with the Company and the Company’s combined level of achievement of (i) a cumulative revenue performance goal and (ii) a cumulative adjusted EPS performance goal, each weighted equally and measured over a three-year performance period. The specific performance targets underlying the two PSO performance metrics were calibrated to align with MSCI’s long-term strategic planning. Goals are set at the beginning of each year with consideration to historical performance, industry benchmarks, the broader macro-environment and our long-term strategy. Revenue goals support management’s focus on scaling new products and targeting new customer segments. The incorporation of an adjusted EPS goal provides profitability discipline, incorporating considerations relating to capital allocation and shareholder value creation.
The 2024 PSOs are eligible to vest between 0% and 200% of target. Thereafter, participants will only realize value on the number of PSOs earned, if any, to the extent that the closing share price of MSCI common stock exceeds the relevant exercise price of the options. In this way, PSOs have an implied “double-performance” mechanism, as two conditions must be met for a participant to realize value from an award: (i) fundamental operating performance and (ii) share price growth in excess of the exercise price.
Pursuant to SEC rules, the performance targets underlying the cumulative revenue and cumulative adjusted EPS performance goals applicable to the 2024 PSOs will be disclosed upon the certification of such performance goals in 2027. We do not disclose forward-looking performance goals due to confidentiality and competitive concerns, as we believe the disclosure of forward-looking performance targets that are aligned to our long-term strategic planning could result in competitive harm. We believe that the performance goals were set at challenging levels and are fully aligned with the rigorous expectations and long-term interests of our shareholders. However, consistent with market practice, we have committed to retrospectively disclose the performance goals and payouts following the completion of the relevant performance period. Our shareholders have generally provided the feedback that they understand this approach.
2020 PSU Award Payouts
The five-year performance period applicable to the PSUs granted to each of Messrs. Fernandez, Wiechmann, Pettit, Crum and Gutowski on February 6, 2020 concluded on February 4, 2025 and resulted in the following level of achievement:

	Performance Period: 2020-2025
	Threshold		Target		Maximum		Actual
Metrics	Goal	Payout (% Of Opportunity)	Goal	Payout (% Of Opportunity)	Goal	Payout (% Of Opportunity)	Achievement	Payout (% Of Opportunity)
TSR CAGR	10.00%	50%	12.50%	100%	20.00%	200%	16.40%	164%
Actual achievement of the TSR CAGR performance metric was 16.4%, which resulted in a payout of 164% of the target number of PSUs. Following the performance adjustment certified by the Compensation Committee, Mr. Fernandez received 58,370 PSUs, Mr. Wiechmann received 2,269 PSUs, Mr. Pettit received 25,943 PSUs, Mr. Crum received 5,446 PSUs and Mr. Gutowski received 1,815 PSUs, all of which vested and converted to shares on February 6, 2025.
2022 PSU Award Payouts
The three-year performance period applicable to the PSUs granted to each of Messrs. Fernandez, Wiechmann, Pettit, Crum and Gutowski on February 3, 2022 concluded on February 2, 2025 and resulted in the following level of achievement:

	Performance Period: 2022-2025
	Threshold		Target		Maximum		Actual
Metrics	Goal	Payout (% Of Opportunity)	Goal	Payout (% Of Opportunity)	Goal	Payout (% Of Opportunity)	Achievement	Payout (% Of Opportunity)
TSR CAGR	8.00%	25%	10.00%	100%	30.00%	300%	4.20%	0%
The TSR CAGR was below threshold performance level, resulting in no payout for the 3-year PSUs granted to each of Messrs. Fernandez, Wiechmann, Pettit, Crum and Gutowski on February 3, 2022.
2022 PSO Award Payouts
The three-year performance period applicable to the PSOs granted to each of Messrs. Fernandez, Wiechmann, Pettit, Crum and Gutowski on February 3, 2022 concluded on December 31, 2024, and the service condition was satisfied on February 3, 2025, and resulted in the following level of achievement:

78	2025 PROXY STATEMENT

	Performance Period: 2022-2025
	Threshold		Target		Maximum		Actual
Metrics	Goal	Payout (% Of Opportunity)	Goal	Payout (% Of Opportunity)	Goal	Payout (% Of Opportunity)	Achievement	% Payout
Cumulative Revenue (in millions)	$7,860.1	25%	$8,103.2	50%	$8,346.3	100%	$7,633.6	0%
Adjusted EPS	$35.31	25%	$37.56	50%	$39.81	100%	$40.17	100%
Actual achievement of the cumulative revenue performance metric was 0% and the adjusted EPS performance metric was 100%, which resulted in a payout of 100% of the target number of PSOs. Following the performance adjustment certified by the Compensation Committee, Mr. Fernandez received 29,564 options to purchase common stock, Mr. Wiechmann received 2,691 options, Mr. Pettit received 16,260 options, Mr. Crum received 3,415 options and Mr. Gutowski received 2,484 options, all of which vested and became exercisable on February 3, 2025.
2025 Long-Term Equity Incentive Compensation Program
We believe our executive compensation program continues to effectively align the interests of our NEOs with those of our shareholders by allocating a significant portion of target incentive compensation to long-term equity incentives that emphasize pay-for-performance principles and support long-term value creation. With the assistance of its independent compensation consultant, Semler Brossy, the Compensation Committee considered market practices, shareholder feedback, and MSCI’s strategic and talent priorities in approving the 2025 long-term equity incentive program.
In early 2025, the Compensation Committee reaffirmed its commitment to MSCI’s “owner-operator” culture by maintaining a strong emphasis on performance-based equity awards, with the majority of long-term incentives granted in the form of PSUs and PSOs. The Compensation Committee approved market-based increases in annual long-term incentive compensation for our NEOs after consideration of several factors, including peer group data, the Company’s leading talent priorities and the highly competitive market. The Compensation Committee determined that no changes were necessary to the LTIP structure for 2025, as the existing LTIP continues to effectively align executive compensation with shareholder value creation. The LTIP remains heavily performance-weighted, with both the CEO and President & COO receiving 100% of their LTIP awards in performance-based equity.
2025 Equity Mix
The table below sets forth the allocation of 2025 RSUs, PSUs and PSOs granted to the NEOs. Please see page 75 for the allocation of 2024 RSUs, PSUs and PSOs granted to the NEOs.

Vehicle	CEO	President and COO	Other NEOs
RSUs	0%	0%	30%
PSUs	30%	30%	30%
PSOs	70%	70%	40%
The table below sets forth the amounts for each NEO’s 2025 equity awards under the LTIP:

Name	RSUs ($)	PSUs ($)	PSOs ($)	Total Equity Compensation ($)
Henry A. Fernandez	—	4,380,000	10,220,000	14,600,000
Andrew C. Wiechmann	900,000	900,000	1,200,000	3,000,000
C.D. Baer Pettit	—	2,160,000	5,040,000	7,200,000
Scott A. Crum	720,000	720,000	960,000	2,400,000
Robert J. Gutowski	540,000	540,000	720,000	1,800,000
(1)As described below, on page 79 of this Proxy Statement, Mr. Fernandez received a one-time premium-priced stock option award, with a total grant-date value of $15 million, to further incentivize exceptional shareholder returns. See page 72 of this Proxy Statement for additional information on Mr. Fernandez’s contributions.

Compensation Matters | MSCI	79

2025 One-Time Premium-Priced Stock Option CEO Award
On January 27, 2025, the Compensation Committee approved a one-time premium-priced stock option award (“PPOs”) for our Chairman and CEO, Henry A. Fernandez, with a total grant-date value of $15 million. The award consists of three equal tranches with rigorous exercise prices of $1,000, $1,100, and $1,200—representing significant premiums of approximately 69.3%, 86.2% and 103.1%, respectively, to the Company’s stock price at the time of grant. The options vest on the fifth anniversary of the grant date, subject to Mr. Fernandez’s continued service through the vesting date, subject to customary termination provisions, and have a ten-year term. The award does not provide for interim vesting opportunities or “realizable” value for stock prices below $1,000 per share, reinforcing long-term value creation and shareholder alignment.
This award reflects the Company’s robust commitment to an “owner-operator” culture by using equity awards that directly link pay and prioritize long-term shareholder value creation, as well as Mr. Fernandez’s exceptional leadership and sustained contributions to MSCI’s growth. The Compensation Committee considered Mr. Fernandez’s proven track record of value creation, including his over 25 years as the Company’s CEO and the more than 37-fold increase in the Company’s share price under his leadership from its initial public offering in 2007 through year-end 2024. This performance reflects a total shareholder return compound annual growth rate (“CAGR”) of 23.5%, significantly exceeding the S&P 500 Index CAGR of 10.6% over the same period. The Compensation Committee, in consultation with its independent compensation consultant, reviewed an in-depth analysis of compensation practices among the Company’s peers and CEO pay opportunities and the performance-based weighting of CEO pay within the Company’s peer group. The Compensation Committee determined that the award appropriately balanced the need to incentivize exceptional shareholder returns while maintaining alignment with market practices and the Company’s pay-for-performance philosophy.
If Mr. Fernandez’s employment terminates during the vesting period, the award will be forfeited in full, subject to customary provisions for involuntary termination in the event of a change in control, involuntary termination without cause, death and disability. Unlike the Company’s historical equity incentive compensation program, the award does not include any retirement vesting provisions. To that end, the entirety of the award will be “at-risk” and contingent upon Mr. Fernandez’s continued service with the Company.
The grant date fair value of the award will be reflected in the 2025 Summary Compensation Table and in the Grants of Plan-Based Awards Table in our Proxy Statement for our 2026 annual meeting of shareholders.
Benefits
The Company provides health, welfare and other benefits to remain competitive in hiring and retaining its employees. Our NEOs are eligible to participate in these benefit plans on the same terms and conditions as all other employees. We do not provide any special or enhanced benefits to our NEOs.
In the United States and the United Kingdom, the Company has established defined contribution plans for all eligible employees. Contributions by the Company to these defined contribution plans for our NEOs for the applicable period are disclosed in the “All Other Compensation” column in the Summary Compensation Table below.
Employment Agreements
All of the NEOs are employed on an “at-will” basis, and the Company does not have any individual employment agreements with the NEOs providing for a fixed duration of employment. As a result, the Company has the flexibility to alter or revise its compensation programs as circumstances dictate.
Under Mr. Wiechmann’s offer letter with the Company and Mr. Pettit’s employment letter with a subsidiary of the Company, in the event of an involuntary termination of employment without cause, each of Messrs. Wiechmann and Pettit is eligible to receive, subject to his compliance with certain conditions, (i) a lump sum cash payment equal to the sum of his then-current annual base salary plus target annual bonus opportunity and (ii) a prorated cash bonus under the AIP for the year of termination based on actual performance through the date of termination (as of December 31, 2024, assuming 100% achievement of the annual bonus opportunity, such amounts would have equaled $2,050,000 for Mr. Wiechmann and $3,099,124 for Mr. Pettit; the amount for Mr. Pettit is shown as being paid in British pounds sterling and converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.278 for fiscal 2024).
In addition, we maintain a Change in Control Severance Plan for the benefit of eligible senior executives of the Company (including the NEOs) that provides for severance benefits on a “double-trigger” basis—i.e., in the event of a qualifying termination of the executive’s employment by the Company without “cause” or by the participant for “good reason” in connection with a change in control.

80	2025 PROXY STATEMENT

Additional information on post-termination and change in control benefits for our NEOs, assuming a qualifying event occurred as of December 31, 2024, is provided in the section titled “Potential Payments upon Termination or Change in Control,” on page 89 of this Proxy Statement.
No Excessive Perquisites
Based on the Company’s philosophy that its executive compensation program should be straightforward and directly linked to performance, the compensation program for the NEOs does not include any excessive perquisites, excise tax gross-ups or supplemental executive retirement benefits.
Stock Ownership Guidelines
The Compensation Committee believes that significant stock ownership at the Executive Committee level, among MSCI’s senior-most leadership, which includes our NEOs, aligns management’s interests with those of our shareholders and encourages an “owner-operator” mindset. As part of the Compensation Committee’s ongoing assessment of the Company’s compensation policies and practices to ensure furtherance of the goals identified above and for alignment with best practices, effective January 1, 2019, the Compensation Committee adopted stock ownership guidelines.
Our stock ownership guidelines reflect among the highest multiples of base salary in our peer group, as detailed below. As of the date of this Proxy Statement, all Executive Committee members, including our NEOs, are in compliance with the current stock ownership guidelines. Each of our CEO and our President and COO significantly exceeds his applicable stock ownership guidelines (see page 113 of this Proxy Statement for additional details).

Position	Stock Ownership Guidelines
Chief Executive Officer	12x base salary
President and Chief Operating Officer	12x base salary
Other Management Committee Members, including other NEOs	8x base salary
Other Executive Committee Members	4x base salary
All Executive Committee members are required to meet the applicable ownership guidelines under the current stock ownership guidelines within five years following the date of such executive’s appointment to the Executive Committee (or, if later, five years from January 1, 2019). For the purpose of determining whether each individual is in compliance with these stock ownership guidelines and requirements, the following are counted towards satisfaction of the minimum ownership requirements:
1.shares beneficially owned individually, directly or indirectly;
2.shares beneficially owned jointly with, or separately by, immediate family members residing in the same household, either directly or indirectly; and
3.shares underlying unvested RSUs.
Unexercised stock options and unearned performance awards do not count toward satisfaction of the minimum ownership requirements.
Until the expected ownership levels are achieved, each Executive Committee member is required to retain 50% of the Net Shares resulting from the vesting, settlement or exercise, as applicable of all stock options, RSUs, PSUs or other equity awards granted to such executive.
In addition to the minimum ownership requirements, the share retention requirements of the stock ownership guidelines provide that until an executive ceases to serve on the Company’s Executive Committee, such executive will be required to retain a number of shares equivalent to, in the aggregate, 25% of the “Net Shares” resulting from the vesting, settlement or exercise, as applicable, of all equity incentive awards granted to such executive after January 1, 2022 (or, if later, the date such executive becomes a member of the Executive Committee). The Compensation Committee determined that the addition of this 25% “Net Shares” holding requirement would further enhance our goal of reinforcing an “owner-operator” mindset among senior leaders. This approach will ensure that a portion of the Net Shares received from every award will be retained while an individual serves on the Executive Committee.

Compensation Matters | MSCI	81

Equity Award Timing
Although we do not have a formal policy with respect to the timing of grants of our LTIP awards, the Compensation Committee has historically granted such awards on a predetermined annual schedule, at its January meeting each year. We also periodically grant off-cycle LTIP awards in connection with specific circumstances such as new hires, promotions, retention efforts or as replacement grants.
The Company has never granted, and has no plans to grant, any LTIP award to current or new employees in anticipation of the release of material nonpublic information, and we do not accelerate or delay the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. The Company does not backdate stock options or restricted stock units. The exercise price of stock options is no less than the closing price of MSCI stock on the effective date of the grant.
During 2024, no equity awards were granted to named executive officers within four business days preceding or one business day after the filing of any Form 10-K, 10-Q or 8-K disclosing material nonpublic information.
Other Policies
Clawback Policies
We seek to recover, to the extent practicable, performance-based compensation from members of our Executive Committee and the Company’s Principal Accounting Officer under certain circumstances. In 2023, the Board adopted the Company’s Financial Statement Compensation Recoupment Policy in accordance with Rule 10D-1 and revised its Executive Committee Compensation Recoupment Policy. Under the Company’s Financial Statement Compensation Recoupment Policy, the Compensation Committee, will, to the extent permitted by law, recoup any incentive compensation (cash and equity) received by the Company’s Executive Officers, in the event of a restatement of financial-based measures (regardless of whether detrimental conduct has occurred). In the case of a restatement of financial-based measures, the Board will reasonably promptly recover the amount by which the incentive compensation received exceeds the amount that would have been received if the error had not been made within the three years preceding the date on which the Board determines that the financial measure contains a material error.
Under the Company’s revised Executive Committee Compensation Recoupment Policy, the Compensation Committee may, to the extent permitted by applicable law, recoup any incentive compensation (cash and equity) received by members of the Company’s Executive Committee and the Company’s Principal Accounting Officer in the event of a restatement of financial or other performance-based measures (regardless of whether detrimental conduct has occurred) or in the event that detrimental conduct results in an increased level of performance goal achievement or otherwise causes material financial and/or reputational harm to the Company, as described below. In the case of a restatement of financial or other performance-based measures, the Board may recover up to the amount by which the incentive compensation received exceeds the amount that would have been received if the error had not been made within the two years preceding the date on which the Board determines that the financial or other measure contains a material error.
Under the Company’s revised Executive Committee Compensation Recoupment Policy, in the case of detrimental conduct that, in the sole discretion of the Compensation Committee, has resulted in a level of achievement of a performance-based measure or caused material financial or reputational harm to the Company, the Board may recover incentive compensation, including service-vesting awards, received by the person during the two-year period immediately preceding the date on which such person engaged in such detrimental conduct (or the date on which the Compensation Committee discovers that such person engaged in detrimental conduct). Detrimental conduct consists of:
•willful misconduct or breach of a fiduciary duty with respect to the Company or any of its subsidiaries;
•conviction of, or having entered a plea bargain or settlement admitting guilt for, any crime of moral turpitude or felony under any applicable law with respect to the Company or any of its subsidiaries;
•commission of an act of fraud, embezzlement or misappropriation, with respect to the Company or any of its subsidiaries;
•breach of any restrictive covenant to which such person is subject contained in any applicable agreement or arrangement with the Company or any of its subsidiaries; and
•failure to take action with respect to any acts or conduct described above when taken by another person that such person has actual knowledge of or directing any other person to take any of the actions described above.

82	2025 PROXY STATEMENT

The Executive Committee Compensation Recoupment Policy applies to all incentive compensation (cash and equity, including service-vesting awards in the case of detrimental conduct) granted on or after February 7, 2019. The Financial Statement Compensation Recoupment Policy applies to all incentive compensation (cash and equity) that is determined based on goals attained in any of the three completed fiscal years (i.e., compensation is “received”), beginning with the fiscal year ended December 31, 2023.
Anti-Hedging and Anti-Pledging Policy
We prohibit all directors and employees, including all NEOs, from hedging or pledging the Company’s common stock or engaging in short sales, purchases or sales of options, puts or calls, as well as derivatives such as swaps, forwards or futures and trading on a short-term basis in the Company’s common stock.
Tax Considerations
The Compensation Committee takes into consideration the tax implications of our executive compensation program, including with respect to the tax deductibility of compensation paid under Section 162(m) of the Internal Revenue Code.
In the exercise of its business judgment, and in accordance with its compensation philosophy, the Compensation Committee continues to have flexibility to award compensation that is not tax deductible if it determines that such award is in our shareholders’ best interests and is necessary to comply with contractual commitments, or to maintain flexibility needed to attract talent, promote retention or recognize and reward desired performance.
Compensation Risk Assessment
The Compensation Committee believes that the design, implementation and governance of our executive compensation program are consistent with high standards of risk management. Our executive compensation program reflects an appropriate mix of compensation elements, balancing current and long-term performance objectives, cash and equity compensation, and risks and rewards.
•The compensation framework used for making compensation decisions is multi-faceted as it incorporates multiple metrics over varying time periods and is subject to the application of informed judgment by the Compensation Committee.
•To further ensure that the interests of our NEOs are aligned with those of our shareholders, a significant portion of executive officer long-term incentive compensation is awarded as equity subject to vesting requirements. Awards vest over a multi-year period, and in the case of performance-based awards, vest based on achievement of applicable performance goals at the end of a relevant performance period.
•Executive Committee members are required to meet the applicable stock ownership guidelines described under “Stock Ownership Guidelines” on page 80 of this Proxy Statement.
•Incentive compensation is subject to the clawback policies described under “Clawback Policies” on page 81 of this Proxy Statement.
Based on these features, we believe our executive compensation program effectively (i) ensures that our compensation opportunities do not encourage excessive risk taking, (ii) keeps our NEOs focused on the creation of long-term, sustainable value for our shareholders and (iii) provides competitive and appropriate levels of compensation over time.
In 2024, the Compensation Committee reviewed our compensation policies as generally applicable to all of our employees and believes that our policies do not encourage excessive or unnecessary risk-taking and that any level of risk they do encourage is not reasonably likely to have a material adverse effect on the Company. Semler Brossy assisted the Compensation Committee with its review of our compensation program, and the Compensation Committee reviewed materials previously prepared by Semler Brossy related to our compensation program, including the Company’s LTIP. The Compensation Committee also reviewed materials previously prepared by a third-party consultant related to certain of the Company’s variable incentive plans, including the AIP, from a risk and governance perspective.

Compensation Matters | MSCI	83

Compensation, Talent and Culture Committee Report
We, the Compensation Committee of the Board of Directors of MSCI Inc., have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on this review and these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2024 Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Respectfully submitted,
Jacques P. Perold (Chair)
Wayne Edmunds
Robin L. Matlock
Linda H. Riefler
Paula Volent

84	2025 PROXY STATEMENT

Executive Compensation Tables
Summary Compensation Table
The following table sets forth information regarding compensation paid or awarded by MSCI to the Company’s NEOs during fiscal years 2024, 2023 and 2022.
Certain amounts paid to Mr. Pettit accrued in British Pounds Sterling. In the tables below, where applicable, these amounts were converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.278, $1.243 and $1.237 for fiscal 2024, 2023 and 2022, respectively.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(5)(6)(7)	Total ($)
Henry A. Fernandez Chairman and Chief Executive Officer	2024	1,000,000	—	3,480,002	8,120,159	1,357,720	1,738,726	15,696,607
	2023	1,000,000	—	5,500,207	5,500,190	1,449,830	342,918	13,793,145
	2022	1,000,000	—	5,000,359	5,000,159	1,246,410	751,888	12,998,816
Andrew C. Wiechmann Chief Financial Officer	2024	550,000	—	1,590,679	1,060,070	727,350	83,756	4,011,855
	2023	550,000	—	1,366,050	735,092	776,700	55,616	3,483,458
	2022	550,000	—	845,907	455,129	667,720	59,999	2,578,755
C.D. Baer Pettit President and Chief Operating Officer	2024	798,743	—	1,950,088	4,550,206	1,109,703	586,225	8,994,965
	2023	777,076	—	3,100,354	3,100,111	1,158,826	295,318	8,431,685
	2022	773,397	—	2,750,574	2,750,054	985,951	419,430	7,679,406
Scott A. Crum Chief Human Resources Officer	2024	550,000	—	1,200,520	800,166	678,860	168,588	3,398,134
	2023	550,000	—	1,202,643	647,637	724,920	83,436	3,208,636
	2022	550,000	—	1,073,366	577,579	623,210	132,974	2,957,129
Robert J. Gutowski General Counsel and Head of Corporate Affairs	2024	500,000	—	870,448	580,059	630,370	76,952	2,657,829
	2023	500,000	—	878,313	472,531	673,140	49,370	2,573,354
	2022	500,000	—	780,269	420,119	578,690	56,813	2,335,891
(1)Mr. Pettit’s 2024 base salary rate was £625,000.
(2)Represents the grant date fair value of stock and option awards granted during each fiscal year, as computed in accordance with FASB ASC Topic 718-10, excluding the effect of estimated forfeitures, and does not reflect whether the NEO will actually receive a financial benefit from the award. The awards reported in this column were granted in February 2022, February 2023 and February 2024 as part of the annual compensation process. The following table represents the grant date fair value of stock and option awards granted during February 2024:

Grant Date Fair Value of Stock Units Granted During 2024 ($)

Name	RSUs	PSUs	PSOs	Total
Henry A. Fernandez	—	3,480,002	8,120,159	11,600,161
Andrew C. Wiechmann	795,566	795,113	1,060,070	2,650,749
C.D. Baer Pettit	—	1,950,088	4,550,206	6,500,294
Scott A. Crum	600,416	600,104	800,166	2,000,686
Robert J. Gutowski	435,197	435,251	580,059	1,450,507
The grant date fair value of the PSUs granted to the NEOs during 2024 was calculated based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Subtopic 718-10, excluding the effect of estimated forfeitures. The grant date value of the PSUs granted to the NEOs in 2024 and reported in the table above, assuming the highest level of performance conditions will be achieved (200% of target levels), is $6,960,005 for Mr. Fernandez, $1,590,226 for Mr. Wiechmann, $3,900,176 for Mr. Pettit, $1,200,209 for Mr. Crum and $870,503 for Mr. Gutowski. The grant date value of the PSUs is calculated using a Monte-Carlo simulation valuation model that takes into account all possible outcomes of the performance-based condition, including consideration of maximum payout value. The amounts reflected in this column and in this footnote do not represent the actual amounts that will be paid to or realized by our NEOs for awards made during the respective fiscal year.

Compensation Matters | MSCI	85

The grant date fair value of the PSOs granted to the NEOs during 2024 was calculated using the Black-Scholes option pricing model, in accordance with FASB ASC Subtopic 718-10. The grant date value of the PSOs granted to the NEOs in 2024 and reported in the table above, assuming the highest level of performance conditions will be achieved (200% of target levels), is $16,240,317 for Mr. Fernandez, $2,120,139 for Mr. Wiechmann, $9,100,412 for Mr. Pettit, $1,600,331 for Mr. Crum and $1,160,118 for Mr. Gutowski.
Information regarding the assumptions used to value these awards is set forth in note 11 to the consolidated financial statements included in the Company’s 2024 Annual Report on Form 10-K.
(3)Represents the annual cash bonus paid for 2024, 2023 and 2022 performance, as applicable, (i) under the 2024 AIP in February 2025 with respect to the 2024 performance year, (ii) under the 2023 AIP in February 2024 with respect to the 2023 performance year and (iii) under the 2022 AIP in February 2023 with respect to the 2022 performance year.
(4)The Company does not offer defined benefit pension plans or a nonqualified deferred compensation plan to NEOs.
(5)The amounts reflected in the “All Other Compensation” column for 2024 include Company matching contributions to the MSCI Inc. 401(k) Retirement Savings Plan of $26,910 for each of Mr. Fernandez, Mr. Crum, Mr. Wiechmann and Mr. Gutowski. Company contributions to the MSCI Barra Group (UK) Personal Pension Plan for Mr. Pettit in 2024 totaled £62,500 ($79,874).
(6)The amount included in the “All Other Compensation” column includes Company matching contributions to the 2024 UK Medical Coverage for Mr. Pettit in 2024 equal to for £5,190 ($6,633).
(7)In connection with the Company’s payment of its quarterly cash dividend, the “All Other Compensation” column includes for 2024 the payment to Messrs. Wiechmann, Crum and Gutowski of dividend equivalents for outstanding RSUs and, for all NEOs outstanding 2021 3-Year PSUs and 2019 5-Year PSUs, as follows:

2024 Dividend Equivalents ($)

Name	2019 5-Year PSUs	2021 3-Year PSUs	Outstanding RSUs
	1Q 2024	1Q 2024	1Q 2024	2Q 2024	3Q 2024	4Q 2024	Total
Henry A. Fernandez	1,611,542	100,274	—	—	—	—	1,711,816
Andrew C. Wiechmann	26,008	10,510	5,082	5,082	5,082	5,082	56,846
C.D. Baer Pettit	446,242	53,476	—	—	—	—	499,718
Scott A. Crum	109,057	14,029	4,648	4,648	4,648	4,648	141,678
Robert J. Gutowski	26,008	10,510	3,381	3,381	3,381	3,381	50,042

86	2025 PROXY STATEMENT

Grants of Plan-Based Awards
The following table sets forth information regarding awards granted to our NEOs during fiscal 2024.

Name	Type of Award		Grant Date	Compensation Committee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(6)

					Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Henry A. Fernandez	AIP		—	1/26/2024	—	1,400,000	2,100,000	—	—	—	—	—	—
	PSU	(4)	2/1/2024	1/26/2024	—	—	—	1,731	6,924	13,848	—	—	3,480,002
	PSO	(5)	2/1/2024	1/26/2024	—	—	—	9,130	36,523	73,046	—	598.62	8,120,159
Andrew C. Wiechmann	AIP		—	1/26/2024	—	750,000	1,125,000	—	—	—	—	—	—
	RSU	(3)	2/1/2024	1/26/2024	—	—	—	—	—	—	1,329	—	795,566
	PSU	(4)	2/1/2024	1/26/2024	—	—	—	395	1,582	3,164	—	—	795,113
	PSO	(5)	2/1/2024	1/26/2024	—	—	—	1,192	4,768	9,536	—	598.62	1,060,070
C.D. Baer Pettit(2)	AIP		—	1/26/2024	—	1,150,190	1,725,285	—	—	—	—	—	—
	PSU	(4)	2/1/2024	1/26/2024	—	—	—	970	3,880	7,760	—	—	1,950,088
	PSO	(5)	2/1/2024	1/26/2024	—	—	—	5,116	20,466	40,932	—	598.62	4,550,206
Scott A. Crum	AIP		—	1/26/2024	—	700,000	1,050,000	—	—	—	—	—	—
	RSU	(3)	2/1/2024	1/26/2024	—	—	—	—	—	—	1,003	—	600,416
	PSU	(4)	2/1/2024	1/26/2024	—	—	—	298	1,194	2,388	—	—	600,104
	PSO	(5)	2/1/2024	1/26/2024	—	—	—	899	3,599	7,198	—	598.62	800,166
Robert J. Gutowski	AIP		—	1/26/2024	—	650,000	975,000	—	—	—	—	—	—
	RSU	(3)	2/1/2024	1/26/2024	—	—	—	—	—	—	727	—	435,197
	PSU	(4)	2/1/2024	1/26/2024	—	—	—	216	866	1,732	—	—	435,251
	PSO	(5)	2/1/2024	1/26/2024	—	—	—	652	2,609	5,218	—	598.62	580,059
(1)Represents the target and maximum payouts with respect to the AIP for 2024. There are no threshold or minimum payouts under the AIP. For additional information regarding the AIP, see “Compensation Discussion and Analysis–Variable Compensation–Annual Cash Incentives” above.
(2)Mr. Pettit’s 2024 AIP payment was £868,320.
(3)Represents service vesting RSUs granted during 2024 that cliff-vest on February 1, 2027, subject to continued service through the vesting date.
(4)Represents the target number of PSUs granted during 2024 that cliff-vest at the end of a three-year performance period from February 1, 2024 to January 31, 2027, subject to achievement of a TSR CAGR performance metric and continued service through the last day of the performance period. The actual number of PSUs will be determined at the end of the performance period and may be adjusted down to 0% or up to 200% of the target amount.
(5)Represents the target number of PSOs granted during 2024 that cliff-vest and become exercisable on the third anniversary of the grant date, subject to the combined level of achievement of (i) a cumulative revenue performance goal and (ii) a cumulative adjusted EPS performance goal, in each case measured over a cumulative three-year performance period from January 1, 2024 to December 31, 2026. The actual number of PSOs will be determined at the end of the performance period and may be adjusted down to 0% or up to 200% of the target amount.
(6)Represents the grant date fair value of stock and option awards as computed in accordance with FASB ASC Subtopic 718-10. The grant date fair value for the RSUs was based on the closing share price of MSCI common stock on the trading day preceding the grant date or service inception date. For PSUs, the grant date fair value is based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Subtopic 718-10. For PSOs, the grant date fair value was calculated using the Black-Scholes option pricing model, in accordance with FASB ASC Subtopic 718-10. For the values of the PSUs and PSOs, assuming attainment of the maximum level of the performance conditions, see footnote 2 to the “Summary Compensation Table” above.

Compensation Matters | MSCI	87

Outstanding Equity Awards at Fiscal Year-End
The following table shows the number of shares covered by outstanding PSOs, RSUs, PSUs held by each of our NEOs on December 31, 2024, which units remain subject to forfeiture and cancellation provisions.

	Option Awards				Stock Awards
Name	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Henry A. Fernandez					—	—	90,972	54,584,110
	73,046	(3)	598.62	2/1/2034
	55,848	(2)	554.52	2/2/2033
	29,564	(1)	549.83	2/3/2032
Andrew C. Wiechmann					3,176	1,905,632	5,422	3,253,254
	9,536	(3)	598.62	2/1/2034
	7,464	(2)	554.52	2/2/2033
	2,691	(1)	549.83	2/3/2032
C.D. Baer Pettit					—	—	42,475	25,485,425
	40,932	(3)	598.62	2/1/2034
	31,478	(2)	554.52	2/2/2033
	16,260	(1)	549.83	2/3/2032
Scott A. Crum					2,905	1,743,029	9,132	5,479,291
	7,198	(3)	598.62	2/1/2034
	6,576	(2)	554.52	2/2/2033
	3,415	(1)	549.83	2/3/2032
Robert J. Gutowski					2,113	1,267,821	4,042	2,425,240
	5,218	(3)	598.62	2/1/2034
	4,798	(2)	554.52	2/2/2033
	2,484	(1)	549.83	2/3/2032
(1)Represents the award of PSOs that was granted on February 3, 2022, which 2022 PSOs were unexercised and unearned as of December 31, 2024 and remain subject to performance adjustment and forfeiture provisions. These values represent the number of stock options each NEO would receive upon vesting, assuming target attainment of the applicable performance goals. This column does not give effect to retirement provisions as detailed below under “—Potential Payments Upon Termination or Change in Control—Equity Acceleration.”
(2)Represents the award of PSOs that was granted on February 2, 2023, which 2023 PSOs were unexercised and unearned as of December 31, 2024 and remain subject to performance adjustment and forfeiture provisions. These values represent the number of stock options each NEO would receive upon vesting, assuming maximum attainment of the applicable performance goals. This column does not give effect to retirement provisions as detailed below under “—Potential Payments Upon Termination or Change in Control—Equity Acceleration.”
(3)Represents the award of PSOs that was granted on February 1, 2024, which 2024 PSOs were unexercised and unearned as of December 31, 2024 and remain subject to performance adjustment and forfeiture provisions. These values represent the number of stock options each NEO would receive upon vesting, assuming maximum attainment of the applicable performance goals. This column does not give effect to retirement provisions as detailed below under “—Potential Payments Upon Termination or Change in Control—Equity Acceleration.”

88	2025 PROXY STATEMENT

(4)Represents unvested RSUs outstanding as of December 31, 2024. This column does not give effect to retirement provisions as detailed below under “—Potential Payments Upon Termination or Change in Control—Equity Acceleration.” The number of RSUs included in this table vest on the following dates for each NEO:

	Number of RSUs by Vesting Date
Name	2/3/2025	2/2/2026	2/3/2027	Total
Henry A. Fernandez	—	—	—	—
Andrew C. Wiechmann	710	1,137	1,329	3,176
C.D. Baer Pettit	—	—	—	—
Scott A. Crum	901	1,001	1,003	2,905
Robert J. Gutowski	655	731	727	2,113
(5)The market value of outstanding RSUs is based on a share price of $600.01, the closing share price of MSCI common stock on December 31, 2024, rounded to the nearest whole number.
(6)Represents outstanding and unvested PSUs held on December 31, 2024 that remain subject to performance adjustment and forfeiture provisions, as shown in the following table on an award-by-award basis. These values represent the number of PSUs that each NEO would receive upon vesting, assuming attainment of the applicable performance goals. This column does not give effect to retirement provisions as detailed below under “—Potential Payments Upon Termination or Change in Control—Equity Acceleration.”
PSU Awards, Subject to Forfeiture and Cancellation Provisions

Award Year	2020		2021	2022		2023	2024
Term	5-year		5-year	3-year		3-year	3-year
Payout Adjustment	Maximum		Threshold	Threshold		Threshold	Target
Name	PSUs at Maximum Vesting (#)		PSUs at Threshold Vesting (#)	PSUs at Threshold Vesting (#)		PSUs at Threshold Vesting (#)	PSUs at Target Vesting (#)
Henry A. Fernandez	71,184	(1)	8,710	2,154	(6)	2,000	6,924
Andrew C. Wiechmann	2,768	(2)	609	196	(6)	267	1,582
C.D. Baer Pettit	31,638	(3)	4,645	1,185	(6)	1,127	3,880
Scott A. Crum	6,642	(4)	812	249	(6)	235	1,194
Robert J. Gutowski	2,214	(5)	609	181	(6)	172	866
(1)Following the performance adjustment, Mr. Fernandez received 58,370 PSUs which vested and converted to shares on February 6, 2025.
(2)Following the performance adjustment, Mr. Wiechmann received 2,269 PSUs which vested and converted to shares on February 6, 2025.
(3)Following the performance adjustment, Mr. Pettit received 25,943 PSUs which vested and converted to shares on February 6, 2025.
(4)Following the performance adjustment, Mr. Crum received 5,446 PSUs which vested and converted to shares on February 6, 2025.
(5)Following the performance adjustment, Mr. Gutowski received 1,815 PSUs which vested and converted to shares on February 6, 2025.
(6)Following the performance adjustment, no payout was made on the 2022 3-year PSUs.

Compensation Matters | MSCI	89

Option Exercises and Stock Vested
The following table contains information with regard to stock options exercised by our NEOs and vesting and conversion of stock awards held by the NEOs during fiscal 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Henry A. Fernandez	—	—	91,320	53,275,175
Andrew C. Wiechmann	—	—	2,336	1,364,878
C.D. Baer Pettit	—	—	27,158	15,843,706
Scott A. Crum	—	—	7,213	4,212,885
Robert J. Gutowski	—	—	2,336	1,364,878
(1)The value realized for option awards and stock awards is based on the closing share price of MSCI common stock on the applicable stock vesting date.
Potential Payments upon Termination or Change in Control
Change in Control Severance Plan
In the event of a change in control of the Company, Executive Committee members, including all of our NEOs, would be entitled to benefits under the MSCI Inc. Change in Control Severance Plan (the “CIC Plan”), which was adopted by the Board of Directors in May 2015 and amended in November 2023. The CIC Plan covers participants identified on a schedule attached to the CIC Plan (subject to any additions to or removals from the participant list by the Compensation Committee), including the Company’s CEO, CFO and the Company’s other NEOs. In the event of a “Qualifying Termination” (for certain terminations related to changes in control, as defined in the CIC Plan), participants will receive the severance payments and benefits specified in the CIC Plan. Severance payments and benefits under the CIC Plan are subject to a “double-trigger” as both a change in control and a termination of the participant’s employment by the Company without “cause” or by the participant for “good reason” (as such terms are defined in the CIC Plan) are required in order for the participant to qualify for payments and benefits. The CIC Plan does not include any golden parachute excise tax gross-up provisions. Any severance payments and benefits under the CIC Plan are subject to execution of an agreement by the CIC Plan participant releasing claims against the Company. Participants are also obligated to comply with confidentiality, non-solicitation and non-disparagement covenants under their release agreement.
Annual Incentive Plan
In the event of a change in control (as defined in the AIP), unless otherwise determined by the Compensation Committee, the performance period applicable to any outstanding AIP cash bonus award will cease as of the date immediately prior to the change in control. The portion of any such award based on performance metrics (other than individual goals and metrics) will be payable based on the higher of (i) the Company’s actual achievement of the performance metrics (other than individual goals and metrics) for the prorated period ending immediately prior to the change in control and (ii) 100%. The portion of any such award based on individual goals and metrics will be payable at 100% of the target. All awards will be payable by the Company (or the successor or survivor entity) within 60 days of the date of the change in control, prorated for the portion of the applicable performance period that elapsed prior to the change in control.
If the Company’s successor will not be implementing a comparable annual incentive plan for the remaining portion of the year in which the change in control occurs, the Compensation Committee may, in its discretion, elect not to prorate the awards. If any AIP participant is eligible to receive a prorated annual bonus for the year in which the change in control occurs pursuant to any other change in control severance plan, including the CIC Plan, the individual’s prorated annual bonus payable under such other plan will be reduced by the amount of the bonus paid under the AIP.
Offer Letters
For information regarding certain amounts payable to each of Messrs. Wiechmann and Pettit in connection with an involuntary termination of employment other than for cause pursuant to the terms of their offer letter or employment letter, respectively, please see “Employment Agreements” on page 79 of this Proxy Statement.

90	2025 PROXY STATEMENT

Equity Acceleration
The descriptions of equity acceleration provisions below apply to the applicable outstanding equity awards as of December 31, 2024.
Terminations Other Than Due to Death, Disability, Involuntary Termination Without Cause or Retirement
Upon termination of an NEO’s employment for any reason other than due to death, disability, involuntary termination without cause or retirement (as such terms are defined in the applicable award agreement), his or her unvested RSUs, PSUs and PSOs will generally be cancelled immediately. Equity awards granted to NEOs who are eligible for retirement treatment are cancelled following a termination for cause.
Death or Disability
Upon termination of an NEO’s employment due to death or “disability” (as defined in the applicable award agreement):
•RSUs. RSUs will vest and convert into shares within 30 days of the termination date.
•PSUs. PSUs will vest and convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period.
•PSOs. The service condition will be deemed dully satisfied on the termination date, and the number of PSOs that will become vested options will be determined based on actual performance through the end of the performance period.
Involuntary Termination
If the Company terminates an NEO’s employment without “cause” (as defined in the applicable award agreement) and he or she signs and does not revoke an agreement and release of claims satisfactory to the Company within 60 days of the termination date:
•RSUs. A prorated portion of the RSUs will vest and convert to shares on the vesting date equal to the product of (i) the total number of RSUs granted pursuant to the award multiplied by (ii) a fraction, (A) the numerator of which is the total number of months the NEO was employed by the Company during the vesting period (rounded up to the next whole month) and (B) the denominator of which is 36 months. However, for NEOs who have achieved “62/10 Retirement Eligibility” (as defined in the applicable award agreement), the RSUs will fully vest on the date of termination and will convert to shares on the original payment schedule.
•2022, 2023 and 2024 3-Year PSUs. A prorated portion of the target number of PSUs will vest and convert into shares on the adjustment date equal to the product of (i) the target number of PSUs multiplied by (ii) a fraction, (A) the numerator of which is the total number of months the NEO was employed by the Company during the 3-year performance period (rounded up to the next whole month), and (B) the denominator of which is 36 months, subject to adjustment based on actual performance through the end of the performance period. However, for NEOs who have achieved “62/10 Retirement Eligibility,” all of the target PSUs (i.e., not prorated) will vest and convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period.
•2020 and 2021 5-Year PSUs. If the termination of employment occurs prior to the second anniversary of the grant date, the PSUs will be forfeited in their entirety. Following the second anniversary of the grant date, a prorated portion of the target number of PSUs will vest and convert into shares on the adjustment date equal to the product of (i) the target number of PSUs multiplied by (ii) a fraction, (A) the numerator of which is the total number of months the NEO was employed by the Company during the 5-year performance period (rounded up to the next whole month), and (B) the denominator of which is 60 months, subject to adjustment based on actual performance through the end of the performance period. However, for NEOs who have achieved “62/10 Retirement Eligibility,” all of the target PSUs (i.e., not prorated) will vest and convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period.
•PSOs. A prorated portion of the service condition will be deemed satisfied determined by dividing (i) the total number of months the NEO was employed by the Company during the vesting period (rounded up for partial months) by (ii) 36 months. The number of prorated PSOs that become vested options (if any) will be determined based on actual performance through the end of the performance period. However, for NEOs who have achieved “62/10 Retirement Eligibility,” (i) the service condition will be deemed fully satisfied on the termination date and (ii) the number of PSOs that become vested options (if any) will be determined based on actual performance through the end of the performance period.

Compensation Matters | MSCI	91

Retirement
Upon termination of an NEO’s employment in circumstances that makes him or her eligible for retirement treatment (based on the applicable award agreement):
•RSUs. For NEOs who have achieved “Legacy Retirement Eligibility” or “55/10 Retirement Eligibility” (as such terms are defined in the applicable award agreement) but who have not achieved “62/10 Retirement Eligibility,” a prorated portion of the RSUs will vest and convert to shares on the next regularly scheduled vesting date equal to the product of (i) the total number of RSUs granted pursuant to the award multiplied by (ii) a fraction, (A) the numerator of which is the total number of months the NEO was employed by the Company during the vesting period (rounded up to the next whole month) and (B) the denominator of which is 36 months. For NEOs who have achieved “62/10 Retirement Eligibility,” the RSUs will fully vest on the date of termination and will convert to shares on the original payment schedule.
•PSUs. For NEOs who have achieved “Legacy Retirement Eligibility” or “55/10 Retirement Eligibility” but who have not achieved “62/10 Retirement Eligibility,” a prorated portion of the target number of PSUs will vest and convert to shares on the adjustment date equal to the product of (i) the target number of PSUs multiplied by (ii) a fraction, (A) the numerator of which is the total number of months the NEO was employed by the Company during the 3- or 5-year performance period, as applicable (rounded up to the next whole month), and (B) the denominator of which is 36 or 60 months, as applicable, subject to adjustment based on actual performance through the end of the performance period. However, for NEOs who have achieved “62/10 Retirement Eligibility,” all of the target PSUs (i.e., not prorated) will vest and convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period.
•PSOs. For NEOs who have achieved “Legacy Retirement Eligibility” or “55/10 Retirement Eligibility” but who have not achieved “62/10 Retirement Eligibility,” a prorated portion of the service condition will be deemed satisfied determined by dividing (i) the total number of months the NEO was employed by the Company during the 3-year performance vesting period (rounded up for partial months) by (ii) 36 months. The number of prorated PSOs that become vested options (if any) will be determined based on actual performance through the end of the performance period. For NEOs who have achieved “62/10 Retirement Termination” (as such term is defined in the applicable award agreement), the service condition will be deemed fully satisfied and the number of PSOs that become vested options (if any) will be determined by actual performance through the end of the performance period.
Change in Control
In the event an NEO’s employment is terminated by MSCI without “cause” or by him or her for “good reason,” in each case, within 24 months following a “change in control” (as such terms are defined in the applicable award agreement):
•RSUs. RSUs will vest and convert into shares within 60 days of the date of termination of employment.
•PSUs. PSUs will vest and convert to shares within 60 days of the date of termination of employment, and the performance metrics will be deemed to have been achieved at the greater of (i) the actual achievement of the performance metrics for the period commencing on the first day of the performance period and ending on the date immediately prior to the change in control and (ii) 100%.
•PSOs. PSOs will vest and become exercisable and the performance condition will be deemed to have been achieved at the greater of (i) the actual achievement of the performance condition for the period commencing on the first day of the performance period and ending on the date immediately prior to the change in control and (ii) 100%.
The following table represents the amounts to which our NEOs or their estates or representatives, as applicable, would have been entitled to receive had their employment been terminated on December 31, 2024 or had a change in control occurred on December 31, 2024.

92	2025 PROXY STATEMENT

Estimated Potential Payments upon Termination or Change in Control

				Change in Control
Name(1)	Involuntary Termination Without Cause- Equity at Target Performance ($)(1)(2)	Termination Due to Death, Disability- Equity at Target Performance ($)(1)(3)	Qualified Retirement- Equity at Target Performance ($)(1)(4)	Cash Severance ($)(5)	Benefits and Perquisites - Cobra / UK Medical Continuation Premiums ($)(6)	Termination Without Cause or for Good Reason (Following a Change in Control)-Equity at Target Performance ($)(1)(7)
Henry A. Fernandez	48,737,717	48,737,717	48,737,717	4,702,640	66,281	48,737,717
Andrew C. Wiechmann	3,880,804	5,841,123	—	2,547,847	—	5,841,123
C.D. Baer Pettit	20,163,254	24,504,124	20,163,254	4,164,623	17,908	24,504,124
Scott A. Crum	6,915,848	6,915,848	6,915,848	2,451,327	77,129	6,915,848
Robert J. Gutowski	3,055,831	4,267,671	—	2,254,800	66,281	4,267,671
(1)With respect to RSUs or PSUs, values are based on the closing share price of MSCI common stock on December 31, 2024 ($600.01). With respect to PSOs, represents the closing share price of MSCI common stock on December 31, 2024 minus the relevant exercise price times the number of outstanding PSOs for all in-the-money, unvested PSOs as of such date.
(2)These amounts represent the values associated with the acceleration of unvested RSUs and payout of PSUs at the target performance level upon a termination of the NEO’s employment due to an involuntary termination without cause (not following a change in control), in each case, pursuant to the terms of the applicable award agreement. The value associated with the acceleration of unvested RSUs and PSUs (assuming payout at the maximum performance level) is $107,446,400 for Mr. Fernandez, $7,536,003 for Mr. Wiechmann, $44,819,983 for Mr. Pettit, $13,251,487 for Mr. Crum and $6,001,860 for Mr. Gutowski.
(3)These amounts represent the values associated with the acceleration of unvested RSUs and payout of PSUs at the target performance level upon a termination of the NEO’s employment due to death or disability, in each case, pursuant to the terms of the applicable award agreement. The value associated with the acceleration of unvested RSUs and PSUs (assuming payout at the maximum performance level) is $107,446,400 for Mr. Fernandez, $10,889,632 for Mr. Wiechmann, $54,558,341 for Mr. Pettit, $13,251,487 for Mr. Crum and $8,114,736 for Mr. Gutowski.
(4)These amounts represent the values associated with the acceleration of the payout of RSUs, PSUs and PSOs upon a termination of the NEO’s employment due to qualified retirement, pursuant to the terms of the applicable award agreement. With respect to Mr. Fernandez and Mr. Crum, such acceleration is treated in accordance with the provisions applicable to “62/10 Retirement Eligibility,” as detailed above under “—Potential Payments Upon Termination or Change in Control—Equity Acceleration.” With respect to Mr. Pettit, such acceleration is treated as in accordance with the provisions applicable to “55/10 Retirement Eligibility” as detailed above under “—Potential Payments Upon Termination or Change in Control—Equity Acceleration.” The value associated with the acceleration of unvested awards (assuming payout at the maximum performance level) is $107,446,400 for Mr. Fernandez, $44,819,983 for Mr. Pettit and $13,251,487 for Mr. Crum.
(5)A lump sum cash payment under our CIC Plan equal to the sum of (1) two times the participant’s base salary and (2) two times the participant’s average annual cash bonus (three-year average annual cash bonus). For more information on our CIC Plan and qualifying terminations of employment thereunder, see “—Potential Payments Upon Termination or Change in Control—Change in Control Severance Plan” above.
(6)A lump sum cash payment under our CIC Plan equal to 135% of the approximate amount of qualifying health coverage continuation premiums for the participant and his or her eligible dependents for 24 months for the coverage option and level of medical, dental and/or vision coverage in effect for the participant immediately prior to the date of termination (or, in the case of an international participant, equivalent local health benefits). For more information on our CIC Plan and qualifying terminations of employment thereunder, see “Compensation Discussion and Analysis—Potential Payments Upon Termination or Change in Control—Change in Control Severance Plan” above.
(7)These amounts represent the values associated with the acceleration of unvested RSUs and payout of PSUs at the target performance level upon a termination of the NEO’s employment by the Company without cause or by the NEO for good reason, in each case, within 24 months following a change in control, pursuant to the terms of the applicable award agreement. The value associated with the acceleration of unvested RSUs and PSUs (assuming payout at the maximum performance level) is $107,446,400 for Mr. Fernandez, $10,889,632 for Mr. Wiechmann, $54,558,341 for Mr. Pettit, $13,251,487 for Mr. Crum and $8,114,736 for Mr. Gutowski.

Compensation Matters | MSCI	93

CEO Pay Ratio
In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (collectively, the “Pay Ratio Rule”), we are providing the following estimated information for 2024:
•the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $55,751;
•the annual total compensation of our Chief Executive Officer was $15,696,607; and
•the ratio of these two amounts was 282 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.
SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
Methodology for Identifying our “Median Employee”
Employee Population
To identify the median of the annual total compensation of all our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our “median employee.” We determined that, as of December 31, 2024, our total employee population consisted of 6,132 individuals (of which 50.0% of MSCI employees were located in the Asia Pacific region, 24.9% in Europe, Middle East and Africa, 17.0% in the United States and Canada, and 8.1% in Mexico and Brazil). Our total employee population consisted of our global workforce of full-time and part-time employees, as described in more detail below.
Determining our Median Employee
To identify our “median employee” from our total employee population, we compared the amount of base salary plus actual cash bonus paid for 2024. In making this determination, we annualized the compensation of our full-time employees who were hired in 2024 but did not work for us for the entire fiscal year and permanent part-time employees. We identified our “median employee” using this compensation measure, which was consistently applied to all our employees included in the calculation.
Our Median Employee
Using the methodologies described above, we determined that our “median employee” was a full-time, salaried employee located in Mumbai, India, with base salary plus actual cash bonus paid for the 12-month period ending December 31, 2024 in the amount of $50,917.
Determination of Annual Total Compensation of our “Median Employee” and our CEO
Once we identified our “median employee,” we then calculated such employee’s annual total compensation for 2024 using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2024 (as set forth in the Summary Compensation Table for 2024 on page 84 of this Proxy Statement).

94	2025 PROXY STATEMENT

Pay Versus Performance
The following table sets forth the compensation for our CEO and the average compensation for our other NEOs, both as reported in the Summary Compensation Table on page 84 of this Proxy Statement and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for each of 2024, 2023, 2022, 2021 and 2020. The table also provides information on our cumulative total shareholder return (“TSR”), the cumulative TSR of our peer group, net income and adjusted EPS.

2024 Pay Versus Performance Table

Year (a)	Summary Compensation Table Total for PEO(1) ($) (b)	Compensation Actually Paid to PEO(2) ($) (c)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(1) ($) (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(2) ($) (e)	Value of Initial Fixed $100 Investment Based On:		Net Income (in Thousands)(4) ($) (h)	Adjusted EPS(5) ($) (i)
					Total Shareholder Return(3) ($) (f)	Peer Group Total Shareholder Return(3) ($) (g)
2024	15,696,607	17,879,415	4,765,696	4,657,379	243.6	176.4	1,109,128	15.20
2023	13,793,145	42,412,804	4,424,283	8,653,705	227.0	134.0	1,148,592	13.52
2022	12,998,816	(38,985,841)	3,887,795	(5,073,374)	184.7	116.9	870,573	11.45
2021	10,338,312	81,171,520	3,496,361	15,271,690	240.9	133.0	725,983	9.95
2020	9,924,139	71,235,260	3,332,994	12,060,436	174.4	98.0	601,822	7.83
(1)Compensation for our principal executive officer (“PEO”), Henry A. Fernandez, reflects the amounts reported in the “Summary Compensation Table” for the respective years. Average compensation for non-PEOs includes the following NEOs: (i) in each of 2024, 2023, 2022 and 2021, Scott A. Crum, Robert J. Gutowski, C.D. Baer Pettit and Andrew C. Wiechmann and (ii) in 2020, Scott A. Crum, Robert J. Gutowski, Linda S. Huber, C.D. Baer Pettit and Andrew C. Wiechmann.
(2)Compensation “actually paid” for the PEO and average compensation “actually paid” for our non-PEO NEOs in 2024, 2023, 2022, 2021 and 2020 reflects the respective amounts set forth in columns (c) and (e), adjusted as follows in the table below. However, the reconciliation of these amounts, as required under SEC rules, is presented only for 2024 in the table below. These dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO and our other NEOs during the applicable year. For information regarding the decisions made by our Compensation Committee with respect to the PEO’s and our other NEOs’ compensation for fiscal year 2024, see “Compensation Discussion and Analysis” beginning on page 58 of this Proxy Statement.

	PEO 2024	Non-PEOs 2024
Summary Compensation Table Total	15,696,607	4,765,696
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	(11,600,161)	(3,150,559)
Plus Fair Value of Outstanding Unvested Awards Granted in the Covered Year	10,493,149	2,869,023
Change in Fair Value of Outstanding Unvested Awards from Prior Years	1,347,551	(73,118)
Change in Fair Value of Awards from Prior Years that Vested in the Covered Year	1,942,269	246,337
Less Fair Value (as of end of prior fiscal year) of Awards Forfeited during the Covered Year	—	—
Plus Fair Value of Incremental Dividends or Earnings Paid on Stock Awards	—	—
Compensation Actually Paid	17,879,415	4,657,379
Fair values set forth in the table above are computed in accordance with ASC 718 as of the end of the respective fiscal year, other than fair values of awards that vest in the covered year, which are valued as of the applicable vesting date, or the fair values of awards forfeited in the covered year, which are valued as of the end of the prior fiscal year. The assumptions used for purposes of calculating fair values of awards as of the vest date or fiscal year-end date are the same as the assumptions used for purposes of calculating the grant date fair value of awards, except that, in the case of PSOs, the fair values at the time of grant were determined using the Black-Scholes option pricing model and the fair values as of the fiscal year-end date were determined using the Hull-White lattice model. The Hull-White lattice model requires consistent judgmental assumptions as the Black-Scholes pricing model, except that the expected life as a direct input for the Black-Scholes pricing model was estimated using the simplified method provided for by the SEC, while the expected life for the Hull-White lattice model was an implied output and estimated to be 4.4 years for the PSOs granted in 2022, 5.1 years for the PSOs granted in 2023, and 6.3 years for the PSOs granted in 2024. In addition, for PSOs, the fair value is adjusted for any changes in the probability of achievement of the (i) a cumulative revenue performance goal and (ii) a cumulative adjusted EPS performance goal (each weighted equally under the terms of the PSOs).

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(3)TSR is cumulative for the measurement periods beginning on December 31, 2019 and ending on December 31 of each of 2024, 2023, 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K. The peer group for purposes of this table reflects the Company’s industry sector and is the same as our peer group set forth above under “Proxy Summary—Total Shareholder Return” for purposes of Item 201(e) of Regulation S-K.
(4)Reflects “Net Income” in the Company’s Consolidated Statements of Income included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2024, 2023, 2022, 2021, and 2020.
(5)Adjusted EPS is a non-GAAP financial measure. See Annex B for definitions and reconciliations of all non-GAAP financial measures referenced herein.
Disclosure of Relationships

Compensation Actually Paid, MSCI Cumulative TSR and Peer Group Cumulative TSR

	Compensation Actually Paid to PEO		Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return(1)	Peer Group Total Shareholder Return(1)
¢		¢
(1)TSR is cumulative for the measurement periods beginning on December 31, 2019 and ending on December 31 of each of 2024, 2023, 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K. The peer group for purposes of this graph reflects the Company’s industry sector and is the same as our peer group set forth above in “Proxy Summary—Total Shareholder Return.”

96	2025 PROXY STATEMENT

Compensation Actually Paid and Net Income

	Compensation Actually Paid to PEO		Average Compensation Actually Paid to Non-PEO NEOs
¢		¢		Net Income

Compensation Actually Paid and Adjusted EPS

	Compensation Actually Paid to PEO		Average Compensation Actually Paid to Non-PEO NEOs
¢		¢		Adjusted EPS(1)
(1)Adjusted EPS is a non-GAAP financial measure. See Annex B for definitions and reconciliations of all non-GAAP financial measures referenced herein.

Compensation Matters | MSCI	97

Performance Measures
As described in more detail in the Compensation Discussion and Analysis beginning on page 58 of this Proxy Statement, our executive compensation program is designed to facilitate an "owner-operator" mindset amongst our senior executives. In connection with our pay-for-performance philosophy, we utilize multiple, complementary performance measures under our AIP and LTIP that measure and reward for performance against core financial, operational and strategic milestones that drive shareholder value creation.
Adjusted EPS and operating revenues are utilized as performance measures for our AIP. Other performance measures applicable to our NEOs under our AIP include total net sales and free cash flow, and further information regarding these performance measures can be found under Compensation Discussion and Analysis.
Under our LTIP, beginning in 2022, we granted PSOs that are eligible to vest based on the combined level of achievement of (i) a cumulative operating revenue performance goal and (ii) a cumulative adjusted EPS performance goal (each weighted equally) and measured over a cumulative three-year performance period. We also granted PSUs that are eligible to vest based on the achievement of an absolute TSR CAGR measured over a cumulative three-year performance period.
The following table sets forth an unranked list of the “most important” performance measures we used to link pay with performance for 2024.

Performance Measures
Adjusted EPS
Operating Revenues
Total Net Sales
Free Cash Flow
3-Year Absolute TSR CAGR
We do not consider any one of the above performance measures to be the single most important financial measure for our company or executive compensation design. However, adjusted EPS is a performance measure that is utilized under both our AIP and our LTIP and is a key metric used by our management and our investors in evaluating our performance, and therefore, for purposes of the 2024 Pay versus Performance Table, we disclose adjusted EPS to be the “most important” financial performance measure utilized in our executive compensation program for 2024 for linking pay with performance and as our “company-selected measure.”

98	2025 PROXY STATEMENT

PROPOSAL NO. 3 Approval of the MSCI Inc. 2025 Omnibus Incentive Plan

Our Board of Directors recommends a vote “FOR” the approval of the 2025 Omnibus Incentive Plan. Proxies solicited by the Board will be voted “FOR” this approval unless otherwise instructed.

On March 6, 2025, upon the recommendation of the Compensation Committee, the Board approved the MSCI Inc. 2025 Omnibus Incentive Plan (the “2025 Plan”), subject to and effective upon shareholder approval at the 2025 Annual Meeting. The 2025 Plan allows us to grant the equity and cash incentive awards that are the key elements of our executive compensation philosophy and practices.
VOTE REQUIRED AND RECOMMENDATION
The affirmative vote of a majority of the votes cast at our 2025 Annual Meeting, at which a quorum is present, is required to approve Proposal No. 3. Abstentions and broker non-votes shall not be treated as votes cast.

Proposal No. 3: Approval of the MSCI Inc. 2025 Omnibus Incentive Plan | MSCI	99

Background
On March 6, 2025, upon the recommendation of the Compensation Committee, our Board adopted the 2025 Plan, subject to approval by our shareholders at the 2025 Annual Meeting. The 2025 Plan is intended to replace the Company’s existing equity compensation plans—the MSCI Inc. 2016 Omnibus Incentive Plan (as amended, the “2016 Omnibus Plan”) and the MSCI Inc. 2016 Non-Employee Directors Compensation Plan (the “2016 Directors Plan” and, together with the 2016 Omnibus Plan, the “2016 Plans”)—which were approved by our shareholders at our 2016 annual meeting of shareholders.
As described in more detail below, the maximum number of shares of our common stock requested for shareholder approval under the 2025 Plan consists of (i) 3,621,064 plus (ii) the number of shares remaining available for future issuance under the 2016 Plans as of the date of shareholder approval of the 2025 Plan (subject to adjustment for certain corporate events, as described below). The shares remaining available for future issuance under the 2016 Plans as of the date of shareholder approval of the 2025 Plan will roll over into the 2025 Plan and will no longer be available for issuance under the 2016 Plans.
As of February 14, 2025, the total number of shares remaining available for future issuance under the 2016 Plans was 2,998,936 shares (which, when added to the requested incremental 3,621,064 shares, would result in a total share pool under the 2025 Plan of 6,620,000 shares). The actual number of shares to be rolled over into the 2025 Plan will be equal to the number of shares remaining available for issuance under the 2016 Plans as of the effective date of the 2025 Plan, after accounting for any grants and forfeitures made under the 2016 Plans before that date.
If approved by the Company’s shareholders, the 2025 Plan will become effective as of the date of such shareholder approval and will replace the 2016 Plans for any new grants made after the date of such shareholder approval. Accordingly, upon approval of the 2025 Plan by our shareholders, (i) no further awards will be granted under the 2016 Plans, (ii) any shares remaining available under the 2016 Plans as of the date of shareholder approval of the 2025 Plan will roll over to the 2025 Plan, and (iii) any awards granted under the 2016 Plans prior to the date the 2025 Plan is approved by our shareholders will remain outstanding under such plans and will continue to vest and/or become exercisable in accordance with their original terms and conditions. Awards under the 2025 Plan and 2016 Plans that are forfeited or cancelled after shareholder approval of the 2025 Plan will become available for issuance under the 2025 Plan.
If the 2025 Plan is not approved by our shareholders, the 2016 Plans will remain in effect in their current form, and we will continue to grant equity awards under the 2016 Plans until the expiration of the 2016 Plans on April 28, 2026. Following the expiration of the 2016 Plans, we will be unable to maintain our current equity grant practices, and therefore we will be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to our success. We will also be compelled to replace equity incentive awards with cash awards, which may not align the interests of our executives and employees with those of our shareholders as effectively as equity incentive awards.
Key Enhancements in the 2025 Plan
We are asking our shareholders to approve the 2025 Plan, which will consolidate and replace the 2016 Plans. The 2025 Plan is designed to align with evolving governance standards, address shareholder feedback, and support the Company’s long-term business strategy. Key updates in the 2025 Plan from those contained in the 2016 Plans are summarized below:
Revise Limits on Non-Employee Director Compensation
•Revises the annual cap on total compensation for non-employee directors, limiting the value of equity awards and cash compensation to $1,000,000 per director (from $2,000,000), aligning with market practices and shareholder expectations.
New Plan Term
•Extends the horizon over which we may grant equity compensation awards to ten years following shareholder approval, providing a stable framework for the Company’s equity compensation strategy.
Update Plan Governance Provisions
•Incorporates updated governance best practices, including requiring a minimum one-year vesting period.

100	2025 PROXY STATEMENT

Consolidation of Existing Plans
•Combines the 2016 Directors Plan and the 2016 Omnibus Plan into a single, unified plan to simplify administration and improve flexibility in granting awards.
These updates are designed to enhance alignment with shareholder interests, ensure regulatory compliance, and enable the Company to attract and retain top talent.
Governance and Market Alignment in the 2025 Plan
The 2025 Plan reflects market and corporate governance best practices, based on a review conducted with the help of outside advisors, including the Compensation Committee’s independent compensation consultant, Semler Brossy. Set forth below are key features of the 2025 Plan. A more detailed summary is included under “Summary of the 2025 Plan” beginning on page 102.

WHAT WE DO

   Double-trigger vesting upon a change in control.
   Minimum vesting requirements for most awards
   Include a limit on the aggregate cash and equity compensation that may be paid to any individual non-employee director in a year
   Provide for forfeiture/clawback of incentive awards under certain circumstances

   Restricted dividend equivalents on performance vesting awards
   Minimum share ownership requirements for Executive Committee
   Provide for administration by an independent Board committee
   Annual Director compensation capped for non-employee directors at $1,000,000

WHAT WE DON’T DO

Do not provide gross-ups to cover excise taxes Permit single-trigger vesting on a change in control Permit liberal share recycling	Permit direct or indirect repricing of underwater options or SARs without shareholder approval No evergreen provision
Share Usage
Our Board believes that the 2016 Plans have contributed significantly to our success by enabling us to attract and retain the services of top-level talent. In connection with the design and adoption of the 2025 Plan, our Board and Compensation Committee carefully considered our anticipated future equity needs, our historical equity compensation practices (including our historical “burn rate” under the 2016 Plans) and the advice of the Compensation Committee’s independent compensation consultant. The Compensation Committee also took into consideration the increasingly competitive labor market in which we compete for talent. Our Board believes that the proposed share pool request represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities. See also Annex C.
The following share usage information assumes that all performance-based awards will be earned at the target performance level. Actual shares issued may vary based on final performance outcomes.
As of February 14, 2025, under all of our equity compensation plans:
•Stock options covering 651,519 shares of our common stock, with a weighted average exercise price of $676.11 and a weighted average remaining term of 8.88 years, were outstanding;
•RSUs covering 257,352 shares of our common stock were outstanding;
•PSUs covering 176,834 shares of our common stock, assuming payout at target performance level, were outstanding; and
•A total of 2,998,936 shares were available for grant under the 2016 Omnibus Plan and the 2016 Directors Plan, which are the sole equity compensation plans under which the company grants equity awards (or 2,259,587 shares, assuming all outstanding performance-based awards vest at maximum levels). Of this total amount, the number of shares remaining available for future grant under the 2016 Omnibus Plan was 2,736,083 shares and the 2016 Directors Plan was 262,853 shares.

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Burn Rate
Our three-year average burn rate of 0.32% demonstrates our sound approach to the grant of equity incentive compensation and our commitment to aligning our equity compensation program with the interests of our shareholders. We are committed to effectively monitoring our equity compensation share reserve, including our share usage rate, to ensure that we maximize shareholder value by granting the appropriate number of equity awards necessary to attract, reward and retain employees. The following table sets forth information regarding equity awards granted over each of the last three fiscal years (numbers in thousands):

	2024	2023	2022	3-Year Average
RSUs Granted(1)	92	83	79	85
PSUs Granted(1)	48	34	35	39
PSOs Granted(1)	146	117	122	129
Weighted-Average Basic Common Shares Outstanding	78,710	79,462	80,746	79,639
Share Usage Rate	0.36%	0.29%	0.29%	0.32%
(1)For purposes of the foregoing table, we calculate the share usage rate based on the actual number of RSUs, PSUs and PSOs granted during each applicable year.
Overhang
The following table sets forth certain information as of February 14, 2025 with respect to the Company’s outstanding equity awards and the number of shares remaining available for issuance under the 2016 Plans. The closing price per share of our common stock on February 14, 2025 was $572.63.

Shares available for issuance under the 2016 Plans(1) (a)	2,998,936
Additional shares requested for approval under the 2025 Plan (b)	3,621,064
Shares subject to outstanding vested stock options, PSOs and PPOs(2)	651,519
Weighted average exercise price of outstanding vested stock options, PSOs and PPOs ($)	$676.11
Weighted average remaining term of outstanding vested stock options, PSOs and PPOs (in years)	8.88
Shares subject to outstanding RSUs and PSUs(2)	434,186
Total outstanding RSUs, PSUs, vested stock options, PSOs and PPOs and unvested deferred stock awards(2) (c)	1,085,705
Shares of common stock outstanding as of February 14, 2025 (d)	77,601,005
Fully-diluted Overhang: (a+b+c) divided by (a+b+c+d)	9.033%
(1)As of February 14, 2025, 2,998,936 shares remained available for issuance under the 2016 Plans. The actual number of shares to be rolled over into the 2025 Plan will be equal to the actual number of shares that remain available for issuance under the 2016 Plans as of the effective date of the 2025 Plan, and such shares will cease to be issuable under the 2016 Plans. The final total share authorization under the 2025 Plan will be the sum of this rollover amount and the 3,621,064 net new shares being requested for approval (the sum of rows a+b above).
(2)The number of PSOs and PSUs included in the above assumes payout at target performance level.
Our Board recognizes the impact of dilution on our shareholders and has evaluated this share request carefully in the context of the need to motivate, retain and ensure that our leadership team and key employees are focused on our strategic priorities. Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.
Notably, the modest historical dilution to our shareholders as a result of our equity compensation programs (as measured by our share usage rate and overhang, described above) has been offset in large part due to our open market share repurchases and tax and exercise price settlement repurchases. In 2024, for example, MSCI repurchased 1.5 million shares in connection with its open market share repurchases and tax and exercise price settlement repurchases.

102	2025 PROXY STATEMENT

Summary of the 2025 Plan
The following is a summary of the principal features of the 2025 Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the 2025 Plan, a copy of which is being filed with the SEC with this Proxy Statement. See Annex C.

PURPOSE

The 2025 Plan enables the Company to:
•Attract, motivate and retain highly qualified and experienced employees and other individuals at all levels of the Company, as well as non-employee directors
•Align employee and shareholder interests in the creation of shareholder value
•Incentivize short and long-term financial and operational performance
•Adapt to evolving best practices in compensation

ELIGIBILITY

•Our employees (including prospective employees who have accepted an offer of employment), consultants and non-employee directors of our Board are eligible to receive awards under the 2025 Plan. As of February 14, 2025, there were a total of approximately 6,408 employees, consultants and non-employee directors eligible to receive awards under the 2025 Plan. The basis for participation in the 2025 Plan is the Compensation Committee’s (or its authorized delegate’s) decision, in its sole discretion, that an award to an eligible participant will further the 2025 Plan’s purposes as described above. In exercising its discretion, the Compensation Committee (or its delegate) will consider the recommendations of management and the purposes of the 2025 Plan.

AUTHORIZED SHARES

•Subject to adjustment (as described below), other than with respect to substitute awards (i.e., awards granted as replacements for awards granted by a company or business that we acquire or with which we combine), the maximum number of shares available for issuance under the 2025 Plan may not exceed, in the aggregate, (i) 3,621,064 shares plus (ii) the total number of shares remaining available for issuance under the 2016 Plans as of the date of shareholder approval of the 2025 Plan. As of February 14, 2025 the total number of shares remaining available for issuance under the 2016 Plans was 2,998,936 shares. If an award under the 2025 Plan or 2016 Plans is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, without the delivery of shares, the shares covered by such award will again be available for issuance under the 2025 Plan. However, shares tendered or withheld in respect of taxes, to pay the exercise price of options, repurchased by the Company using exercise proceeds or subject to a SAR that are not issued upon settlement of the SAR will not again be available for issuance under the 2025 Plan.

TERM

•The 2025 Plan is scheduled to expire on the 10-year anniversary of its effective date (which is the date of shareholder approval), unless, prior to that date, the maximum number of shares available for issuance under the 2025 Plan has been issued or our Board of Directors terminates the 2025 Plan.

INDIVIDUAL LIMITS FOR NON-EMPLOYEE DIRECTORS

•Non-employee director participants may not receive compensation in any calendar year (including awards under the 2025 Plan and cash compensation) in excess of $1,000,000 (with the value of equity awards determined as of the grant date in accordance with applicable accounting standards). Retainers in shares in lieu of cash do not count against the individual limit described in (i) above.

PROHIBITION ON REPRICING

•Subject to adjustment (as described below), the Compensation Committee may not directly or indirectly, through cancellation and grant or regrant, repurchase or any other method (including through the repurchase of options, SARs or similar awards (that are “out of the money”) for cash and/or other property), reduce, or have the effect of reducing, the exercise or hurdle price of any award established at the time of grant without approval of our shareholders.

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ADMINISTRATION

The 2025 Plan is administered by the Compensation Committee. To the extent necessary or desirable to comply with applicable regulatory regimes, any action by the Compensation Committee will require the approval of committee members who are:
•independent, within the meaning of and to the extent required by applicable rulings and interpretations of the applicable stock market or exchange on which our shares are quoted or traded; and
•“non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.
The Compensation Committee (or its delegate) has authority under the 2025 Plan to:
•designate participants;
•determine (i) the types of awards (including substitute awards) to grant, (ii) the number of shares to be covered by awards, (iii) the terms, conditions and forms of awards, (iv) whether, and to what extent, awards may be settled or exercised in cash, shares, other awards, other property or net settlement, (v) the circumstances under which awards may be canceled, forfeited or suspended and (vi) whether awards may be deferred automatically or at the election of the holder or the Compensation Committee;
•amend the terms or conditions of any outstanding awards;
•correct any defect, supply any omission or reconcile any inconsistency in the 2025 Plan or any award agreement, in the manner and to the extent it shall deem desirable to carry the 2025 Plan into effect;
•interpret and administer the 2025 Plan and any instrument or agreement relating to, or award made under, the 2025 Plan;
•establish, amend, suspend or waive rules and regulations, and appoint agents; and
•make any other determination and take any other action that it deems necessary or desirable for the proper administration of the 2025 Plan and compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.
The Compensation Committee may delegate some or all of its authority under the 2025 Plan (including the authority to grant or administer options, SARs or other awards in the form of share rights under the 2025 Plan), to the extent permitted by applicable law, to one or more subcommittees of the Compensation Committee (which may consist solely of one director) or to other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that the Compensation Committee may set at the time of the delegation.

104	2025 PROXY STATEMENT

TYPES OF AWARDS

The 2025 Plan provides for grants of stock options, SARs, RSUs, restricted stock, performance awards, other stock-based awards and other cash-based awards:
•Stock Options. A stock option is a contractual right to purchase shares at a future date at a specified exercise price. The per share exercise price of a stock option (other than a substitute award) will be determined by the Compensation Committee and may not be less than the “fair market value” of a share of our common stock (defined in the 2025 Plan as the closing price of a share of our common stock on the last trading day prior to the date of grant). Subject to certain “minimum vesting requirements” (as described below), the Compensation Committee will determine the date after which each stock option may be exercised, the expiration date of each option (provided that no option will be exercisable more than 10 years after the grant date), and the form in which payment will be made upon exercise. No grant of options may be accompanied by a tandem grant providing dividends, dividend equivalents or other distributions be paid on such options. Options that are intended to qualify as incentive stock options must meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “IRC”). The 2025 Plan provides for the automatic exercise of any option then outstanding on the last trading day immediately prior to an option’s expiration date, provided that the fair market value of the share underlying the option exceeds the exercise price.
•SARs. Stock appreciation rights (“SARs”) represent a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share of our common stock from the grant date. The per share exercise price of a SAR (except in the case of substitute awards) will be determined by the Compensation Committee but may not be less than the “fair market value” of a share of our common stock (as defined in the 2025 Plan and summarized above). Subject to certain “minimum vesting requirements” (as described below), the Compensation Committee will determine the date on which each SAR may be exercised or settled, in whole or in part, and the expiration date of each SAR. However, no SAR will be exercisable more than 10 years from the grant date. No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SAR. The 2025 Plan provides for the automatic exercise of any SAR then outstanding on the last trading day immediately prior to a SAR’s expiration date, provided that the fair market value of the share underlying the SAR exceeds the exercise price.
•RSUs. RSUs represent a contractual right to receive a share (or cash in an amount equal to the value of a share) at a future date, subject to specified vesting and other restrictions.
•Restricted Stock. Restricted stock is an award of shares that is subject to restrictions on transfer and a substantial risk of forfeiture.
•Retainers. Retainers are annual cash retainers payable to non-employee directors for service as a member of the Board or a committee of the Board or as chair or lead director of the Board or any such committee. Retainers may be received in shares of our common stock at the election of the non-employee directors.
•Performance Awards. Performance awards, which may be denominated in cash, shares, units or a combination thereof, will be earned upon the satisfaction of performance conditions specified by the Compensation Committee. The Compensation Committee has authority to specify that any other award granted under the 2025 Plan will constitute a performance award by conditioning the exercisability or settlement of the award on the satisfaction of performance goals. The Compensation Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.
•Other Stock-Based Awards. The Compensation Committee is authorized to grant other stock-based awards, which may be denominated, payable or valued in or based on, in whole or in part, shares of our common stock or factors that may influence the value of our shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, awards with value and payment contingent upon our performance or that of our business units or any other factors designated by the Compensation Committee.
•Other Cash-Based Awards. The Compensation Committee is authorized to grant other cash-based awards (including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the 2025 Plan), either independently or as an element of or supplement to any other award under the 2025 Plan.

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MINIMUM VESTING REQUIREMENTS

•Awards granted under the 2025 Plan will vest over a minimum period of not less than one year following the date of grant. However, the Compensation Committee may accelerate the vesting of awards or otherwise lapse or waive these minimum vesting requirements in the event of a participant’s death or “disability” or a “change in control” (as such terms may be defined in the applicable award agreement and/or the Participant’s employment agreement or offer letter, as the case may be). In addition, the Compensation Committee may grant up to 5% of the Aggregate Share Pool pursuant to awards that are not subject to the minimum vesting requirements.

ADJUSTMENTS

In the event that the Compensation Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, amalgamation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of shares or other securities, issuance of warrants or other rights to purchase our shares or other securities, issuance of our shares pursuant to the anti-dilution provisions of our securities, or other similar corporate transaction or event affecting our shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2025 Plan, the Compensation Committee will adjust equitably, so as to ensure no undue enrichment or harm, any or all of:
•the number and type of shares or other securities that thereafter may be made the subject of awards, including the aggregate and director award limits under the 2025 Plan;
•the number and type of shares or other securities subject to outstanding awards under the 2025 Plan;
•the grant, purchase, exercise or hurdle price for any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award; and
•the terms and conditions of any outstanding awards, including the performance criteria of any performance awards

TERMINATION OF SERVICE AND CHANGE IN CONTROL

The Compensation Committee will determine the effect on awards of a termination of employment or service prior to the end of a performance period or vesting, exercise or settlement, including whether the awards will vest, become exercisable, settle or be paid or forfeited. The Compensation Committee may also determine, in its discretion, whether, and the extent to which, an award will vest, be reduced or otherwise changed during a leave of absence or a reduction in service level, or whether a leave of absence or reduction in service will be deemed a termination of employment or service.
In the event of a “change in control” (as defined in the 2025 Plan and summarized below), the Compensation Committee may, in its sole discretion, take any one or more of the following actions with respect to outstanding awards:
•continuation or assumption of such award by the successor or surviving entity (or its parent);
•substitution or replacement of such award by the successor or surviving entity (or its parent) with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof) with substantially the same terms and value as such award (including any applicable performance targets or criteria), in each case as determined by the Compensation Committee in its sole discretion;
•acceleration of the vesting of such award and the lapse of any restrictions thereon, and in the case of options and SAR awards, acceleration of the right to exercise such award during a specified period (and the termination of such option or SAR award without payment of any consideration therefor to the extent such award is not timely exercised), in each case, either (a) in the case of a director award, immediately prior to or as of the date of the change in control, (b) upon a participant’s involuntary termination of employment or service (including a termination of the participant’s employment by us without “cause” or by the participant for “good reason”, as such terms may be defined in the applicable award agreement and/or the participant’s employment agreement or offer letter, as the case may be) within a specified period prior to, on or within 24 months following such change in control or (c) upon the failure of the successor or surviving entity (or its parent) to continue or assume or substitute or replace such award;
•in the case of a performance award, determination of the level of attainment of any applicable performance conditions; and

106	2025 PROXY STATEMENT

TERMINATION OF SERVICE AND CHANGE IN CONTROL (continued)

•cancellation of such award in consideration of a payment equal to the value of the award (as determined in the discretion of the Compensation Committee), with the form, amount and timing of such payment determined by the Compensation Committee in its sole discretion (subject to the terms of the 2025 Plan), provided that the Compensation Committee may, in its sole discretion, terminate without the payment of any consideration, any options or SAR awards for which the exercise or hurdle price is equal to or exceeds the per share value of the consideration to be paid in the change in control transaction.
Under the 2025 Plan, a “change in control” generally means the occurrence of one or more of the following events:
•any person or entity is (or becomes, during any 12-month period) the beneficial owner of 30% or more of the total voting power of our stock;
•the replacement of more than 50% of our directors during any 12-month period;
•the consummation of a merger, amalgamation or consolidation of the Company or any of its subsidiaries with any other entity, or the issuance of voting securities in connection with such transaction (unless (i) our voting securities outstanding immediately before such transaction continue to represent at least 50% of the voting power and total fair market value of the stock of the successor or surviving entity (or its parent) or (ii) such transaction is effected to implement a recapitalization (or similar transaction) and no person or entity is or becomes the beneficial owner of 50% or more of either our then-outstanding shares or the combined voting power of our then-outstanding voting securities); or
•the sale or disposition of all or substantially all of our assets in which any person or entity acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or entity) assets from us that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition(s).

AMENDMENT AND TERMINATION

•Our Board may amend, alter, suspend, discontinue or terminate the 2025 Plan, subject to approval of our shareholders if required by applicable law or the rules of the stock exchange on which our shares are principally traded. The Compensation Committee may also amend, alter, suspend, discontinue or terminate, or waive any conditions or rights under, any outstanding award. However, subject to the adjustment provision and change in control provision (each summarized above), any such action by the Compensation Committee that would materially adversely affect the rights of a holder of an outstanding award may not be taken without the holder’s consent, except (i) to the extent that such action is taken to cause the 2025 Plan to comply with applicable law, stock market or exchange rules and regulations, or accounting or tax rules and regulations, or (ii) to impose any “clawback” or recoupment provisions on any awards (including any amounts or benefits arising from such awards) in accordance with the 2025 Plan.

CANCELLATION OR “CLAWBACK” OF AWARDS

•The Compensation Committee may specify in an award agreement that a participant’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, including, without limitation, a termination of service with or without cause, violation of material policies, breach of restrictive covenants or requirements to comply with minimum share ownership requirements that may apply to the participant, or other conduct by the participant that is detrimental to the business or reputation of the Company and/or its affiliates.
•The Compensation Committee shall have full authority to implement any policies and procedures necessary to comply with any reduction, cancellation, forfeiture or recoupment requirement imposed under any applicable laws, rules, regulations or stock exchange listing standard or under any associated Company recoupment policy, including Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes and any other regulatory regimes, including Rule 10D-1 of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual. The Compensation Committee may, to the extent permitted by applicable law and stock exchange rules or by any of our policies, cancel or require reimbursement of any awards granted, shares issued or cash received upon the vesting, exercise or settlement of any awards granted under the 2025 Plan or the sale of shares underlying such awards.

Proposal No. 3: Approval of the MSCI Inc. 2025 Omnibus Incentive Plan | MSCI	107

U.S. Federal Income Tax Consequences
The following is a general summary under current law of certain United States federal income tax consequences to the Company and participants who are citizens or individual residents of the United States relating to awards granted under the 2025 Plan. This summary deals with the general tax principles that apply to such awards and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed. This summary is not tax advice and it does not discuss all aspects of federal taxation that may be relevant to the Company and participants. Accordingly, the Company urges each participant to consult his or her own tax advisor as to the specific tax consequences of participation in the 2025 Plan under federal, state, local and other applicable laws.
Non-Qualified Stock Options
A non-qualified stock option is an option that does not meet the requirements of Section 422 of the IRC. A participant generally will not recognize taxable income when granted a non-qualified stock option. When the participant exercises the stock option, he or she generally will recognize taxable ordinary income equal to the excess of the aggregate fair market value of the shares received on the exercise date over the aggregate exercise price of the shares. The participant’s tax basis in the shares acquired on exercise of the option will be increased by the amount of such taxable income. The Company generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income that the participant recognizes. When the participant sells the shares acquired on exercise, the participant generally will realize long-term or short-term capital gain or loss, depending on whether the participant holds the shares for more than one year before selling them. Special rules apply if all or a portion of the exercise price is paid in the form of shares.
Incentive Stock Options
An incentive stock option is an option that meets the requirements of Section 422 of the IRC. A participant generally will not have taxable income when granted an incentive stock option or when exercising the option. If the participant exercises the option and does not dispose of the shares until the later of two years after the grant date and one year after the exercise date, the entire gain, if any, realized when the participant sells the shares generally will be taxable as long-term capital gain. The Company generally will not be entitled to any corresponding tax deduction.
If a participant disposes of the shares received upon exercise of an incentive stock option within the one-year or two-year periods described above, it will be considered a “disqualifying disposition,” and the option will be treated as a non-qualified stock option for federal income tax purposes.
Restricted Shares
Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant generally will not recognize income, and the Company generally will not be allowed a tax deduction, at the time restricted shares are granted. When the restrictions lapse, the participant generally will recognize ordinary income equal to the fair market value of the shares as of that date, less any amount paid for the shares, and the Company generally will be allowed a corresponding tax deduction at that time. If the participant files an election under Section 83(b) of the IRC within 30 days after the date of grant of the restricted shares, the participant generally will recognize ordinary income as of the date of grant equal to the fair market value of the common shares as of that date, less any amount the participant paid for the shares, and the Company generally will be allowed a corresponding tax deduction at that time. Any future appreciation in the shares generally will be taxable to the participant at capital gains rates. However, if the restricted shares are later forfeited, the participant generally will not be able to recover the tax previously paid pursuant to his Section 83(b) election.
RSUs
A participant generally does not recognize income, and the Company generally will not be allowed a tax deduction, at the time an RSU is granted. When the RSUs vest and are settled for cash or shares, the participant generally will be required to recognize as income an amount equal to the fair market value of the shares or the amount of cash on the date of settlement, and the Company generally will be allowed a corresponding tax deduction at that time. Any gain or loss recognized upon a subsequent sale or exchange of the shares (if settled in shares) is generally treated as capital gain or loss for which the Company is not entitled to a deduction.

108	2025 PROXY STATEMENT

New Plan Benefits
A new plan benefits table for the 2025 Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2025 Plan if the 2025 Plan was then in effect, as described in the federal proxy rules, are not provided because all awards made under the 2025 Plan will be made at the Compensation Committee’s discretion, subject to the terms of the 2025 Plan. Therefore, the benefits and amounts that will be received or allocated under the 2025 Plan are not determinable at this time. However, please refer to the 2024 Summary Compensation Table on page 84 of this Proxy Statement which sets forth certain information regarding awards granted to our NEOs during the last completed fiscal year. Please also see the 2024 Non-Employee Director Compensation table, Summary Compensation Table and Grants of Plan-Based Awards table on pages 53, 84 and 86 of this Proxy Statement, respectively, which set forth certain information regarding awards granted to our non-employee directors and named executive officers during 2024 under the 2016 Plans.
Equity Compensation Plan Information
The following table presents certain information with respect to our equity compensation plans at December 31, 2024:

Equity Compensation Plans Approved by Security Holders	Number of Securities to be Issued Upon Vesting of Restricted Stock Units and Exercise of Outstanding Options (a)	Weighted Average Unit Award Value of Restricted Stock Units and Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
MSCI Inc. 2016 Omnibus Incentive Plan
Restricted Stock Units (“RSUs”)	215,283	N/A
Performance Stock Units (“PSUs”)(1)	595,648	N/A
Performance Stock Options (“PSOs”)(2)	739,026	$570.19
Total MSCI Inc. 2016 Omnibus Incentive Plan	1,549,957	N/A	2,485,193
MSCI Inc. 2016 Non-Employee Directors Compensation Plan (RSUs)	4,569	N/A	262,853
Equity compensation plans not approved by security holders	—	N/A	—
Total	1,554,526	N/A	2,748,046
(1)The numbers included for PSUs in column (a) reflect the maximum payout. Assuming target number payout, the number of securities to be issued upon vesting of PSUs is 265,441.
(2)The numbers included for PSOs in column (a) reflect options at the maximum payout. Assuming target number payout, the number of securities to be issued upon vesting of PSOs is 369,513.

Audit Matters | MSCI	109

Audit Matters
Independent Auditor’s Fees
The following table summarizes the aggregate fees (including related out-of-pocket expenses) expensed in 2024 and 2023 for professional services provided by PwC. On March 8, 2024, the Audit Committee approved the engagement of PwC as the Company’s independent auditor for 2024. These fees were approved pursuant to the pre-approval policies and procedures described below.

$ in thousands	2024	2023
Audit fees(1)	4,315	3,449
Audit-related fees(2)	225	616
Tax fees(3)	1,197	1,157
All other fees(4)	2	18
Total	5,739	5,240
(1)Audit fees consisted of fees expensed for (i) audits of our consolidated financial statements included in our Annual Reports on Form 10-K and related services, (ii) reviews of the interim condensed consolidated financial statements included in our quarterly financial statements, (iii) audits of various entities for statutory and other reporting requirements, (iv) consents and other services related to SEC and other regulatory filings and (v) audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002).
(2)In 2024, Audit-related fees consisted of fees expensed for reports related to the assessment of compliance with professional standards in connection with a system implementation as well as other assurance and related services. In 2023, Audit-related fees consisted of fees expensed for reports related to the assessment of internal controls.
(3)Tax fees in 2024 consisted of $614,380 related to tax compliance assistance and $582,932 of tax consulting fees related to international and domestic tax matters, including international tax planning. Tax fees in 2023 consisted of $720,915 related to tax compliance assistance and $436,122 of tax consulting fees related to international and domestic tax matters, including international tax planning.
(4)In 2024 and 2023, all other fees primarily consisted of fees related to accounting research and disclosure software subscriptions.
Pre-Approval Policy of the Audit and Risk Committee of Services Performed by Independent Auditors
The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditor to ensure that the independent auditor maintains independence with respect to MSCI. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent auditor and the estimated fees related to those services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. Even if a service has received general pre-approval, if it involves a fee in excess of $750,000 or relates to tax services, it requires a separate pre-approval of the full Audit Committee. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve certain engagements not requiring approval by the full Audit Committee. The Chair must report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations. Management reports to the Audit Committee the actual fees versus pre-approved amounts periodically throughout the year by category of service.

110	2025 PROXY STATEMENT

Audit and Risk Committee Report
The Audit Committee operates under a written charter adopted by the Board, which is accessible through the “Corporate Governance” link under the “Investor Resources” tab found on our website’s Investor Relations homepage (https://ir.msci.com). The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent auditor, the performance of the Company’s internal and independent auditors and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the NYSE and the Exchange Act.
The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor for the year ended December 31, 2024, PwC, was responsible for auditing the consolidated financial statements included in the Company’s 2024 Annual Report on Form 10-K, expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting, as well as reviewing the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q. The Audit Committee’s responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.
The Audit Committee held ten meetings during the year ended December 31, 2024, and among other things:
•reviewed and discussed the Company’s quarterly and annual earnings releases;
•reviewed and discussed the (i) quarterly unaudited consolidated financial statements and related notes and (ii) audited consolidated financial statements and related notes to the consolidated financial statements for the year ended December 31, 2024 with management and PwC;
•reviewed and discussed the annual plan and scope of work of the independent auditor;
•reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;
•met with PwC, the internal auditor and Company management in executive sessions to discuss the results of their examinations and evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs;
•reviewed and discussed the critical accounting policies set forth in the Company’s Annual Report on Form 10-K and reviewed critical audit matters reported by PwC;
•reviewed business and financial market conditions, including periodic assessments of risks posed to MSCI’s operations and financial condition (including those related to technology and cybersecurity);
•reviewed and discussed reports from MSCI’s Disclosure Committee; and
•evaluated the performance of PwC and approved their engagement as the Company’s independent auditor.
PwC also provided to the Audit Committee the written disclosures and the letters required by the applicable PCAOB requirements regarding PwC’s communications with the Audit Committee concerning independence, and represented that it is independent from the Company. We discussed with PwC their independence from the Company, and considered whether the services they provided to the Company beyond those rendered in connection with their integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and the reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, were compatible with maintaining their independence.
The Audit Committee is also responsible for reviewing and evaluating the senior members of the PwC team, particularly the lead audit partner and any other partners on the audit engagement teams, and ensuring required rotation of audit partners every five years, as required by SEC rules. One or more members of the Audit Committee also meet with candidates for the lead audit partner role, and the Audit Committee discusses the appointment before a rotation occurs. Our PwC lead audit partner for 2023 had been working on the Company’s audits since the first quarter of 2018 and completed her five-year rotation upon the filing of our Annual Report on Form 10-K with respect to fiscal year 2023. In connection with this rotation, the Audit Committee approved a new PwC lead audit partner, who commenced work on the Company’s audit in the first quarter of 2024.

Audit Matters | MSCI	111

During the year ended December 31, 2024, the Audit Committee also received regular updates on the amount of fees and scope of audit, audit-related and tax services provided. Pursuant to the pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditors as described above within “—Pre-Approval Policy of the Audit Committee of Services Performed by Independent Auditors,” the Audit Committee approved, among other things, fees related to the integrated audits, statutory audits, consultations and certain non-audit services. The Audit Committee also approved certain fees relating to tax services consisting of compliance and advisory services related to (i) tax consulting fees related to international and domestic tax matters, including international corporate restructurings, and (ii) tax compliance assistance.
Based on our review and these meetings, discussions and reports described above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee’s charter, we recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s 2024 Annual Report on Form 10-K.
Respectfully submitted,
Marcus L. Smith (Chair)
Robert G. Ashe
Wayne Edmunds
Rajat Taneja
June Yang

112	2025 PROXY STATEMENT

PROPOSAL NO. 4 Ratification of the Appointment of MSCI’s Independent Auditor

Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor.
Proxies solicited by our Board will be voted “FOR” this ratification unless otherwise instructed.

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditor for 2025 and presents this selection to the shareholders for ratification. PwC will audit our consolidated financial statements for the year ended December 31, 2025 and perform other permissible pre-approved services.
A PwC representative will attend the 2025 Annual Meeting to respond to your questions and will have the opportunity to make a statement if he or she desires to do so. If our shareholders fail to ratify the appointment of PwC, it will be regarded as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if shareholders ratify the selection of PwC, the Audit Committee, in its discretion, may select a new independent auditor at any time during the year if it believes that the change would be in the best interest of the Company.
The Audit Committee periodically reviews the engagement of the independent auditor to assess, among other things, the skills, experience, service levels and costs associated with conducting the annual audit of the Company’s financial statements. PwC has served as our independent auditor since March 2014. The Audit Committee believes that the tenure of our independent auditor since March 2014 provides significant benefits, including deep institutional knowledge and expertise of our operations and business, enhanced audit quality, and efficiencies that contribute to the integrity and reliability of our financial reporting.
VOTE REQUIRED AND RECOMMENDATION
The affirmative vote of a majority of the votes cast at our 2025 Annual Meeting, at which a quorum is present, is required to approve Proposal No. 4. Abstentions shall not be treated as votes cast.

Beneficial Ownership of Common Stock | MSCI	113

Beneficial Ownership of Common Stock
Stock Ownership of Executive Officers and Directors
We require members of our Executive Committee (which includes all of our executive officers) and our directors to comply with our stock ownership guidelines to further align their interests with the interests of our shareholders. As of the date of this Proxy Statement, all of the members of our Executive Committee and our directors are in compliance with the applicable stock ownership guidelines. See “Compensation Matters—Compensation Discussion and Analysis—Stock Ownership Guidelines” on page 80 of this Proxy Statement and “Director Compensation and Stock Ownership Guidelines—Non-Employee Director Stock Ownership Guidelines” on page 55 of this Proxy Statement for additional information regarding our stock ownership guidelines for the members of our Executive Committee and our directors, respectively.
The following table sets forth the beneficial ownership of our common stock by each of our NEOs and directors, and by all of our directors and executive officers as of February 28, 2025 as a group. The address for each of our executive officers and directors is 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007. Percentage of share ownership amounts are based on 77,601,625 shares of our common stock outstanding as of February 28, 2025.

Named Executive Officers	Shares(1)	Right to Acquire(2)	Beneficial Ownership Total(3)	Percent of Class(4)
Henry A. Fernandez(5)	2,153,237	29,564	2,182,801	2.77%
Andrew C. Wiechmann	18,099	2,691	20,790	—%
C.D. Baer Pettit	304,787	16,260	321,047	—%
Scott A. Crum	12,675	3,415	16,090	—%
Robert J. Gutowski	16,309	2,484	18,793	—%
Directors
Robert G. Ashe(6)	17,850	—	17,850	—%
Wayne Edmunds(7)	9,256	—	9,256	—%
Robin Matlock	785	—	785	—%
Jacques P. Perold	5,049	—	5,049	—%
Sandy C. Rattray	1,655	—	1,655	—%
Linda H. Riefler	19,736	—	19,736	—%
Michelle Seitz(8)	—	—	—	—%
Marcus L. Smith	4,221	—	4,221	—%
Rajat Taneja	1,984	—	1,984	—%
Paula Volent	2,821	—	2,821	—%
June Yang(9)	—	—	—	—%
All Current Executive Officers and Directors as of February 28, 2025 as a Group (16 Persons)	2,568,464	54,414	2,622,878	3.31%
(1)Excludes shares of our common stock that may be acquired through the vesting of RSUs, PSUs and PSOs. Includes 785 shares of common stock for which Ms. Matlock has elected to defer receipt of such shares until the earlier of (i) June 1, 2033 and (ii) the 60th day after her “separation from service” as a director; 1,191 shares of our common stock for which Ms. Riefler has elected to defer receipt of such shares until the 60th day after her “separation from service” as a director; and 1,984 shares of our common stock for which Mr. Taneja has elected to defer receipt of such shares until the earlier of (i) June 1, 2025 and (ii) the 60th day after his “separation from service” as a director.

114	2025 PROXY STATEMENT

(2)Includes shares of our common stock that can be acquired through the exercise of stock options or the vesting of RSUs within 60 days of the date of this table (i.e., through April 29, 2025). See the “Outstanding Equity Awards at Fiscal Year-End” Table included herein for additional information regarding RSUs and stock options held by each NEO as of December 31, 2024. As of February 28, 2025, each of our NEOs had the following shares of our common stock issuable upon the exercise of stock options: Mr. Fernandez had 29,564 shares issuable upon the exercise of stock options, Mr. Wiechmann had 2,691 shares issuable upon the exercise of stock options, Mr. Pettit had 16,260 shares issuable upon the exercise of stock options, Mr. Crum had 3,415 shares issuable upon the exercise of stock options and Mr. Gutowski had 2,484 shares issuable upon the exercise of stock options. As of February 28, 2025, each of our non-employee directors had the following outstanding stock awards, all of which are in the form of RSUs scheduled to vest on May 1, 2025: Messrs. Edmunds, Perold, Rattray, Smith and Taneja and Mmes. Matlock, Riefler, and Volent each had 450 RSUs outstanding, Mr. Ashe had 558 RSUs outstanding, Ms. Seitz had 286 RSUs outstanding and Ms. Yang had 125 RSUs outstanding. Ms. Matlock elected to defer receipt of such RSUs until the earlier of (i) June 1, 2033 and (ii) the 60th day after her “separation from service” as a director. Ms. Riefler elected to defer receipt of such RSUs until the 60th day after her “separation from service” as a director. Mr. Taneja elected to defer receipt of such RSUs until the earlier of (i) June 1, 2025 and (ii) the 60th day after his “separation from service” as a director. Ms. Yang elected to defer receipt of such RSUs until the 60th day after her “separation from service” as a director.
(3)Except as indicated in the footnotes to this table, to our knowledge each executive officer and director, as of February 28, 2025, had sole voting and investment power with respect to his or her shares of our common stock. Beneficial Ownership Totals may differ from those set forth in Statements of Changes in Beneficial Ownership reported on Form 4 filed with the SEC due to the exclusion herein of RSUs granted by the Company, as described in footnote (1) to this table.
(4)All executive officers and directors (other than Mr. Fernandez) each beneficially owned less than 1.0% of the shares of our outstanding common stock. Percentages for each beneficial owner are calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act. Percentages for each NEO, executive officer and director as of February 28, 2025 and collectively as a group are based on the number of our shares outstanding as of February 28, 2025, which excludes shares of our common stock that can be acquired through vesting of RSUs or through the exercise of stock options within 60 days of the date of this table (i.e., through April 29, 2025).
(5)Includes 330,379 shares of our common stock held by the Fernandez 2007 Children’s Trust of which the spouse of Mr. Fernandez is the trustee, 506,707 shares of our common stock held by the Henry Fernandez 2024 MSCI Annuity Trust of which Mr. Fernandez is the trustee, and 15,400 shares of our common stock held by each of Mr. Fernandez’s three children.
(6)Includes 17,850 shares of our common stock directly held by 1000396766 Ontario Inc., an entity over which Mr. Ashe retains sole investment and voting control. The common shares of 1000396766 Ontario Inc. are held by the Ashe (2022) Family Trust, a trust of which Mr. Ashe and his spouse are trustees and Mr. Ashe, his spouse and his children are beneficiaries.
(7)Mr. Edmunds is not standing for re-election at the 2025 Annual Meeting but will remain on the Board through the date of the meeting.
(8)Ms. Seitz was appointed to the Board, effective August 5, 2024.
(9)Ms. Yang was appointed to the Board, effective December 17, 2024.

Beneficial Ownership of Common Stock | MSCI	115

Stock Ownership of Principal Shareholders
The following table contains information regarding the only persons we know of that beneficially own more than 5% of our common stock. Percentage of class amounts are based on 77,601,625 shares of our common stock outstanding as of February 28, 2025.

	Shares of Common Stock Beneficially Owned
Name and Address	Number of Shares		Percentage of Class(1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,683,305	(2)	11.19%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	5,942,793	(3)	7.66%
(1)Because percentage of class ownership is based on the total number of shares of our common stock outstanding as of a date that differs from the date used by the principal shareholders to calculate the percentages for purposes of filing the applicable Schedule 13G or 13G/A, percentages of class ownership presented herein may differ from amounts reported in the applicable Schedule 13G or 13G/A filed with the SEC by the relevant principal shareholder.
(2)Based on information in a Schedule 13G/A (Amendment No. 11) filed with the SEC on February 13, 2024. The Schedule 13G/A discloses that The Vanguard Group had sole voting power as to 0 shares of our common stock, shared voting power as to 99,008 shares of our common stock, sole dispositive power as to 8,352,025 shares of our common stock and shared dispositive power as to 331,280 shares of our common stock. In addition, the Schedule 13G/A discloses that the person filing the report is an investment adviser in accordance with §240.13d-1(b)(1)(ii)(E) and the identification and classification of the subsidiaries which acquired the securities being reported on therein are set forth on Appendix A thereto.
(3)Based on information in a Schedule 13G/A (Amendment No. 13) filed with the SEC on February 5, 2025. The Schedule 13G/A discloses that BlackRock, Inc. had sole voting power as to 5,400,012 shares of our common stock and sole dispositive power as to 5,942,793 shares of our common stock. In addition, the Schedule 13G/A discloses that the person filing the report is a parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G) and the identification and classification of the subsidiaries which acquired the securities being reported on therein are set forth on Exhibit 99 thereto.

116	2025 PROXY STATEMENT

Other Matters
Additional Policies and Procedures
MSCI has a corporate governance webpage that can be found under the “Corporate Governance” link under the “Investor Resources” tab on our website’s Investor Relations homepage (https://ir.msci.com).
Our Corporate Governance Policies (including our Director Independence Standards), Code of Ethics and Business Conduct and committee charters are available electronically, without charge, on or through our website. To access these documents, click on the “Corporate Governance” link under the “Investor Resources” tab found on our website’s Investor Relations homepage (https://ir.msci.com). These documents are also available, without charge, to any shareholder who requests them by writing to us at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or via email at investor.relations@msci.com.
Our Code of Ethics and Business Conduct applies to our directors, executive officers and employees. Our Head of Compliance is principally responsible for administering compliance with our Code of Ethics and Business Conduct, with the support of a team of global professionals. The Head of Compliance reports directly to MSCI’s General Counsel and Head of Corporate Affairs. If we make any substantive amendment to, or grant a waiver to, a provision of the Code of Ethics and Business Conduct for our CEO, CFO, Principal Accounting Officer and Global Controller or persons performing similar functions, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on our website’s Investor Relations homepage (https://ir.msci.com).
We maintain insider trading policies and procedures governing the purchase, sale and/or other dispositions of our securities by directors, officers and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as NYSE listing standards. In addition, it is our policy to comply with applicable securities and state laws, including insider trading laws, when engaging in transactions in our securities. A copy of our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ending December 31, 2024.
Certain Transactions
Transactions with Shareholders
From time to time, shareholders that own more than 5% of our common stock subscribe to, license or otherwise purchase, in the normal course of business, certain of our products and services. These transactions are negotiated on an arm’s-length basis and are subject to review under our Related Person Transactions Policy described below.
During 2024, BlackRock, Inc. and The Vanguard Group and/or their respective affiliates subscribed to, licensed or otherwise purchased in the normal course of business, certain of our products and services. For purposes of full disclosure, revenues recognized by us from subscriptions, licenses and other fees related to our products and services in 2024 from each of these shareholders and/or their respective affiliates are set forth in the table below.

Name	2024 Revenues
BlackRock, Inc.	$290.4 million
The Vanguard Group	$22.1 million

Other Matters | MSCI	117

Transactions with Directors and Related Entities
During 2024, in the ordinary course of business, The Rockefeller University subscribed to, licensed or purchased certain MSCI products and services. The Company recognized approximately $0.3 million in revenue from these transactions. Paula Volent, one of our directors, has served as Vice President and Chief Investment Officer of The Rockefeller University since August 2021.
During 2024, in the ordinary course of business, the Company purchased software product licenses from ServiceNow, Inc. on arm’s length terms, totaling approximately $0.8 million. Our former director Chirantan Desai was the former President and Chief Operating Officer for ServiceNow, Inc.
Related Person Transactions Policy
The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Accordingly, the Company maintains a written Related Person Transactions Policy (the “Policy”), which governs the approval of related person transactions to ensure that they are fair and in the best interests of the Company. The Governance Committee administers the Policy. It is the responsibility of each director, director nominee and executive officer to promptly notify the legal department of transactions in which he or she may be involved. The legal department also conducts diligence and maintains controls and procedures to identify and submit for review and approval any such transactions.
Under the Policy, the legal department determines whether the proposed transaction constitutes a related person transaction requiring review under the Policy and/or disclosure. If the legal department determines that (i) the proposed transaction constitutes a related person transaction or (ii) it would be beneficial to further review the transaction under the Policy, then the legal department may review and approve certain transactions pursuant to delegation from the Governance Committee or refer the transactions to the Governance Committee. No director may participate in any discussion or approval of a transaction for which he or she or a member of his or her immediate family is a related person.
When evaluating a proposed Related Person Transaction, the legal department or the Governance Committee, as applicable, will consider all relevant facts and circumstances, including: (1) the dollar amount of the transaction, the commercial reasonableness of the terms and the purpose of the transaction, as well as the benefit to the Company; (2) the nature of the negotiations, including (i) whether negotiations were at arm’s length and the result of fair dealing and (ii) whether the related person was involved in the negotiations; (3) the terms and conditions of comparable or similar transactions; (4) whether the transaction is provided on terms that may be more favorable than those available to others; (5) the materiality and character of the related person’s interest in the transaction and whether there may be any conflicts of interest; (6) whether the transaction would be considered unusual for one or both of the parties and (7) whether the transaction may impact director independence if applicable. Related person transactions will not be approved if the legal department or the Governance Committee, as applicable, determines the transaction to be inconsistent with the interests of the Company and its shareholders.
Other Business
We do not know of any matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 22, 2025. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available free of charge at www.proxyvote.com. Information contained on such website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

118	2025 PROXY STATEMENT

Annex A: Frequently Asked Questions
How do we refer to MSCI Inc. in this Proxy Statement?
We refer to MSCI Inc. as the “Company,” “MSCI,” “we,” “our” or “us” and the Board of Directors of MSCI Inc. as the “Board.” MSCI is incorporated in Delaware and its shares of common stock are listed on the New York Stock Exchange under the symbol MSCI. References to “Shares,” “shares” or “shares of our common stock” in this Proxy Statement refer to shares of our common stock, par value $0.01 per share.
What are the date, time and place of the 2025 Annual Meeting?
We will hold the 2025 Annual Meeting on April 22, 2025 at 2:30 P.M. Eastern Time, via the internet at www.virtualshareholdermeeting.com/MSCI2025.
In order to access the virtual annual meeting, you will be asked to provide your 16-digit control number. Instructions on how to attend and participate via the internet, including how to demonstrate proof of share ownership, are posted at www.virtualshareholdermeeting.com/MSCI2025. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.
Will the 2025 Annual Meeting be webcast?
Yes. You may attend the annual meeting virtually at www.virtualshareholdermeeting.com/MSCI2025, where you will be able to vote electronically and submit questions during the meeting. A webcast replay of the 2025 Annual Meeting will also be archived on our Investor Relations website, https://ir.msci.com/events.cfm, until April 22, 2026.
How do I submit a question at the 2025 Annual Meeting?
To submit questions before the 2025 Annual Meeting, please email your question(s) to the Corporate Secretary at corporatesecretary@msci.com no later than April 21, 2025. Please include “Annual Meeting Questions” in the subject line and provide your name, 16-digit control number and, if applicable, indicate the proposal to which your question relates in the body of the email.
You may submit a question during the meeting via our virtual shareholder meeting website, www.virtualshareholdermeeting.com/MSCI2025. If your question is properly submitted during the relevant portion of the meeting agenda, our Chairman intends to respond to your question during the live webcast. Questions on similar topics may be combined and answered together. A webcast replay of the 2025 Annual Meeting, including the Q&A session, will also be archived on our Investor Relations website, https://ir.msci.com/events.cfm, until April 22, 2026.
What if the Company encounters technical difficulties during the 2025 Annual Meeting?
If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), our Chairman will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify shareholders of the decision via www.virtualshareholdermeeting.com/MSCI2025.
If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.

Annex A: Frequently Asked Questions | MSCI	119

Who may attend the 2025 Annual Meeting?
All shareholders as of February 28, 2025, or their duly appointed proxies, may attend the 2025 Annual Meeting. In order to attend the 2025 Annual Meeting, a shareholder must own MSCI common stock at the close of business on February 28, 2025. If your shares are held in the name of a broker, bank, custodian, nominee or other record holder (“street name”), you must obtain a proxy, executed in your favor, from the holder of record (that is, your broker, bank, custodian, or nominee) to be able to vote at the 2025 Annual Meeting.
Who may vote at the 2025 Annual Meeting?
You can vote your shares of MSCI common stock at our 2025 Annual Meeting if you were a shareholder at the close of business on February 28, 2025 (the “record date”). As of February 28, 2025, there were 77,601,625 shares of MSCI common stock outstanding. Each share of MSCI common stock entitles you to one vote on each matter voted on at the annual meeting of shareholders.
A majority of the shares of MSCI common stock outstanding at the close of business on the record date must be present in order to hold the meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the 2025 Annual Meeting if you vote through the internet at the virtual annual meeting of shareholders or properly submit your proxy prior to the 2025 Annual Meeting.
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?
Pursuant to the “notice and access” rules adopted by the SEC, we are making this Proxy Statement and our 2024 Annual Report on Form 10-K (including any amendments thereto) available to our shareholders over the internet. As a result, unless you have previously requested electronic access to our proxy materials or the receipt of paper proxy materials, you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our 2024 Annual Report on Form 10-K (including any amendments thereto) over the internet, how to request a free paper copy of these materials and how to vote via the internet. We will mail the Notice of Internet Availability of Proxy Materials on or about March 12, 2025. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares.
In addition, if you are voting online, you will be prompted to consent to receiving proxy materials electronically in future years. Choosing to receive your future proxy materials electronically will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of shareholders on the environment. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it. See “How do I sign up for electronic delivery of proxy materials?” below for further information on electing to receive proxy materials electronically.
What is the difference between holding shares as a “record holder” and as a beneficial owner of shares held in “street name”?
Record Holder. If your shares are registered directly in your name with MSCI’s transfer agent, Broadridge Corporate Issuer Solutions, Inc. (including its affiliates, “Broadridge”), you are considered a “record holder” with respect to those shares, and the Notice of Internet Availability of Proxy Materials will be sent directly to you.
Beneficial Owner of Shares Held in “Street Name.” If your shares are held in an account with a brokerage firm, bank, broker dealer, or other intermediary, then you are considered a beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials and other proxy materials will be forwarded to you by that intermediary. As a beneficial owner of shares held in “street name,” you have the right to direct that intermediary on how to vote the shares held in your account by following their instructions for voting and using their forms. If you do not provide your brokerage firm, bank, broker dealer or other intermediary with instructions on how to vote your shares, such intermediary or intermediary nominee will be able to vote your shares only with respect to the proposal related to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2025.

120	2025 PROXY STATEMENT

How do I vote my shares?
You may direct your vote by internet, telephone or mail. Your vote must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

	If You are a Shareholder of Record	If You are a Beneficial Holder of Shares Held in “Street Name”
By Internet Prior to the 2025 Annual Meeting* (24 hours a day):
www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 21, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
www.proxyvote.com
By Internet During the 2025 Annual Meeting*:	www.virtualshareholdermeeting.com/MSCI2025 You may attend the meeting via the internet and vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions.	www.virtualshareholdermeeting.com/MSCI2025
By Telephone* (24 hours a day):
1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 21, 2025. Have your proxy card in hand when you call and then follow the instructions.
Follow the voting instructions you receive from your brokerage firm, bank, broker dealer or other intermediary.
By Mail:
You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717
Follow the voting instructions you receive from your brokerage firm, bank, broker dealer or other intermediary.
*    While MSCI and Broadridge do not charge any fees for voting by internet or telephone, there may be related costs from other parties, such as usage charges from internet access providers and telephone companies, for which you are responsible.
How does the Board recommend that I vote and what vote is required for adoption or approval of each matter to be voted on?

Proposal No.	Proposal	Vote Required	Directors’ Recommendation
1	Election of Directors	Number of votes cast “FOR” exceeds number of votes cast “AGAINST” for each director	FOR all nominees
2	Advisory Vote to Approve Executive Compensation (Say-on-Pay)	Majority of the total votes cast by holders of shares present through the virtual meeting or represented by proxy	FOR the approval of the Executive Compensation of our NEOs
3	Approval of the MSCI Inc. 2025 Omnibus Incentive Plan	Majority of the total votes cast by holders of shares present through the virtual meeting or represented by proxy	FOR the approval of the MSCI Inc. 2025 Omnibus Incentive Plan
4	Ratification of the Appointment of MSCI’s Independent Auditor	Majority of the total votes cast by holders of shares present through the virtual meeting or represented by proxy	FOR the ratification of the appointment of PricewaterhouseCoopers LLP

Annex A: Frequently Asked Questions | MSCI	121

How will my shares be voted if I do not give specific voting instructions and what are broker non-votes?
Record Holders. If you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement (e.g., “FOR” for Proposal No. 1, No. 2, No. 3 and No. 4) and in their discretion regarding any other matters properly presented for a vote at our 2025 Annual Meeting. As of the date of this Proxy Statement, we did not know of any proposals or matters to be raised at the 2025 Annual Meeting other than those presented in this Proxy Statement.
Beneficial Owners of Shares Held in “Street Name.” Broker non-votes occurs when your brokerage firm, bank, broker dealer or other intermediary has not received specific voting instructions from you with respect to shares held in “street name” and the broker does not have discretionary voting authority with respect to a proposal. If you are the beneficial owner of shares held in “street name” and you do not give instructions as to how to vote, your broker may have authority to vote your shares only on discretionary items but not on non-discretionary items, as determined by the NYSE.
•Non-discretionary items. The following proposals are considered “non-discretionary” items: Proposal No. 1—election of directors, Proposal No. 2—approve, by non-binding vote, our executive compensation; and Proposal No. 3—approve the MSCI Inc. 2025 Omnibus Incentive Plan.
•Discretionary item. Proposal No. 4—the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2025 is a “discretionary” item. NYSE member brokers that do not receive voting instructions from beneficial owners of shares held in “street name” may vote on this proposal in their discretion, subject to any voting policies adopted by the broker holding your shares.
Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. However, broker non-votes are not counted for purposes of Proposal Nos. 1, 2 and 3 and will therefore have no effect on the outcome of these proposals. Therefore, if you hold your shares in an account with a brokerage firm, bank, a broker dealer or other intermediary, it is critically important that you submit your voting instructions if you want your shares to count for the non-discretionary items listed above.
How are abstentions treated?
Abstentions are also counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions have no effect on the determination of whether a nominee or any of the proposals have received the vote of a majority of all votes cast.
What are my choices for casting my vote on each matter to be voted on?

Proposal No.	Proposal	Voting Options	Effect of Abstentions
1	Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect—not counted as a “vote cast”
2	Advisory Vote to Approve Executive Compensation (Say-on-Pay)	FOR, AGAINST or ABSTAIN	No effect—not counted as a “vote cast”
3	Approval of the MSCI Inc. 2025 Omnibus Incentive Plan	FOR, AGAINST or ABSTAIN	No effect—not counted as a “vote cast”
4	Ratification of the Appointment of MSCI’s Independent Auditor	FOR, AGAINST or ABSTAIN	No effect—not counted as a “vote cast”

122	2025 PROXY STATEMENT

How many votes are required to elect directors and adopt proposals?
The election of each director, the approval of the MSCI Inc. 2025 Omnibus Incentive Plan and the ratification of the appointment of PwC as MSCI’s independent auditor require the affirmative vote of a majority of all votes cast. For purposes of the election of directors, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” the director’s election. The approval of a resolution regarding the compensation of our NEOs as disclosed in this Proxy Statement is a non-binding advisory vote; however, we value the opinions of our shareholders and will take into account the outcome of this vote in considering future compensation arrangements. A majority of the shares entitled to vote on a matter, whether present virtually or by proxy, will constitute a quorum at the meeting.
What happens if a director does not receive a majority of the votes required for his or her re-election?
Under the laws of Delaware (our state of incorporation), if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” However, our Bylaws provide that, in order for an incumbent director to become a nominee of the Board, the director must submit an irrevocable resignation as director that becomes effective if (i) he or she does not receive a majority of the votes cast in an uncontested election and (ii) the Board accepts the resignation. If a director does not receive a majority of the votes cast in an uncontested election, the Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision within 90 days after the election results are certified.
How do I revoke or change my proxy?
If you are a “record holder,” you can revoke or change your proxy at any time before your shares are voted, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable, by:
•Voting again by internet or by telephone (only your last internet or telephone proxy submitted prior to the meeting will be counted);
•Signing and returning a new proxy card with a later date; or
•Voting by internet while attending the virtual annual meeting (attending the annual meeting by internet does not revoke your proxy unless you vote by internet during the virtual annual meeting).
If you are a “record holder,” you may also revoke your proxy by giving written notice of revocation to c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, which must be received no later than 5:00 P.M. Eastern Time, on April 21, 2025.
If you are a beneficial owner of shares held in “street name,” you may revoke your proxy by following the instructions your brokerage firm, bank, broker dealer or other intermediary provides.
Will my vote be confidential?
Our Bylaws provide that your individual vote is confidential and will not be disclosed to any officer, director or employee of MSCI, except as required by law and in certain limited circumstances such as when you request or consent to disclosure, or make a request or comment on the proxy card.
Who counts the votes cast at the 2025 Annual Meeting?
Representatives of Broadridge will tabulate the votes cast at the 2025 Annual Meeting, and American Election Services, LLC will act as the independent inspector of elections.
Where can I find the voting results of the 2025 Annual Meeting?
We expect to announce the preliminary voting results at the 2025 Annual Meeting. The final voting results will be tallied by representatives of Broadridge, our inspector of elections, and will be subsequently published by us by the filing of a Current Report on Form 8-K with the SEC within four business days after the 2025 Annual Meeting.

Annex A: Frequently Asked Questions | MSCI	123

Who will pay for the cost of the proxy solicitation?
We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our 2025 Annual Meeting. Proxies may be solicited on our behalf by directors, officers, employees or agents in person or by telephone, electronic transmission and facsimile transmission. Our directors, officers and employees will receive no additional compensation for any such solicitation.
We have also hired D.F. King & Co., Inc. (“D.F. King”), 48 Wall Street, 22nd Floor, New York, NY 10005, to assist in the distribution and solicitation of proxies. We will pay D.F. King a fee of $21,000, plus reasonable expenses, for these services. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.
How do I sign up for electronic delivery of proxy materials?
Shareholders can access this Proxy Statement and our 2024 Annual Report on Form 10-K via the internet at www.proxyvote.com by following the instructions outlined on the secure website. For future annual meetings of shareholders, shareholders can consent to accessing our proxy materials, including the Notice of Internet Availability of Proxy Materials, our 2024 Annual Report on Form 10-K and the Proxy Statement, electronically in lieu of receiving hard copies by mail. To receive our proxy materials electronically, you will need access to a computer and an email account. If you vote through the internet at www.proxyvote.com, you will be prompted to consent to receiving proxy materials electronically in future years. To consent to electronic delivery, when prompted, you must indicate that you agree to receive such materials electronically in future years.
Shareholders that wish to revoke their request for electronic delivery may do so at any time without charge, by contacting us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by telephone at (212) 981-7465.
If you hold your shares through a brokerage firm, bank, broker dealer or other intermediary and you have not already done so, you can choose electronic delivery of our proxy materials by contacting such intermediary. You may also update your email address by contacting such intermediary.
What is householding?
Consistent with notices sent to shareholders of record sharing a single address, we will send only one copy of each of the Notice of Internet Availability of Proxy Materials, our 2024 Annual Report on Form 10-K and this Proxy Statement to that address unless we have received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of each of the Notice of Internet Availability of Proxy Materials, our 2024 Annual Report on Form 10-K or this Proxy Statement as follows:
•Shareholders wishing to discontinue or begin householding, should contact us in writing at c/o Corporate Secretary at MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by telephone at (212) 981-7465.
•Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.
•Any householded shareholder may request prompt delivery of a copy of each of the Notice of Internet Availability of Proxy Materials, our 2024 Annual Report on Form 10-K or the Proxy Statement, as applicable, by contacting us at (212) 981-7465 or by writing to us at Investor Relations, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or via email at investor.relations@msci.com. Instructions for requesting such materials are also included in the Notice of Internet Availability of Proxy Materials.
How can I submit a recommendation for a director candidate?
The Governance Committee oversees searches for and identifies qualified individuals for membership on MSCI’s Board. Please see page 22 of this Proxy Statement for additional information on director qualifications.
Shareholders may make recommendations for consideration by the Governance Committee at any time. To recommend a director candidate for consideration by the Governance Committee, a shareholder must submit a written notice which demonstrates that it is being submitted by a shareholder of MSCI and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm his or her candidate’s consent to serve as a director. There is no difference in the manner in which the Governance Committee evaluates nominees proposed by shareholders and those identified by the Governance Committee. Shareholders must send recommendations to the Governance and Corporate Responsibility Committee, c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007.

124	2025 PROXY STATEMENT

How can I submit nominees (such as through proxy access) or a shareholder proposal at the 2026 annual meeting of shareholders?
Shareholders who wish to submit a “proxy access” nomination for inclusion in our proxy statement in connection with our 2026 annual meeting of shareholders may do so by submitting a nomination notice, in compliance with the procedures and along with the other information required by our Bylaws, in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by email to corporatesecretary@msci.com, no earlier than October 13, 2025 and no later than November 12, 2025.
Shareholders intending to present a proposal at the 2026 annual meeting of shareholders under SEC Rule 14a-8 to request that the proposal be included in next year’s Proxy Statement must submit the proposal to us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by email to corporatesecretary@msci.com. We must receive the proposal by no later than November 12, 2025. If we hold our 2026 annual meeting of shareholders more than 30 days before or after April 22, 2026 (the one-year anniversary date of the 2025 Annual Meeting), we will disclose the new deadline by which shareholder proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform shareholders. In addition, shareholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act and with the SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.
Shareholders intending to present a proposal at the 2026 annual meeting of shareholders, but not for inclusion of the proposal in our Proxy Statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice from the shareholder of record of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. Therefore, the Company must receive notice of such a proposal or nomination for the 2026 annual meeting of shareholders no earlier than December 23, 2025 and no later than January 22, 2026. If the date of the 2026 annual meeting of shareholders is advanced by more than 30 days, or delayed by more than 90 days, from the first anniversary of the preceding year’s annual meeting of shareholders, notice by the shareholders to be timely must be so delivered to, and received by, our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting of shareholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The notice must contain the information required by our Bylaws, a copy of which is available upon request to us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007.
How do I communicate with individual directors or the Board as a group?
Shareholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Board of Directors at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007. Correspondence that is unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Board.
How do I report issues regarding accounting, internal controls and other auditing matters?
Any interested parties may report potential issues regarding accounting, internal accounting controls and other auditing matters. The communication should be marked “Personal and Confidential” and sent to MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, Attention: Chair of the Audit and Risk Committee of MSCI Inc., in the care of the General Counsel. Our Procedures for Submission of Accounting Related Complaints are available on our website. To access this document, click on the “Corporate Governance” link under the “Investor Resources” tab found on our website’s Investor Relations homepage (https://ir.msci.com).

Annex B: Supplemental Financial Information | MSCI	125

Annex B: Supplemental Financial Information
Non-GAAP Financial Measures

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

	Years Ended
In Thousands (Except Percentages)	Dec. 31, 2024	Dec. 31, 2023	Dec. 31, 2022
Net Income	$1,109,128	$1,148,592	$870,573
Provision for income taxes	247,040	220,469	173,268
Other expense (income), net	172,350	15,548	163,799
Operating Income	1,528,518	1,384,609	1,207,640
Amortization of intangible assets	164,037	114,429	91,079
Depreciation and amortization of property, equipment and leasehold improvements	16,978	21,009	26,893
Impairment related to sublease of leased property	—	477	—
Acquisition-related integration and transaction costs(1)	6,951	2,427	4,059
Consolidated Adjusted EBITDA	$1,716,484	$1,522,951	$1,329,671

Index Adjusted EBITDA	$1,222,054	$1,106,973	$985,407
Analytics Adjusted EBITDA	328,295	274,875	247,895
ESG and Climate Adjusted EBITDA	104,708	91,678	61,094
All Other – Private Assets Adjusted EBITDA	61,427	49,425	35,275
Consolidated Adjusted EBITDA	$1,716,484	$1,522,951	$1,329,671
(1)Represents transaction expenses and other costs directly related to the acquisition and integration of acquired businesses, including professional fees, severance expenses, regulatory filing fees and other costs, in each case that are incurred no later than 12 months after the close of the relevant acquisition.

126	2025 PROXY STATEMENT

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted EPS (Unaudited)

	Years Ended
In Thousands, Except Per Share Data	Dec. 31, 2024	Dec. 31, 2023	Dec. 31, 2022
Net Income	$1,109,128	$1,148,592	$870,573
Plus: Amortization of acquired intangible assets and equity method investment basis difference	103,041	75,229	67,373
Plus: Impairment related to sublease of leased property	—	492	—
Plus: Acquisition-related integration and transaction costs(1)(2)	6,994	2,427	4,220
Plus: Write-off of deferred fees on debt extinguishment	1,510	—	—
Less: Gain from changes in ownership interest of equity method investee	—	(143,476)	—
Less: Income tax effect(3)(4)	(20,415)	(3,809)	(11,883)
Adjusted net income	$1,200,258	$1,079,455	$930,283
Diluted EPS	$14.05	$14.39	$10.72
Plus: Amortization of acquired intangible assets and equity method investment basis difference	1.30	0.94	0.83
Plus: Impairment related to sublease of leased property	—	0.01	—
Plus: Acquisition-related integration and transaction costs(1)(2)	0.09	0.03	0.05
Plus: Write-off of deferred fees on debt extinguishment	0.02	—	—
Less: Gain from changes in ownership interest of equity method investee	—	(1.80)	—
Less: Income tax effect(3)(4)	(0.26)	(0.05)	(0.15)
Adjusted EPS	$15.20	$13.52	$11.45
Diluted weighted average common shares outstanding	78,960	79,843	81,215
(1)Acquisition-related integration and transaction costs of $4.1 million are presented within “General and administrative” expenses and $0.2 million are presented within “Depreciation and amortization of property, equipment and leasehold improvements” expenses for the year ended December 31, 2022.
(2)Represents transaction expenses and other costs directly related to the acquisition and integration of acquired businesses, including professional fees, severance expenses, regulatory filing fees and other costs, in each case that are incurred no later than 12 months after the close of the relevant acquisition.
(3)Adjustments relate to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.
(4)The pre-tax gain from changes in ownership interest of Burgiss of $143.0 million is non-taxable; however, $8.6 million of income tax expense recognized during the year ended December 31, 2023 was related to the remeasurement of the deferred tax liability on the Company's previous equity method investment in Burgiss.

Annex B: Supplemental Financial Information | MSCI	127

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Years Ended
In Thousands	Dec. 31, 2024	Dec. 31, 2023	Dec. 31, 2022
Net cash provided by operating activities	$1,501,627	$1,236,029	$1,095,369
Capital expenditures	(33,762)	(22,757)	(13,617)
Capitalized software development costs	(81,356)	(68,094)	(59,278)
Capex	(115,118)	(90,851)	(72,895)
Free cash flow	$1,386,509	$1,145,178	$1,022,474
Notes Regarding the Use of Non-GAAP Financial Measures
MSCI has presented supplemental non-GAAP financial measures as part of this Proxy Statement. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this Proxy Statement should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this Proxy Statement are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.
“Adjusted EBITDA” is defined as net income before (1) provision for income taxes, (2) other expense (income), net, (3) depreciation and amortization of property, equipment and leasehold improvements, (4) amortization of intangible assets and, at times, (5) certain other transactions or adjustments, including, when applicable, impairment related to sublease of leased property and certain acquisition-related integration and transaction costs.
“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of: the amortization of acquired intangible assets, including the amortization of the basis difference between the cost of the equity method investment and MSCI’s share of the net assets of the investee at historical carrying value and, at times, certain other transactions or adjustments, including, when applicable, the impact related to certain acquisition-related integration and transaction costs, the impact from impairment related to sublease of leased property, the impact related to write-off of deferred fees on debt extinguishment and the impact related to gain from changes in ownership interest of investees.
“Capex” is defined as capital expenditures plus capitalized software development costs.
“Free cash flow” is defined as net cash provided by operating activities, less Capex.
Asset-based fees adjusted for the impact of foreign currency exchange rate fluctuations does not adjust for the impact from foreign currency exchange rate fluctuations on the underlying assets under management.
We believe adjusted EBITDA is a meaningful measure of the operating performance of MSCI because it adjusts for significant one-time, unusual or non-recurring items as well as eliminates the accounting effects of certain capital spending and acquisitions that do not directly affect what management considers to be our ongoing operating performance in the period.
We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the impact of any transactions that do not directly affect what management considers to be our ongoing operating performance in the period. We also exclude the after-tax impact of the amortization of acquired intangible assets and amortization of the basis difference between the cost of the equity method investment and MSCI’s share of the net assets of the investee at historical carrying value, as these non-cash amounts are significantly impacted by the timing and size of each acquisition and therefore not meaningful to the ongoing operating performance in the period.
We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.
We believe that the non-GAAP financial measures presented in this Proxy Statement facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

128	2025 PROXY STATEMENT

Adjusted EBITDA, adjusted net income, adjusted EPS, Capex and free cash flow are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies. These measures can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Accordingly, the Company’s computation of these measures may not be comparable to similarly-titled measures computed by other companies.
Supplemental Information Regarding Run Rate
Run Rate
Run Rate is a key operating metric and is important because an increase or decrease in our Run Rate ultimately impacts our operating revenues over time. At the end of any period, we generally have subscription and investment product license agreements in place for a large portion of total revenues for the following 12 months. We measure the fees related to these agreements and refer to this as “Run Rate.”
Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal, or reach the end of the committed subscription period, are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described below. For any Client Contract where fees are linked to an investment product’s assets or trading volume/fees, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and/or reported exchange fees, and for other non-ETF products, the most recent client-reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date, and associated revenue recognition, may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract when we (i) have received a notice of termination, non-renewal or an indication the client does not intend to continue their subscription during the period and (ii) have determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such termination or non-renewal may not be effective until a later date.
Changes in our recurring revenues typically lag changes in Run Rate. The actual amount of recurring revenues we will realize over the following 12 months will differ from Run Rate for numerous reasons, including:
•fluctuations in revenues associated with new recurring sales;
•modifications, cancellations and non-renewals of existing Client Contracts, subject to specified notice requirements;
•differences between the recurring license start date and the date the Client Contract is executed due to, for example, contracts with onboarding periods or fee waiver periods;
•fluctuations in asset-based fees, which may result from changes in certain investment products’ total expense ratios, market movements, including foreign currency exchange rates, or from investment inflows into and outflows from investment products linked to our indexes;
•fluctuations in fees based on trading volumes of futures and options contracts linked to our indexes;
•fluctuations in the number of hedge funds for which we provide investment information and risk analysis to hedge fund investors;
•price changes or discounts;
•revenue recognition differences under U.S. GAAP, including those related to the timing of implementation and report deliveries for certain of our products and services;
•fluctuations in foreign currency exchange rates; and
•the impact of acquisitions and divestitures.

Annex C: MSCI Inc. 2025 Omnibus Incentive Plan | MSCI	129

Annex C: MSCI Inc. 2025 Omnibus Incentive Plan
Section 1.    Purpose. The purpose of the MSCI Inc. 2025 Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to the success of MSCI Inc. (the “Company”), thereby furthering the best interests of the Company and its shareholders.
Section 2.    Definitions. As used in the Plan, the following terms shall have the meanings set forth below:
(a)“Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company. Whether employment by or service with an Affiliate is included within the scope of this Plan shall be determined by the Committee.
(b)“Award” means any Option, SAR, Restricted Stock, RSU, Retainer, Performance Award, Other Cash-Based Award or Other Stock-Based Award granted under the Plan.
(c)“Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.
(d)“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.
(e)“Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of a Participant’s death. If no such Person can be named or is named by a Participant, or if no Beneficiary designated by a Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.
(f)“Board” means the Board of Directors of the Company.
(g)“Change in Control” means the occurrence of any one or more of the following events:
(i)any Person, other than (A) any employee plan established by the Company or any Subsidiary, (B) the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 30% or more of the total voting power of the stock of the Company; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;
(ii)a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;

130	2025 PROXY STATEMENT

(iii)the consummation of a merger, amalgamation or consolidation of the Company or any of its Subsidiaries with any other corporation or other entity, or the issuance of voting securities in connection with a merger, amalgamation or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such transaction the voting securities of the Company or such Subsidiary outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such transaction or parent entity thereof) 50% or more of the total voting power and total fair market value of the Company’s or such Subsidiary’s stock (or, if the Company or such Subsidiary is not the surviving entity of such merger or consolidation, 50% or more of the total voting power and total fair market value of the stock of such surviving entity or parent entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of the Company or any of its Subsidiaries (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company or any such Subsidiary (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Shares or the combined voting power and total fair market value of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or
(iv)the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions, (B) for any Award or portion thereof that constitutes “deferred compensation” (as defined in Section 409A of the Code), to the extent necessary to avoid the imposition of interest or additional tax under Section 409A of the Code, no event or circumstances described in any of clauses (i) through (iv) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as defined in Section 409A of the Code and (C) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Terms used in the definition of a Change in Control shall be as defined or interpreted in a manner consistent with Section 409A of the Code.
(h)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.
(i)“Committee” means the compensation committee of the Board unless another committee is designated by the Board. If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.
(j)“Consultant” means any individual, including an advisor, who is providing services to the Company or any Subsidiary or who has accepted an offer of service or consultancy from the Company or any Subsidiary.
(k)“Director” means any member of the Board.
(l)“Effective Date” means the date on which the Plan is approved by the shareholders of the Company.
(m)“Employee” means any individual, including any officer, employed by the Company or any Subsidiary or Affiliate or any prospective employee or officer who has accepted an offer of employment from the Company or any Subsidiary or Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or applicable laws.
(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

Annex C: MSCI Inc. 2025 Omnibus Incentive Plan | MSCI	131

(o)“Fair Market Value” means (i) with respect to Shares, the closing price of a Share on the trading day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.
(p)“Incentive Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that meets the requirements of Section 422 of the Code.
(q)“Intrinsic Value” with respect to an Option or SAR Award means (i) (A) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (B) the exercise or hurdle price of such Award multiplied by (ii) the number of Shares covered by such Award.
(r)“Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that is not an Incentive Stock Option.
(s)“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.
(t)“Other Cash-Based Award” means an Award granted pursuant to Section 10, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.
(u)“Other Stock-Based Award” means an Award granted pursuant to Section 10 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.
(v)“Participant” means the recipient of an Award granted under the Plan.
(w)“Performance Award” means an Award granted pursuant to Section 9.
(x)“Performance Period” means the period established by the Committee with respect to any Performance Award during which the performance goals specified by the Committee with respect to such Award are to be measured.
(y)“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
(z)“Prior Plan Award” means any award that is outstanding as of the Effective Date that was previously granted under a Prior Plan.
(aa)    “Prior Plans” means each of the MSCI Inc. 2016 Omnibus Incentive Plan and the MSCI Inc. 2016 Non-Employee Directors Compensation Plan, in each as amended or restated from time to time.
(bb)    “Restricted Stock” means any Share subject to certain restrictions and forfeiture conditions, granted pursuant to Section 8.
(cc)    “Retainer” means an annual retainer payable to a non-employee Director pursuant to Section 11 for service as (i) a member of the Board or a committee of the Board or (ii) chair or lead director of the Board or chair of any such committee.
(dd)    “RSU” means a contractual right granted pursuant to Section 8 that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.
(ee)    “SAR” means any right granted pursuant to Section 7 to receive upon exercise by a Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant.
(ff)    “SEC” means the Securities and Exchange Commission.
(gg)    “Share” means a share of the Company’s common stock, $0.01 par value.

132	2025 PROXY STATEMENT

(hh)    “Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of this Plan shall be determined by the Committee.
(ii)    “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines.
(jj)    “Termination of Service” means, in the case of a Participant who is an Employee, cessation of the employment relationship such that the Participant is no longer an employee of the Company or any Subsidiary or Affiliate, or, in the case of a Participant who is a Consultant, Director or other service provider, the date the performance of services for the Company or any Subsidiary has ended; provided, however, that, unless the Committee determines otherwise, in the case of a Participant who is an Employee, the transfer of employment from the Company to a Subsidiary or Affiliate, from a Subsidiary or Affiliate to the Company, from one Subsidiary or Affiliate to another Subsidiary or Affiliate or the cessation of employee status but the continuation of the performance of services for the Company or a Subsidiary as a Director or Consultant shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that, unless the Committee determines otherwise, a Termination of Service shall be deemed to occur for a Participant employed by, or performing services for, a Subsidiary when such Subsidiary ceases to be a Subsidiary unless such Participant’s employment or service continues with the Company or another Subsidiary. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).
Section 3.    Eligibility.
(a)Any Employee, non-employee Director or Consultant shall be eligible to be selected to receive an Award under the Plan, to the extent that an offer of an Award or a receipt of such Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.
(b)Holders of options and other types of awards granted by a company or other business that is acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines are eligible for grants of Substitute Awards under the Plan to the extent permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.
Section 4.    Administration.
(a)Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan.
(b)Delegation of Authority. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate some or all of its authority under the Plan, including the authority to grant or administer Options and SARs or other Awards (except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act), to one or more subcommittees of the Committee (which may consist of solely one Director) or to other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that the Committee may set at the time of the delegation.
(c)Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award and prescribe the form of each Award Agreement which need not be identical for each Participant; (v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) amend terms or conditions of any outstanding Awards; (viii) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; (ix) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (x) establish, amend, suspend or waive such rules and

Annex C: MSCI Inc. 2025 Omnibus Incentive Plan | MSCI	133

regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.
Section 5.    Shares Available for Awards.
(a)Subject to adjustment as provided in Section 5(c) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate (i) 3,621,064 Shares plus (ii) the total number of Shares remaining available for issuance under the Prior Plans as of the Effective Date. Shares underlying Substitute Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company or one of its Subsidiaries combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise), appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Shares remaining available for grant hereunder.
(b)If any Award or Prior Plan Award is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or lapsed Award or Prior Plan Award shall again be available for grant under the Plan. For the avoidance of doubt, the following will not again become available for issuance under the Plan: (i) any Shares withheld in respect of taxes relating to any Award or Prior Plan Award; (ii) any Shares tendered or withheld to pay the exercise price of Options or SARs (including any stock options or stock appreciation rights that are Prior Plan Awards); (iii) any Shares with respect to an Award repurchased by the Company using Option exercise proceeds; or (iv) any Shares subject to a SAR granted under the Plan or a Prior Plan that are not issued in connection with the stock settlement of the SAR upon the exercise thereof.
(c)In the event that the Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, amalgamation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to compliance with Section 409A of the Code and other applicable law, adjust equitably so as to ensure no undue enrichment or harm, (including, without limitation, by payment of cash) any or all of:
(i)the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the limits specified in Section 5(a) and Section 5(f);
(ii)the number and type of Shares (or other securities) subject to outstanding Awards;
(iii)the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and
(iv)the terms and conditions of any outstanding Awards, including the performance criteria of any Performance Awards;
provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.
(d)Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares (including shares repurchased or reacquired by the Company) or Shares otherwise acquired by the Company.
(e)A Participant who is a non-employee Director may not receive compensation for any calendar year (including the calendar year in which the non-employee Director is first elected or appointed to the Board) in excess of $1,000,000 in the aggregate, including cash payments and Awards. For purposes of applying the limitation in this Section 5(e), Awards will be considered compensation in the calendar year in which the date of grant occurs and the value of such Award shall be its grant date fair value for financial reporting purposes.

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(f)Subject to adjustment as provided in Section 5(c), the maximum number of Shares available for issuance with respect to Incentive Stock Options shall be 3,621,064.
Section 6.    Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)The exercise price per Share under an Option shall be determined by the Committee at the time of grant; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.
(b)The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option. Subject to Section 14, the Committee shall determine the time or times at which an Option becomes vested and exercisable in whole or in part.
(c)The Committee shall determine the method or methods by which, and the form or forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, having a Fair Market Value on the exercise date equal to the exercise price of the Shares as to which the Option shall be exercised, in which payment of the exercise price with respect thereto may be made or deemed to have been made.
(d)No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options (except as provided under Section 5(c)).
(e)The Committee may, in its discretion, specify in the applicable Award Agreement that if, as of the last trading day immediately prior to an Option’s expiration date, the Fair Market Value of a Share underlying any outstanding and unexercised portion of such Option is greater than the exercise price then in effect, then such outstanding and unexercised Option shall be deemed automatically exercised immediately before its expiration. For the avoidance of doubt, the automatic exercise of any Option under this Section 6(e) shall not apply at any time on or following the Participant’s Termination of Service.
(f)The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424 of the Code).
Section 7.    Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.
(b)The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.
(c)The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR. Subject to Section 14, the Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.
(d)Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise or hurdle price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.
(e)The Committee may, in its discretion, specify in the applicable Award Agreement that if, as of the last trading day immediately prior to a SAR’s expiration date, the Fair Market Value of a Share underlying any outstanding and unexercised portion of such SAR is greater than the exercise price then in effect, then such outstanding and unexercised SAR shall be deemed automatically exercised immediately before its expiration. For the avoidance of doubt, the automatic exercise of any SAR under this Section 7(e) shall not apply at any time on or following the Participant’s Termination of Service.
(f)No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs (except as provided under Section 5(c)).

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Section 8.    Restricted Stock and RSUs. The Committee is authorized to grant Awards of Restricted Stock and RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)The Award Agreement shall specify the vesting schedule and, with respect to RSUs, the delivery schedule (which may include deferred delivery later than the vesting date).
(b)Awards of Restricted Stock and RSUs shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.
(c)Subject to the restrictions or limitations set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends. An RSU shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the RSU, such as the right to vote or the right to receive dividends, unless and until a Share is issued to the Participant to settle the RSU.
(d)The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends, dividend equivalents or other distributions, as applicable, paid on Awards of Restricted Stock or RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends, dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.
(e)Any Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration. Shares delivered upon the vesting and settlement of an RSU Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.
(f)The Committee may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.
(g)The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.
Section 9.    Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)Performance Awards may be denominated as a cash amount, number of Shares or units or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the grant to a Participant or the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.
(b)Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, may be established on a corporate-wide basis, with respect to one or more business units, divisions, subsidiaries or business segments, may be based on a ratio or separate calculation of any performance criteria and may be made relative to an index, one or more of the performance goals themselves, a previous period’s results or to a designated comparison group. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable such that it does not provide any undue enrichment or harm. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone

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basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 9(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.
(c)Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined in the discretion of the Committee.
(d)A Performance Award shall not convey to a Participant the rights and privileges of a stockholder with respect to the Share subject to the Performance Award, such as the right to vote (except as relates to Restricted Stock) or the right to receive dividends, unless and until Shares are issued to the Participant to settle the Performance Award. The Committee, in its sole discretion, may provide that a Performance Award shall convey the right to receive dividend equivalents on the Shares underlying the Performance Award with respect to any dividends declared during the period that the Performance Award is outstanding, in which case, such dividend equivalent rights shall accumulate and shall be paid in cash or Shares on the settlement date of the Performance Award, subject to the Participant’s earning of the Shares underlying the Performance Awards with respect to which such dividend equivalents are paid upon achievement or satisfaction of performance conditions specified by the Committee. Shares delivered upon the vesting and settlement of a Performance Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration. For the avoidance of doubt, unless otherwise determined by the Committee, no dividend equivalent rights shall be provided with respect to any Shares subject to Performance Awards that are not earned or otherwise do not vest or settle pursuant to their terms.
(e)The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.
Section 10.    Other Cash-Based Awards and Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Stock-Based Awards. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Committee shall determine; provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.
Section 11.    Retainers. The Committee is authorized, subject to limitations under applicable law, to grant Retainers to Participants. The Committee shall determine the terms and conditions of such Retainers, including without limitation (i) the amounts payable, (ii) the payment dates (including whether payment is made in a lump sum or installments and whether payment is made in advance or arrears), (iii) whether such Retainers may be electively received in Shares and (iv) whether such Retainers may be electively deferred, subject to Section 12 and such rules and procedures as the Committee may establish in accordance with Section 409A of the Code, and, if so, whether such deferred Retainers may be distributed in cash and/or Shares. Shares issued to Participants pursuant to (iii) and (iv) above shall count against the aggregate Share limit specified in Section 5(a). Unless otherwise determined by the Committee, the number of Shares that shall be issued to the Participant who elects to receive a Retainer in Shares shall equal the amount of cash that otherwise would have been paid to such Participant on the payment date of such Retainer divided by the Fair Market Value of a Share as of such payment date.
Section 12.    Deferral Elections. The Committee, in its discretion, may permit a Participant to defer any Award (including any Retainer), subject to the rules and procedures as it may establish from time to time, in accordance with the requirements of Section 409A of the Code or other applicable law, and which may include provisions for the payment or crediting of dividend equivalents, on a current or deferred basis, or the deemed reinvestment of any deferred dividend equivalents, with respect to the number of Shares subject to such Award. The Committee shall set forth in writing (which may be in electronic form) the conditions under which any applicable deferral election may be made on or before the date such deferral election is required to be irrevocable in order to meet the requirements of Section 409A of the Code.
Section 13.    Effect of Termination of Service or a Change in Control on Awards.
(a)The Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of a Participant’s Termination of Service prior to the end of a Performance Period or vesting, exercise or settlement of such Award.

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(b)Subject to the last sentence of Section 2(jj), the Committee may determine, in its discretion, whether, and the extent to which, (i) an Award will vest during a leave of absence, (ii) a reduction in service level (for example, from full-time to part-time employment) will cause a reduction, or other change, to an Award and (iii) a leave of absence or reduction in service will be deemed a Termination of Service. For the avoidance of doubt, in the case of a Participant who is an Employee, the cessation of employee status pursuant to this Section 13(b) but the continuation of the performance of services for the Company or a Subsidiary as a Director or Consultant shall not be deemed a cessation of service that would constitute a Termination of Service, unless the Committee determines otherwise.
(c)In the event of a Change in Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:
(i)continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its parent;
(ii)substitution or replacement of such Award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including, without limitation, any applicable performance targets or criteria with respect thereto), in each case as determined by the Committee in its sole discretion;
(iii)acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR Award, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR Award without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, either (A) in the case of an Award held by a non-employee Director only, immediately prior to or as of the date of the Change in Control, (B) upon the Participant’s involuntary Termination of Service (including upon a termination of the Participant’s employment by the Company (or a successor corporation or its parent) without “cause” or by the Participant for “good reason”, as such terms may be defined in the applicable Award Agreement and/or the Participant’s employment agreement or offer letter, as the case may be) within a specified period prior to, on or within 24 months following such Change in Control or (C) upon the failure of the successor or surviving entity (or its parent) to continue or assume or substitute or replace such Award;
(iv) in the case of a Performance Award, determination of the level of attainment of the applicable performance condition(s); and
(v)cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided that, in the case of an Option or SAR Award, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of an Option or SAR Award is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SAR Awards for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code.
Section 14.    Minimum Vesting Requirements. Notwithstanding anything to the contrary herein, and subject to Section 13, Awards shall vest over a period of not less than one year following the date of grant (the “Minimum Vesting Requirements”); provided, however, that the Committee may, in its sole discretion, (i) accelerate the vesting of Awards or otherwise lapse or waive the Minimum Vesting Requirements upon (A) the Participant’s death or “disability” (as such term may be defined in the applicable Award Agreement and/or the Participant’s employment agreement or offer letter, as the case may be) or (B) a Change in Control (subject to the requirements of Section 13) and (ii) grant Awards that are not subject to the Minimum Vesting Requirements with respect to 5% or less of the Shares available for issuance under the Plan (as set forth in Section 5(a), as may be adjusted pursuant to Section 5(c)).

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Section 15.    General Provisions Applicable to Awards.
(a)Awards shall be granted for such cash or other consideration, if any, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.
(b)Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.
(c)Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.
(d)Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant other than by will or pursuant to Section 15(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 15(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.
(e)A Participant may designate a Beneficiary or change a previous Beneficiary designation only at such times as prescribed by the Committee, in its sole discretion, and only by using forms and following procedures approved or accepted by the Committee for that purpose.
(f)All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise or settlement thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(g)The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Committee’s satisfaction, (ii) as determined by the Committee, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws, stock market or exchange rules and regulations or accounting or tax rules and regulations and (iii) the Participant has executed and delivered to the Company such documentation (including any representations or agreements) as the Committee deems necessary or appropriate. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Committee determines is necessary to the lawful issuance and sale of any Shares, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
(h)The Committee may impose restrictions on any Award with respect to non-competition, non-solicitation, non-disparagement, confidentiality and other restrictive covenants, or requirements to comply with minimum share ownership requirements, or retention requirements, as it deems necessary or appropriate in its sole discretion and in accordance with applicable laws, which such restrictions may be set forth in any applicable Award Agreement, policy of the Company or otherwise.
Section 16.    Amendments and Terminations.
(a)Amendment or Termination of the Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) subject to Section 5(c) and Section 13, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration,

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suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 20. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary or desirable to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.
(b)Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.
(c)Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 5(c) and Section 13, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 20. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
(d)No Repricing. Notwithstanding anything in the Plan to the contrary, except as provided in Section 5(c), no action (including the repurchase of Options, SARs or similar Awards (in each case, that are “out of the money”) for cash and/or other property) shall directly or indirectly, through cancellation and grant or regrant of any Award, repurchase or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any Award established at the time of grant thereof without approval of the Company’s shareholders.
Section 17.    Miscellaneous.
(a)No Employee, Consultant, Director, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.
(b)The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Subsidiary. Further, the Company or any applicable Subsidiary may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding on the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.
(c)Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(d)The Committee may authorize the Company to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes and, unless otherwise determined by the Committee in its discretion, to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10.

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(e)If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.
(f)Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
(g)No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(h)Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.
Section 18.    Effective Date of the Plan. The Plan shall be effective as of the Effective Date.
Section 19.    Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the 10-year anniversary of the Effective Date; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 16(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.
Section 20.    Cancellation or “Clawback” of Awards.
(a)The Committee may specify in an Award Agreement that a Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, a Termination of Service with or without “cause” (as such term may be defined in the applicable Award Agreement and/or the Participant’s employment agreement or offer letter, as the case may be) (and, in the case of any “cause” that is resulting from an indictment or other non-final determination, the Committee may provide for such Award to be held in escrow or abeyance until a final resolution of the matters related to such event occurs, at which time the Award shall either be reduced, cancelled or forfeited (as provided in such Award Agreement) or remain in effect, depending on the outcome), violation of material policies, breach of non-competition, non-solicitation, non-disparagement, confidentiality or other restrictive covenants, or requirements to comply with minimum share ownership requirements, that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.
(b)The Committee shall have full authority to implement any policies and procedures necessary to comply with any reduction, cancellation, forfeiture or recoupment requirement imposed under any applicable laws, rules, regulations or stock exchange listing standard or under any associated Company recoupment policy, including Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes and any other regulatory regimes, including Rule 10D-1 of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

Annex C: MSCI Inc. 2025 Omnibus Incentive Plan | MSCI	141

Section 21.    Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A of the Code.
Section 22.    Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 13(b).
Section 23.    Data Protection. By participating in the Plan, each Participant agrees to the holding and processing of personal information provided by the Participant to the Company or any Affiliate, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:
(a)administering and maintaining Participant records;
(b)providing information to the Company, any Subsidiary, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;
(c)providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which the Participant works; and
(d)transferring information about the Participant to any country or territory that may not provide the same information protection or rights as the Participant's home country.
Section 24.    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

MSCI INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

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V66039-P26476

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MSCI INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Robert G. Ashe	☐	☐	☐
1b. Henry A. Fernandez	☐	☐	☐
1c. Robin Matlock	☐	☐	☐
1d. Jacques P. Perold	☐	☐	☐
1e. C.D. Baer Pettit	☐	☐	☐
1f. Sandy C. Rattray	☐	☐	☐
1g. Linda H. Riefler	☐	☐	☐
1h. Michelle Seitz	☐	☐	☐
1i. Marcus L. Smith	☐	☐	☐
1j. Rajat Taneja	☐	☐	☐
1k. Paula Volent	☐	☐	☐
1l. June Yang	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. To approve, by advisory vote, our executive compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
3. To approve the MSCI Inc. 2025 Omnibus Incentive Plan.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
4. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditor.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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V66040-P26476

MSCI INC.
Annual Meeting of Shareholders April 22, 2025 at 2:30 P.M. Eastern Time

This proxy is solicited by the Board of Directors of MSCI Inc. The undersigned hereby appoints each of Cecilia Aza and Robert J. Gutowski as proxies of the undersigned, each with full power of substitution, to represent the undersigned and to vote as designated on the reverse side of this proxy card all of the shares of common stock of MSCI Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of MSCI Inc. to be held live via the Internet on April 22, 2025 at 2:30 P.M. Eastern Time, and at any adjournments or postponements thereof, upon all matters that may properly come before the meeting. You can virtually attend the meeting online by visiting www.virtualshareholdermeeting.com/MSCI2025. **If no such direction is made, the proxy will be voted in accordance with the Board of Directors' recommendations.**

Continued and to be signed on reverse side